     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL  , 1997



                                                      REGISTRATION NO. 333-02249

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                            POST-EFFECTIVE AMENDMENT
                                     NO. 1


                            ------------------------

                       PROTECTIVE LIFE INSURANCE COMPANY

             (Exact name of registrant as specified in its charter)

             TENNESSEE                             63-0169720                                6355
  (State or other jurisdiction of               (I.R.S. Employer                 (Primary Standard Industrial
  incorporation or organization)             Identification Number)                  Classification Code)

                             2801 Highway 280 South

                           Birmingham, Alabama 35223

                                 (205) 879-9230

    (Address, including zip code, and telephone number, including area code, of principal executive office)

                            ------------------------

                                  Carolyn King
              Senior Vice President, Investment Products Division

                       Protective Life Insurance Company
                                 P. O. Box 2606
                           Birmingham, Alabama 35202
                                 (205) 879-9230

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:


         Stephen E. Roth, Esq.                   Steve M. Callaway, Esq.
  Sutherland, Asbill & Brennan, L.L.P.      Protective Life Insurance Company
     1275 Pennsylvania Avenue, N.W.                   P. O. Box 2606
      Washington, D.C. 20004-2404               Birmingham, Alabama 35202

                            ------------------------


    If any of the securities that have been registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/


    Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained herein also relates to Registration Statement Nos. 33-31940, 33-39345, and 33-57052.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       PROTECTIVE LIFE INSURANCE COMPANY
                       Cross Reference Sheet Pursuant to
                          Regulation S-K, Item 501(b)

             FORM S-1 ITEM NUMBER AND CAPTION HEADING IN PROSPECTUS

       1.  Forepart of the Registration Statement and
           Outside Front Cover Page of Prospectus......  Outside Front Cover Page

       2.  Inside Front and Outside Back Cover Pages of
           Prospectus..................................  Capsule Summary of the Contract; Table of
                                                         Contents

       3.  Summary Information, Risk Factors and Ratio
           of Earnings to Fixed Charges................  Outside Front Cover Page; Capsule Summary
                                                         of the Contract; Glossary of Special
                                                         Terms

       4.  Use of Proceeds.............................  Investments by Protective

       5.  Determination of Offering Price.............  Not Applicable

       6.  Dilution....................................  Not Applicable

       7.  Selling Security Holders....................  Not Applicable

       8.  Plan of Distribution........................  Distribution of Contracts

       9.  Description of Securities to be
           Registered..................................  Capsule Summary of the Contract;
                                                         Description of Contracts, Appendix B;
                                                         Appendix C

      10.  Interests of Named Experts and Counsel......  Not Applicable

      11.  Information with Respect to the
           Registrant..................................  Protective Life Insurance Company;
                                                         Executive Officers and Directors;
                                                         Executive Compensation; Financial
                                                         Statements; Legal Proceedings

      12.  Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities.................................  Undertakings

P R O S P E C T U S

                     MODIFIED GUARANTEED ANNUITY CONTRACTS
                                   Issued by
                       Protective Life Insurance Company
                                 ("Protective")
                                 P.O. Box 2606
                           Birmingham, Alabama 35202
                                 (205) 879-9230

                            ------------------------

    This Prospectus describes interests in a Group Modified Guaranteed Annuity Contract and an Individual Modified Guaranteed Annuity Contract. Both are designed and offered to provide annuity payments in connection with retirement programs that may or may not qualify for special income tax treatment under the Internal Revenue Code. With respect to the Group Contract, eligible individuals include persons who have established accounts with certain broker-dealers which have entered into distribution agreements to offer interests in the Group Modified Guaranteed Annuity Contract, and members of other eligible groups. (See "Distribution of Contracts"). An Individual Modified Guaranteed Annuity Contract is offered in certain states.

    Participation in a Group Contract will be separately accounted for by the issuance of a Certificate evidencing your interest under the Group Contract. Participation in an Individual Contract is evidenced by the issuance of an Individual Modified Guaranteed Annuity Contract. The Group Contract, Certificate and Individual Modified Guaranteed Annuity Contract are hereafter referred to collectively as the "Contract".

    An Annuity Deposit of at least $10,000 is required in order to purchase a Contract. Additional Annuity Deposit(s) can be made to the Contract. Regardless of the number of Annuity Deposit(s) made, only one Contract will be issued. Protective Life Insurance Company reserves the right to limit the total amount of your Annuity Deposit(s).

    Each Annuity Deposit (less Premium Taxes, if applicable) will be allocated at your direction to one or more Sub-Accounts which correspond to the Guaranteed Periods chosen by you and will accumulate at the Guaranteed Interest Rate or Rates applicable to such Guaranteed Periods established by Protective. Several Guaranteed Periods are currently offered by the Company. PARTIAL AND FULL SURRENDERS MADE PRIOR TO THE END OF A GUARANTEED PERIOD MAY BE SUBJECT TO A SURRENDER CHARGE, AND WILL BE SUBJECT TO A MARKET VALUE ADJUSTMENT, WHICH COULD EITHER INCREASE OR DECREASE YOUR ACCOUNT VALUE.

    PLEASE READ THIS PROSPECTUS CAREFULLY. INVESTORS SHOULD KEEP A COPY FOR FUTURE REFERENCE.

AN INVESTMENT IN THE CONTRACT IS NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, NOR IS THE CONTRACT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. AN INVESTMENT IN THE CONTRACT INVOLVES CERTAIN RISKS, INCLUDING THE LOSS OF ANNUITY DEPOSITS (PRINCIPAL).
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is May 1, 1997

                        CAPSULE SUMMARY OF THE CONTRACT

    This Prospectus describes Group and Individual Modified Guaranteed Annuity Contracts issued by Protective Life Insurance Company. These Contracts may be issued to any eligible employer, entity or other organized group acceptable to us or to an individual in certain states.

    The Contract may be issued pursuant to nonqualified retirement plans or plans qualifying for special tax treatment such as Individual Retirement Annuities or Accounts, H.R. 10 plans, corporate pension or profit-sharing plans, Tax-Sheltered Annuities or Section 457 Deferred Compensation ("Section 457") plans.


    You must submit properly completed application information along with an Annuity Deposit to receive a Contract. Your initial Annuity Deposit must be at least $10,000 unless approved by the Company. Additional Annuity Deposits can be made to the Contract. Regardless of the number of Annuity Deposits made, only one Contract will be issued. We reserve the right to limit the total amount of your Annuity Deposit(s). Each Annuity Deposit will be allocated to one or more Sub-Accounts which correspond to the Guaranteed Periods that you specify. The minimum allocation to a Sub-Account is $10,000. You select Initial Guaranteed Period(s) from among those offered by Protective at the time an Annuity Deposit is made. A Guaranteed Period is the period of years for which a rate of interest is guaranteed. During an Initial Guaranteed Period, the portion of your Annuity Deposit allocated to a Sub-Account and any initial interest credited thereon will earn interest at the applicable Initial Guaranteed Interest Rate as established by Protective, at an effective interest rate after daily compounding of interest has been taken into account.


    Unless you elect a different duration from among those then offered by us within twenty days prior to or ten days after the end of an Initial Guaranteed Period, the corresponding Sub-Account Value will be automatically transferred to a Subsequent Guaranteed Period of either (i) the same duration as the Initial
Guaranteed Period if then offered by us; or (ii) the shortest duration then offered by us which is closest to the same duration as the Initial Guaranteed Period. The Sub-Account Value as of the first day of each Subsequent Guaranteed Period will earn interest at the Subsequent Guaranteed Interest Rate. PROTECTIVE'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEED RATES TO BE DECLARED. WE CANNOT PREDICT NOR DO WE GUARANTEE FUTURE GUARANTEED RATES. (See "Establishment of Guaranteed Interest Rates").

    We make no charges to your Annuity Deposit when it is received by us (except deduction for premium taxes, where applicable). Full and partial surrenders from each Sub-Account are permitted subject to certain restrictions. A full or partial surrender made prior to the end of a Guaranteed Period will be subject to a Market Value Adjustment and may be subject to a Surrender Charge, which could result in the receipt of less than your Annuity Deposit(s). A Surrender Charge will apply during the first seven years of each Initial and each Subsequent Guaranteed Period. For each Initial or Subsequent Guaranteed Period with durations longer than seven years, a Surrender Charge will only apply during the first seven years. The Surrender Charge is equal to a specified Surrender Charge Percentage (maximum 6%) applied to the amount of each full or partial surrender requested less any amount available as an Interest Withdrawal. (See "Interest Withdrawals" and "Surrender Charges").

    You may withdraw all or a portion of the interest that has been credited during the prior Contract Year at any time during the current Contract Year if you so request in a form and manner acceptable to Protective. We reserve the right to limit such withdrawals to once during a Contract Year. No Surrender Charge or Market Value Adjustment will be imposed on such Interest Withdrawals. Any such withdrawal may, however, be subject to tax, including the 10% penalty tax under the Internal Revenue Code.

    A Market Value Adjustment is applied when you request a full or partial surrender from a Sub-Account prior to the end of the Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between (i) the Treasury Rate currently established for the same term as the Guaranteed Period from which the full or partial surrender is being made, and (ii) the Treasury Rate initially established for the Guaranteed Period from which the full or partial surrender is being made. The Treasury Rate is the annual effective interest rate credited to United States Treasury instruments, as published by a nationally recognized service. It is possible that Treasury Rates may be higher at the time of surrender than at the time a Sub-Account is established; therefore the amount you would receive upon a full or partial surrender of your Contract may be less than the portion of your Annuity Deposit allocated to each Sub-Account plus any interest credited thereon. If such Treasury Rates are lower at the time of surrender than at the time a Sub-Account is established, the amount you would receive upon a full or partial surrender may be more than the portion of your Annuity Deposit allocated to each Sub-Account plus any interest credited thereon. (See "Market Value Adjustment").

    Partial or full surrenders are generally taxable, and may also may be subject to a 10% penalty tax under the Internal Revenue Code (See the discussion on page ). We may defer payment of any full or partial surrender for a period not exceeding 6 months from the date of our receipt of your notice of surrender or the period permitted by state insurance law, if less.


    On the Annuity Commencement Date specified by you, Protective will make a lump-sum payment or start to pay a series of payments based on the Annuity Option selected by you. Any applicable Surrender Charges and Market Value Adjustment will be deducted upon the application of your Net Account Value to purchase an Annuity on the Annuity Commencement Date. To elect an Annuity Option you must notify us of the Annuity Option you are electing, 30 days prior to the Annuity Commencement Date. (See "Annuity Benefits").


    This Contract provides for a Death Benefit. If any Participant dies before the Annuity Commencement Date a Death Benefit will be payable to the Beneficiary. If no Beneficiary designation is in effect or if there is no designated Beneficiary living, the Death Benefit will be paid to the estate of the deceased Participant. If any Participant is not an individual, the death or change of Annuitant will be treated as the death of a Participant.


    The Death Benefit will generally equal the greater of: (1) the Account Value, less applicable Premium Taxes; or (2) the Net Account Value. The Death Benefit is calculated as of the date due proof of death is received by the Company. If a claim is received six (6) months or more after the date of death, however, the Death Benefit will equal the Net Account Value. If any Participant of this Contract is not a natural person, upon the change of the Annuitant, the Death Benefit will equal the Net Account Value. Only one Death Benefit is payable under this Contract, even though the Contract may continue beyond a Participant's death.


    The Death Benefit may be paid in one sum. In all events, the entire Death Benefit, including any interest accrued thereon, must be distributed within five years of the date of death unless: (a) it is payable over the life of the Beneficiary with distributions beginning within one year of the date of death; or (b) it is payable over a period not extending beyond the life expectancy of the Beneficiary with distributions beginning within one year of the date of death; or (c) the deceased Participant's spouse is the Beneficiary and, in lieu of receiving the Death Benefit, continues the Contract and becomes the new Participant.

    If the deceased Participant's spouse continues the Contract and becomes the new Participant, upon such spouse's death, a Death Benefit will become payable to the new Beneficiary (determined at the time of the spouse's death). The Death Benefit, including any interest accrued thereon must be distributed within five years of the spouse's death.

    Under any Contract subject to Premium Tax, the Premium Tax will be deducted, as provided under applicable law, from the Annuity Deposit when received, upon full or partial surrender, from the amount applied to effect an Annuity at the time Annuity payments commence, or from the Death Benefit.

    We will furnish you with a report annually showing your Account Value, Sub-Account Values and interest credited. The report will not include our financial statements.

    You may cancel your Contract within twenty days after receipt by returning or mailing it to us or our Agent. We will refund your Annuity Deposit, and the Contract will be as though it had never been issued.

    CONTRACTS PURCHASED PRIOR TO MAY 1, 1996, PROVIDE RIGHTS AND BENEFITS, AND MAY IMPOSE SURRENDER CHARGES AND A MARKET VALUE ADJUSTMENT, THAT DIFFER IN CERTAIN IMPORTANT RESPECTS FROM THE RIGHTS, BENEFITS, CHARGES, AND MARKET VALUE ADJUSTMENT DESCRIBED BELOW. A PARTICIPANT SHOULD CONSULT HIS OR HER CONTRACT. IN ADDITION, IF YOU PURCHASED YOUR CONTRACT PRIOR TO MAY 1, 1996 BUT ON OR AFTER SEPTEMBER 10, 1991, YOU SHOULD CONSULT APPENDIX B TO THIS PROSPECTUS. IF YOU PURCHASED YOUR CONTRACT PRIOR TO SEPTEMBER 10, 1991, YOU SHOULD CONSULT APPENDIX C TO THIS PROSPECTUS. IF YOU HAVE QUESTIONS REGARDING YOUR CONTRACT, CONTACT OUR ADMINISTRATIVE OFFICE.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                ---
GLOSSARY OF SPECIAL TERMS.....................................................................................    1
DESCRIPTION OF CONTRACTS......................................................................................    3
A.        General.............................................................................................    3
B.        Application Information, Annuity Deposit............................................................    3
C.        Initial and Subsequent Guaranteed Periods...........................................................    4
D.        Establishment of Guaranteed Interest Rates..........................................................    6
E.        Surrenders..........................................................................................    7
      1.   Surrender Charges..................................................................................    7
      2.   Market Value Adjustment............................................................................    8
      3.   Interest Withdrawals...............................................................................    9
F.        Premium Taxes.......................................................................................    9
G.        Death Benefit.......................................................................................    9
H.        Annuity Benefits....................................................................................   10
      1.   Electing the Annuity Commencement Date and Form of Annuity.........................................   10
      2.   Change of Annuity Commencement Date, Annuity Option, or Annuitant..................................   11
      3.   Annuity Options....................................................................................   11
      4.   Annuity Payment....................................................................................   11
      5.   Death of Annuitant or Participant After Annuity Commencement Date..................................   12
INVESTMENTS BY PROTECTIVE.....................................................................................   12
OTHER PROVISIONS..............................................................................................   13
A.        Contract Transactions...............................................................................   13
B.        Amendment of Contracts..............................................................................   14
C.        Assignment of Contracts.............................................................................   14
DISTRIBUTION OF CONTRACTS.....................................................................................   14
FEDERAL TAX MATTERS...........................................................................................   14
A.        Introduction........................................................................................   14
B.        The Company's Tax Status............................................................................   14
C.        Taxation of Annuities in General --.................................................................   15
      1.   Tax Deferral During Accumulation Period............................................................   15
      2.   Taxation of Partial and Full Withdrawals...........................................................   15
      3.   Taxation of Annuity Payments.......................................................................   16
      4.   Taxation of Death Benefit Proceeds.................................................................   16
      5.   Penalty Tax on Premature Distributions.............................................................   16
      6.   Aggregation of Contracts...........................................................................   17
D.   Qualified Retirement Plans...............................................................................   17
      1.   In General.........................................................................................   17
           a.  Individual Retirement Annuities................................................................   17
           b.  Simplified Employee Pensions (SEP-IRAs)........................................................   17
           c.  Corporate and Self-Employed ("H.R. 10" and "Keogh") Pension and Profit-Sharing Plans...........   18
           d.  Tax-Sheltered Annuities........................................................................   18
           e.  Deferred Compensation Plans of State and Local Governments and Tax-Exempt Organizations........   18
      2.   Direct Rollover Rules..............................................................................   18
E.   Federal Income Tax Withholding...........................................................................   19

                                                                                                                PAGE
                                                                                                                ---
PROTECTIVE LIFE INSURANCE COMPANY.............................................................................   20
A.        Business............................................................................................   20
B.        Selected Financial Data.............................................................................   23
C.        Management's Discussion and Analysis of Financial Condition and Results of Operations...............   24
      1.   Results of Operations..............................................................................   24
           a.  Premiums and Policy Fees.......................................................................   24
           b.  Net Investment Income..........................................................................   25
           c.  Realized Investment Gains (Losses).............................................................   25
           d.  Other Income...................................................................................   26
           e.  Income Before Income Tax.......................................................................   26
           f.  Income Tax Expense.............................................................................   28
           g.  Net Income.....................................................................................   28
           h.  Known Trends and Uncertainties.................................................................   28
           i.  Recently Issued Accounting Standards...........................................................   30
      2.   Liquidity and Capital Resources....................................................................   31
      3.   Impact of Inflation................................................................................   33
D.        Insurance in Force..................................................................................   34
E.        Underwriting........................................................................................   35
F.        Investments.........................................................................................   35
G.        Indemnity Reinsurance...............................................................................   39
H.        Policy Liabilities and Accruals.....................................................................   40
I.        Federal Income Tax Consequences.....................................................................   40
J.        Competition.........................................................................................   40
K.        Regulation..........................................................................................   41
L.        Recent Developments.................................................................................   43
M.        Employees...........................................................................................   43
N.        Properties..........................................................................................   43
DIRECTORS AND EXECUTIVE OFFICERS..............................................................................   44
EXECUTIVE COMPENSATION........................................................................................   45
CERTAIN TRANSACTIONS..........................................................................................   53
LEGAL PROCEEDINGS.............................................................................................   54
EXPERTS.......................................................................................................   54
LEGAL MATTERS.................................................................................................   54
REGISTRATION STATEMENT........................................................................................   54
APPENDIX A....................................................................................................  A-1
APPENDIX B....................................................................................................  B-1
APPENDIX C....................................................................................................  C-1
FINANCIAL STATEMENTS..........................................................................................  F-1


    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THAT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF, OR SOLICITATION OF AN OFFER TO ACQUIRE, ANY CONTRACTS OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION.

                           GLOSSARY OF SPECIAL TERMS

    "We", "Us", "Our", "Protective", and "Company" refer to Protective Life Insurance Company. With respect to a Group Modified Guaranteed Annuity Contract, "You", "Your", and "Participant" refer to a person/persons who has/have been issued a Certificate. With respect to an Individual Modified Guaranteed Annuity Contract, "You", "Your", and "Participant" refer to a person who has been issued a Contract. The Group Modified Guaranteed Annuity Contract, Certificate, and Individual Modified Guaranteed Annuity Contract are hereinafter referred to collectively as "Contract".

DEFINITIONS

    ACCOUNT VALUE -- The sum of all Sub-Account Values.

    ADMINISTRATIVE OFFICE -- 2801 Highway 280 South, Birmingham, Alabama 35223.

    ANNUITANT -- Annuity payments may depend upon the continuation of the life of a person. That person is called an Annuitant and is named in the Certificate. If an Annuitant is not a Participant and dies prior to the Annuity Commencement Date, the Participant first named on the Application will become the Annuitant, unless the Participant designates otherwise. The Annuitant is the "Payee" for the purposes of the Annuity Table.

    ANNUITY -- A series of predetermined periodic payments.

    ANNUITY COMMENCEMENT DATE -- The date on which annuity payments begin.

    ANNUITY DEPOSIT(S) -- Annuity Deposits (less Premium Taxes, if applicable) made and allocated to the Guaranteed Period(s) you select under the Contract. Each Annuity Deposit and each allocation to a Guaranteed Period must be at least $10,000. We reserve the right to limit the amount of your Annuity Deposits. Only one Contract will be issued regardless of the number of Annuity Deposits you make.

    BENEFICIARY -- The person entitled to receive the benefits under the Contract, if any, upon the death of any Participant.

      PRIMARY -- The person named to receive the death benefits upon any Participant's death. Upon the death of any Participant, the surviving Participant, if any, will become the Primary Beneficiary.

      CONTINGENT -- The person named to receive the death benefits if the Primary Beneficiary is not living at the time of a Participant's death. If no Beneficiary designation is in effect or if no Beneficiary is living at the time of a Participant's death, the estate of the deceased Participant will be the Beneficiary.

      IRREVOCABLE -- An irrevocable Beneficiary is one whose consent is needed to change the Beneficiary designation, or to exercise certain other rights under the Contract.

    CERTIFICATE -- The individual Certificate issued by the Company to a Participant or to the Contract Holder for delivery to the Participant together with any endorsements attached, and the application information. The Certificate summarizes the provisions of the Contract and evidences that an Annuity Deposit has been made by or on behalf of a Participant under the Contract.

    CERTIFICATE DATE OR CONTRACT DATE -- The date shown on the Certificate and on which the Certificate takes effect. The Contract Date is the date shown on the Contract and on which the Contract takes effect. "Certificate Years" or "Contract Years" are measured from the Certificate Date or Contract Date.

    COMPANY -- Protective Life Insurance Company.

    CONTRACT -- The Certificate evidencing an interest in the Group Modified Guaranteed Annuity Contract as set forth in this Prospectus together with any endorsements attached, and the application information. Also, any reference in this Prospectus to Contract includes the underlying Group Modified Guaranteed Annuity Contract and the Individual Modified Guaranteed Annuity Contract issued in certain states.

    GUARANTEED PERIOD -- The period for which either an Initial or Subsequent Guaranteed Interest Rate will be credited to a Sub-Account under a Contract. Guaranteed Periods will be designated as being either "Initial" or "Subsequent".

    INITIAL GUARANTEED INTEREST RATE -- For each Annuity Deposit, the effective rate of interest, calculated after daily compounding of interest has been taken into account, which is used in determining the interest credited to a Sub-Account during the Initial Guaranteed Period. The rate(s) applicable to the original Annuity Deposit is specified in each Contract.

    MARKET VALUE ADJUSTMENT -- The adjustment made to a Sub-Account Value when a full or partial surrender is requested prior to the end of an Initial or Subsequent Guaranteed Period.

    NET ACCOUNT VALUE -- The sum of all Net Sub-Account Values.

    NET SUB-ACCOUNT VALUE -- The Sub-Account Value after application of the Market Value Adjustment and deductions for any Surrender Charges and applicable Premium Taxes.

    PARTICIPANT -- The person(s) eligible to participate pursuant to the eligibility requirements set forth in the Contract and for whom the Company has received an Annuity Deposit.

    QUALIFIED PLAN -- Retirement plans which receive favorable tax treatment under sections 401, 403, 408, or 457 of the Internal Revenue Code of 1986, as amended.

    SUB-ACCOUNT -- Each Annuity Deposit will be allocated to one or more Sub-Accounts as directed by the Participant. Each Sub-Account will correspond to a specified Guaranteed Period and Guaranteed Interest Rate.

    SUB-ACCOUNT VALUES -- The amount equal to that part of each Annuity Deposit allocated by a Participant to a Sub-Account(s), or any amount transferred to a Sub-Account(s) at the end of a Guaranteed Period increased by all interest credited and decreased by amounts due to previous full or partial surrenders (including Surrender Charges, Market Value Adjustments, and Premium Taxes thereon) and previous interest withdrawals. The Sub-Account Value of each Sub-Account under this Certificate must be $10,000 at all times.

    SUBSEQUENT GUARANTEED INTEREST RATE -- The effective rate of interest, calculated after daily compounding of interest has been taken into account, which is established by Protective for any applicable Subsequent Guaranteed Period.

    SURRENDER CHARGE -- A Surrender Charge, if applicable, is deducted from any Sub-Account Value from which a full or partial surrender is made prior to the end of an Initial or Subsequent Guaranteed Period. A Surrender Charge will apply during the first seven years of each Initial and each Subsequent Guaranteed Period. The Surrender Charge is equal to a specified Surrender Charge Percentage (maximum 6%) applied to the amount of each full or partial surrender requested less any amount available under Interest Withdrawals.

    SURRENDER DATE -- The date Protective receives the request for a surrender.

    SURRENDER VALUE -- The amount available for a full or partial surrender.

    WRITING -- A written form satisfactory to the Company and filed at the Administrative Office of the Company in Birmingham, Alabama. All correspondence should be sent to P. O. Box 2606, Birmingham, Alabama 35202.

                            DESCRIPTION OF CONTRACTS

A.  GENERAL

    The Contract is a group allocated contract pursuant to which specific accounts are maintained for each Participant. The Contract may be issued to any employer, entity or other organized group acceptable to Protective. The Contract may be issued in connection with either Qualified or Nonqualified Plans. Qualified Plans include "H.R. 10" plans, Individual Retirement Annuities or Accounts, corporate pension and profit-sharing plans, Tax-Sheltered Annuities and Section 457 Deferred Compensation Plans. An Individual Modified Guaranteed Annuity Contract is offered in certain states.

    An eligible member of a group to which a Contract has been issued may become a Participant by completing application information and forwarding payment of an Annuity Deposit to us. Protective reserves the right to accept or decline a request to issue a Contract. The rights and benefits of a Participant under a Contract are summarized in a Certificate issued to the Participant. Provisions of the Contract are controlling. All such rights and benefits may be exercised without the consent of the Contract Holder. However, provisions of any plan in connection with which the Contract has been issued may restrict a person's eligibility to participate under the Contract, the minimum or maximum amount of the Annuity Deposit, and the Participant's ability to exercise the rights and/or receive the benefits provided under the Contract.


    Contracts will be issued to Protective Financial Insurance Trust (AmSouth Bank, Birmingham, Alabama, Trustee) as Contract Holder for a group comprised of account holders of broker-dealers, employers, or other entities and organized groups. Participation under these groups is not permissible in some states. Only a group contract is offered for sale in the State of California. An Individual Modified Guaranteed Annuity Contract may be available in certain states where participation under this group is not permitted.


    Each Annuity Deposit(s) (less Premium Taxes, if applicable) will be allocated at your direction to one or more Sub-Accounts corresponding to the Guaranteed Periods chosen by you. Each Annuity Deposit will accumulate at a specified Guaranteed Interest Rate. Your Account Value is the sum of all of your Sub-Account Values. Each Sub-Account Value is equal to the amount you allocated to the Sub-Account (either as an Annuity Deposit or as part of a transfer of a Sub-Account Value at the end of the previous Guaranteed Period), plus the interest credited thereto at the Guaranteed Interest Rate, as adjusted for any full or partial surrenders (including Market Value Adjustments, Surrender Charges, Premium Taxes thereon and previous interest withdrawals). We quote a Guaranteed Interest Rate for each Guaranteed Period currently being offered by the Company.

    CONTRACTS PURCHASED PRIOR TO MAY 1, 1996, PROVIDE RIGHTS AND BENEFITS, AND MAY IMPOSE SURRENDER CHARGES AND A MARKET VALUE ADJUSTMENT, THAT DIFFER IN CERTAIN IMPORTANT RESPECTS FROM THE RIGHTS, BENEFITS, CHARGES, AND MARKET VALUE ADJUSTMENT DESCRIBED BELOW. A PARTICIPANT SHOULD CONSULT HIS OR HER CONTRACT. IN ADDITION, IF YOU PURCHASED YOUR CONTRACT PRIOR TO MAY 1, 1996 BUT ON OR AFTER SEPTEMBER 10, 1991, YOU SHOULD CONSULT APPENDIX B TO THIS PROSPECTUS. IF YOU PURCHASED YOUR CONTRACT PRIOR TO SEPTEMBER 10, 1991, YOU SHOULD CONSULT APPENDIX C TO THIS PROSPECTUS. IF YOU HAVE QUESTIONS REGARDING YOUR CONTRACT, CONTACT OUR ADMINISTRATIVE OFFICE.

B.  APPLICATION INFORMATION, ANNUITY DEPOSIT

    To apply for a Contract, an Annuity Deposit must accompany application information provided to Protective. The minimum Annuity Deposit is $10,000. Protective retains the right to limit the total amount of Annuity Deposit(s) that can be made, without Administrative Office approval. This amount currently is $1,000,000.

    You will start earning interest on the day your Contract is issued. The effective date of your Contract will be the date we receive your Annuity Deposit at our Administrative Office.

    Additional Annuity Deposit(s) can be made to the Contract. Regardless of the number of Annuity Deposit(s) made, only one Contract will be issued.

C.  INITIAL AND SUBSEQUENT GUARANTEED PERIODS


    You may select the duration of the Guaranteed Periods for each Annuity Deposit from among those durations offered by us at the time the Annuity Deposit is made. Not all Guaranteed Periods are available in all states. You may contact our Administrative Office for the Guaranteed Periods currently being offered. The Guaranteed Period(s) you select for each of your Annuity Deposit(s) will determine the Initial Guaranteed Interest Rate applicable to each Annuity Deposit. We will establish a Sub-Account corresponding to each specified Guaranteed Interest Rate and Guaranteed Period. The minimum allocation to a Sub-Account is $10,000. The Sub-Account will earn interest at this Initial Guaranteed Interest Rate which will be an effective rate per year during the entire Initial Guaranteed Period after taking into account daily compounding of interest. Initial Annuity Deposits of $100,000 or more are currently credited with an interest rate in excess of that credited to smaller Initial Annuity Deposits. In addition, if your account value exceeds $100,000 all subsequent Annuity Deposits and renewals will be credited with the increased interest rate. Protective Life reserves the right to change or discontinue crediting the increased interest rate for future Annuity Deposits at its discretion.


    Set forth below is an illustration of how interest will be credited to your Account Value during each Guaranteed Period. For the purpose of this example we have made the assumptions as indicated.

NOTE: THE FOLLOWING EXAMPLE ASSUMES NO SURRENDERS OR WITHDRAWALS OF ANY AMOUNT AND NO PREMIUM TAX DUE ON ISSUANCE. A MARKET VALUE ADJUSTMENT AND SURRENDER CHARGE MAY APPLY TO ANY SUCH PARTIAL OR FULL SURRENDER MADE PRIOR TO THE END OF A GUARANTEED PERIOD (SEE "SURRENDERS"). THE HYPOTHETICAL INTEREST RATES ARE ILLUSTRATIVE ONLY AND ARE NOT INTENDED TO PREDICT FUTURE INTEREST RATES TO BE DECLARED UNDER THE CONTRACT. ACTUAL INTEREST RATES DECLARED FOR ANY GIVEN GUARANTEED PERIOD MAY BE MORE OR LESS THAN THOSE SHOWN.

             EXAMPLE OF COMPOUNDING AT THE GUARANTEED INTEREST RATE

Deposit:                                         $100,000.00
Guaranteed Period:                                  5 years
Guaranteed Interest Rate:                             6.00%

                                                   YEAR 1         YEAR 2         YEAR 3         YEAR 4         YEAR 5
                                                -------------  -------------  -------------  -------------  -------------
Beginning of Year 1 Account Value:              $  100,000.00
  X (1 + Guaranteed Interest Rate):                      1.06
  = End of Year 1 Account Value:                $  106,000.00
Beginning of Year 2 Account Value:                             $  106,000.00
  X (1 + Guaranteed Interest Rate):                                     1.06
  = End of Year 2 Account Value:                               $  112,360.00
Beginning of Year 3 Account Value:                                            $  112,360.00
  X (1 + Guaranteed Interest Rate):                                                    1.06
  = End of Year 3 Account Value:                                              $  119,101.60
Beginning of Year 4 Account Value:                                                           $  119,101.60
  X (1 + Guaranteed Interest Rate):                                                                   1.06
  = End of Year 4 Account Value:                                                             $  126,247.70
Beginning of Year 5 Account Value:                                                                          $  126,247.70
  X (1 + Guaranteed Interest Rate):                                                                                  1.06
  = End of Year 5 Account Value:                                                                            $  133,822.56

    Total Interest Credited in Guaranteed Period:    $133,822.56 - $100,000.00 =
    $33,822.56

    Account Value at End of Guaranteed Period:    $100,000.00 + $33,822.56 =
    $133,822.56

    Unless you elect to make a full surrender (see "Surrenders"), for each Sub-Account a Subsequent Guaranteed Period will automatically commence at the end of the Initial or Subsequent Guaranteed Period for each Sub-Account. Upon notice to us, Sub-Account Values can be transferred from one Sub-Account to a new Sub-Account at the end of a Guaranteed Period. You may not transfer a Sub-Account Value to any other Sub-Account(s) prior to the end of the existing Sub-Account's Guaranteed Period. The amount remaining in the Sub-Account after transfer must be at least $10,000. Unless you elect a different duration from among those then offered by us within twenty days prior to or ten days after the end of the Guaranteed Period, your Sub-Account Values will be automatically transferred to a Subsequent Guaranteed Period of either (i) the same duration as your previous Guaranteed Period if then offered by us; or (ii) the shortest duration then offered by us which is closest to the same duration as your previous Guaranteed Period. If you elect a different duration, a minimum of $10,000 must be transferred to the Sub-Account with the different duration, and the amount remaining in the Sub-Account with the same duration must be at least $10,000, or $0.

    In no event may Initial or Subsequent Guaranteed Periods extend beyond the Annuity Commencement Date then in effect, which cannot extend beyond the Annuitant's 85th birthday (or a date agreed upon by us). Any request for extension of the maximum Annuity Commencement Date must be approved by the Home Office. For example, if you are age 62 upon the expiration of an Initial Guaranteed Period for a Sub-Account, and you have chosen age 65 as the Annuity Commencement Date, we will automatically provide a three year Subsequent Guaranteed Period for that Sub-Account to equal the number of years remaining before your Annuity Commencement Date (unless a shorter Subsequent Guaranteed Period is requested or is determined in accordance with the guidelines above). Your Sub-Account Value will then earn interest at the Subsequent Guaranteed Interest Rate which we have declared for that duration. The Subsequent Guaranteed Interest Rate for the Subsequent Guaranteed Period automatically applied in these circumstances may be higher or lower than the Initial Guaranteed Rate for longer durations.

    The Sub-Account Value at the beginning of any Subsequent Guaranteed Period will be equal to the Sub-Account Value at the end of the previous Guaranteed Period. This Sub-Account Value will earn interest at the Subsequent Guaranteed Interest Rate. The minimum reinvestment of any one Sub-Account is $10,000.

    At your request within 20 days prior to or ten days after the end of a Guaranteed Period, we will provide you with the then effective Subsequent Guaranteed Interest Rate for specified Subsequent Guaranteed Periods. THE ACTUAL SUBSEQUENT GUARANTEED INTEREST RATE WILL BE DETERMINED AT THE BEGINNING OF THE SUBSEQUENT GUARANTEED PERIOD YOU SELECT, OR THAT IS DETERMINED IN ACCORDANCE WITH THE GUIDELINES ABOVE.

D.  ESTABLISHMENT OF GUARANTEED INTEREST RATES

    Protective has no specific formula for determining the Guaranteed Interest Rates applicable for different Guaranteed Periods. Increased rates may be credited on an initial or subsequent Guaranteed Period if, at the time an initial or additional Annuity Deposit is made or renewed, Account Values then equal or exceed $100,000. Guaranteed interest rates credited to current Account Values will not be changed until renewal. The determination will be reflective of interest rates available on the types of instruments in which Protective intends to invest the proceeds attributable to the Contracts. (See "Investments By Protective"). In addition, Protective's management may also consider various other factors in determining current Guaranteed Interest Rates for a given period, including regulatory and tax requirements; sales commissions and administrative expenses borne by Protective; general economic trends; and competitive factors. PROTECTIVE'S MANAGEMENT WILL MAKE THE FINAL

DETERMINATION AS TO GUARANTEED INTEREST RATES TO BE DECLARED. WE CANNOT PREDICT NOR DO WE GUARANTEE FUTURE GUARANTEED INTEREST RATES.

E.  SURRENDERS

    Full surrenders from the Sub-Accounts may be made at any time. Partial surrenders may only be made if each remaining Sub-Account Value is at least $10,000. You must specify the Sub-Accounts from which the partial surrender is to be made. If a Sub-Account has the same Guaranteed Period as any other Sub-Account, the partial surrender must come first from the Sub-Account with the shortest time remaining in the Guaranteed Period.

    In the case of certain Qualified Plans, Federal tax law imposes restrictions on the form and manner in which benefits may be paid. For example, spousal consent may be needed in certain instances before a distribution may be made.

    1.  SURRENDER CHARGES

    A Surrender Charge, if applicable, will be applied to a full or partial surrender from a Sub-Account requested prior to the end of a Guaranteed Period. A Surrender Charge will apply during the first seven years of each Initial and each Subsequent Guaranteed Period. The Surrender Charge is equal to a specified Surrender Charge Percentage (set forth below) applied to the amount of each full or partial surrender requested less any amount available as an Interest Withdrawal. The Surrender Charge will be deducted from the remaining Sub-Account Value from which the full or partial surrender is made.

   NUMBER OF COMPLETED YEARS       SURRENDER CHARGE
    IN A GUARANTEED PERIOD            PERCENTAGE
-------------------------------  ---------------------
                   0                          6%
                   1                          6%
                   2                          5%
                   3                          4%
                   4                          3%
                   5                          2%
                   6                          1%
                   7+                         0%


    There is no Surrender Charge after the first seven years of each Initial or Subsequent Guaranteed Periods with a duration greater than seven years. In addition, for purposes of determining amounts subject to the Surrender Charge, we will consider surrendered amounts first to be Interest Withdrawals, to the extent interest credited to your Sub-Accounts during the prior Contract Year has not yet been withdrawn. No Surrender Charge (or Market Value Adjustment) is imposed on these Interest Withdrawal amounts. (See "Interest Withdrawals").


    Surrender Charges and Market Value Adjustments will not apply to full or partial surrenders made from Sub-Accounts at the end of an Initial or Subsequent Guaranteed Period. The Surrender Value will equal the Sub-Account Value on this date. A request for a surrender at the end of an Initial or Subsequent Guaranteed Period must be received in a form acceptable to Protective within twenty days prior to or ten days after the end of such Initial or Subsequent Guaranteed Period.

    If the date we receive your request for a full or partial surrender is prior to the end of an Initial or Subsequent Guaranteed Period, the Surrender Value will be calculated as of the Surrender Date by the Company using the following formula:

                   SURRENDER VALUE = (A - S - M - P), WHERE:

  A      =    the amount of the full or partial surrender;
  S      =    the amount of Surrender Charge;
  M      =    the amount of the Market Value Adjustment; and
  P      =    the amount of applicable Premium Taxes;

    Protective will, upon the date of receipt of your request, inform you of the amounts available for full or partial surrenders.

    Any full or partial surrender may be subject to Federal and state income tax (see "Federal Tax Matters"). and, in some cases, Premium Tax (See "Premium Taxes"). Under certain Qualified Plans, the consent of your spouse may be required. Under Tax-Sheltered Annuities withdrawals attributable to contributions made pursuant to a salary reduction agreement may be made only in limited circumstances.


    Any applicable Surrender Charges and a Market Value Adjustment will be deducted upon the application of your Net Account Value to purchase an Annuity on the Annuity Commencement Date. To elect an Annuity Option you must notify us in writing within 30 days prior to the Annuity Commencement Date.


    We may defer payment of any full or partial surrender for a period not exceeding 6 months from the date of our receipt of your notice of surrender or the period permitted by state insurance law, if less.

    2.  MARKET VALUE ADJUSTMENT


    The amount payable on a full or partial surrender made prior to the end of any Guaranteed Period will be adjusted up or down by the application of the Market Value Adjustment formula. Such a Market Value Adjustment is applied to the Sub-Account Value. For purposes of determining amounts subject to the Market Value Adjustment, we will consider surrendered amounts first to be Interest Withdrawals, to the extent interest credited to your Sub-Accounts during the prior Contract Year has not yet been withdrawn. No Market Value Adjustment (or Surrender Charge) is imposed on these Interest Withdrawal amounts. (See "Interest Withdrawals").



    In the case of either a full or partial surrender from a Sub-Account, the Market Value Adjustment reflects the relationship between (i) the Treasury Rate currently established (at the time of full or partial surrender) for the same term as the Guaranteed Period from which you request the surrender, and (ii) the Treasury Rate initially established (at the time the Guaranteed Period was established) for the Guaranteed Period from which you make a full or partial surrender. The Treasury Rate is the annual effective interest rate credited to United States Treasury instruments, as published by a nationally recognized service. On the fifteenth day and the last day of each month, the Company will identify a Treasury Rate for each Guaranteed Period. The method used by the Company to determine the Treasury Rates under this Contract shall be consistent and is binding upon any Participant, Annuitant and Beneficiary.


    The Market Value Adjustment formula includes a set percentage factor (.25%) designed to compensate Protective Life for certain expenses and losses that might be incurred as a direct or indirect result or consequence of surrenders.

    THE EFFECT OF THE MARKET VALUE ADJUSTMENT WILL BE RELATED TO THE LEVEL OF TREASURY RATES ESTABLISHED FOR THE GUARANTEED PERIODS. IT IS POSSIBLE, THEREFORE, THAT, SHOULD TREASURY RATES BE HIGHER (OR UP TO .25% LOWER) WHEN THE MARKET VALUE ADJUSTMENT IS APPLIED THAN FROM THE TIME YOU ALLOCATED AMOUNTS TO THE AFFECTED SUB-ACCOUNT, THE EFFECT OF THE MARKET VALUE ADJUSTMENT, COUPLED WITH THE APPLICATION OF THE SURRENDER CHARGE AND/OR PREMIUM TAXES, COULD RESULT IN THE AMOUNT YOU RECEIVE BEING LESS THAN THE AMOUNT ALLOCATED. IF TREASURY RATES ARE MORE THAN .25% LOWER WHEN THE MARKET VALUE ADJUSTMENT IS APPLIED THAN AT THE TIME YOU ALLOCATED AMOUNTS TO THE AFFECTED SUB-ACCOUNT, THE EFFECT OF THE MARKET VALUE ADJUSTMENT, COUPLED WITH THE APPLICATION OF THE SURRENDER CHARGE AND/OR PREMIUM TAXES, COULD RESULT IN THE AMOUNT YOU RECEIVE BEING MORE THAN THE AMOUNT ALLOCATED. HOWEVER, IN ORDER FOR THERE TO BE A POSITIVE MARKET VALUE ADJUSTMENT, THE TREASURY RATE MUST HAVE DECREASED SUFFICIENTLY TO OFFSET THE PERCENTAGE FACTOR (.25%) DESCRIBED ABOVE.

    The formula for calculating the Market Value Adjustment is as follows:

      MARKET VALUE ADJUSTMENT PERCENTAGE = (C - I + 0.25%) X (N/12) WHERE:

    C = the Treasury Rate currently established for the same term as the Guaranteed Period from which the surrender is being made;

    I = the Treasury Rate initially established for the Guaranteed Period from which the surrender is being made;

    N = The number of months remaining in the Guaranteed Period from which the surrender is being made.

    Please refer to Appendix A to this Prospectus, which contains an example of the application of the Market Value Adjustment Percentage as it is applied to the amount of each full or partial surrender requested.

    3.  INTEREST WITHDRAWALS


    Once each Contract Year, we will send you all or a portion of the interest that has been credited to your Sub-Accounts during the prior Contract Year (to the extent not previously withdrawn or considered part of a surrender) if you so request in a form acceptable to Protective. For most Guaranteed Periods, you may elect to receive automatic Interest Withdrawals monthly, quarterly, semi-annually or annually. Options other than annual may total less than annual withdrawals because of the interruption of compounding. Upon notice to you we reserve the right to limit such withdrawals to once per contract year. No Surrender Charge or Market Value Adjustment will be imposed on withdrawals of such interest. Any such withdrawal may, however, be subject to tax, including the 10% penalty tax under the Internal Revenue Code.


F.  PREMIUM TAXES

    Premium Taxes (including related retaliatory taxes, if any) will be deducted, if applicable. On any Contract subject to Premium Taxes, the tax will be deducted, as provided under applicable law, either from Annuity Deposit(s) when received, upon full or partial surrenders, from the amount applied to effect an Annuity at the time annuity payments commence, or from the Death Benefit. (Where applicable, the rate of these taxes currently ranges up to 3.50%).

G.  DEATH BENEFIT

    If an Annuitant is not a Participant and dies prior to the Annuity Commencement Date, the Participant first named on the Application will become the new Annuitant unless the Participant designates otherwise. If any Participant is not a natural person, the death or change of the Annuitant will be treated as the death of a Participant.

    If any Participant dies while this Contract is in force prior to the Annuity Commencement Date, a Death Benefit will be payable to the Beneficiary. With regard to joint Participants, at the first death of a joint Participant prior to the Annuity Commencement Date, the Beneficiary will be the surviving Participant, if any. If there is no surviving Participant, the Death Benefit will be paid to the Beneficiary named by the Participant. If no Beneficiary designation is in effect or if there is no designated Beneficiary living, the Death Benefit will be paid to the estate of the deceased Participant. In the case of certain Contracts issued in connection with Qualified Plans, regulations promulgated by the Treasury Department prescribe certain limitations on the designation of a Beneficiary.


    The Death Benefit will be determined as of the date due proof of death is received by the Company. If a claim for the Death Benefit is received at our Administrative Office before six (6) months after the date of death, the Death Benefit will equal the greater of: (1) the Account Value, less applicable Premium Taxes; or (2) the Net Account Value. If a claim is received six (6) months or more after the date of death, the Death Benefit will equal the Net Account Value. If any Participant is not a natural person, upon the change of the Annuitant, the Death Benefit will equal the Net Account Value. Only one Death Benefit is payable under this Contract, even though the Contract may continue beyond an Participant's death.


    The Death Benefit may be taken in one sum immediately or in all events the entire Death Benefit, including any interest accrued thereon, must be distributed within five years of the date of death unless: (a) it is payable over the life of the Beneficiary with distributions beginning within one year of the date of death; or (b) it is payable over a period not extending beyond the life expectancy of the Beneficiary with distributions beginning within one year of the date of death; or (c) the deceased Participant's spouse is the Beneficiary and, in lieu of receiving the Death Benefit, continues the Contract and becomes the new Participant.

    If the deceased Participant's spouse continues the Contract and becomes the new Participant, upon such spouse's death, a Death Benefit will become payable to the new Beneficiary (determined at the time of the spouse's death). The Death Benefit, including any interest accrued thereon must be distributed within five years of the spouse's death.

H.  ANNUITY BENEFITS

    1.  ELECTING THE ANNUITY COMMENCEMENT DATE AND FORM OF ANNUITY

    Upon purchasing a Contract, you select an Annuity Commencement Date. The Annuity Commencement Date selected: (1) cannot be before the end of any Guaranteed Period; and (2) must be on or before the Annuitant's 85th birthday or the date shown in the Contract. Any request for extension of the maximum Annuity Commencement Date must be approved by the Administrative Office. You may elect to have all of your Net Account Value or a portion thereof applied on the Annuity Commencement Date under any of the Annuity Options described below. In the absence of such election if the Annuitant is alive on the Annuity Commencement Date, the Net Account Value will be applied on the Annuity
Commencement Date under Option 2-Life Income with Payments for a 10 Year Guaranteed Period.

    (For Contracts issued in connection with certain Qualified Plans, the Annuity Commencement Date may not be later than April 1 of the year after the year in which the Annuitant attains age 70 1/2).

    2.  CHANGE OF ANNUITY COMMENCEMENT DATE, ANNUITY OPTION OR ANNUITANT

    You may change the Annuity Commencement Date and/or the Annuity Option from time to time, but any such change must be made in Writing and received by us within 30 days prior to the scheduled Annuity Commencement Date. You may change the Annuitant prior to the Annuity Commencement Date provided the change is made in Writing on a form acceptable to us. Once the request is received and acknowledged at our Administrative Office, any change will relate back to and take effect on the date the request was signed. If an Annuitant is not a Participant and dies prior to the Annuity Commencement Date, the Participant first named on the application becomes the Annuitant, unless the Participant designates otherwise. The Annuitant is the "Payee" for purposes of the annuity rates utilized by the Company.

    3.  ANNUITY OPTIONS

    Any one of the following Annuity Options may be elected. For Qualified Certificates, certain restrictions apply.

    OPTION 1 -- PAYMENT FOR A FIXED PERIOD. Equal monthly payments will be made for any period of not less than 5 nor more than 30 years. The amount of each payment depends on the total amount applied, the period selected and the monthly payment rates we are using when the first payment is due.

    OPTION 2 -- LIFE INCOME WITH PAYMENTS FOR A GUARANTEED PERIOD. Equal monthly payments are based on the life of the named Annuitant. Payments will continue for the lifetime of that person with payments guaranteed for 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

    OPTION 3 -- PAYMENTS OF A FIXED AMOUNT. Equal monthly payments will be for an agreed fixed amount. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate set by us, but not less than an effective interest rate of 4% per year. Payments continue until the amount we hold runs out. The last payment will be for the balance only.

    MINIMUM AMOUNTS -- We reserve the right to pay the Net Account Value of this Contract in one lump sum, if less than $5,000. If monthly payments are less than $100, we may make payments quarterly, semi-annually, or annually, at our option.

    The dollar amount of monthly payments under each available Annuity Option for each $1,000 applied is calculated in accordance with annuity tables set forth in the Contract. These tables are based on the 1983 Individual Annuity Mortality Table A projected 4 years with interest at 4% per annum. One year will be deducted from the attained age of the Annuitant for every completed three years beyond the year 1987. If we have available, at the time an Annuity Option is elected, options or rates on a more favorable basis than those guaranteed, the higher benefits shall apply.

    4.  ANNUITY PAYMENT

    The first payment under any Annuity Option will be made one month following the Annuity Commencement Date. Subsequent payments will be made in accordance with the manner of payment selected.

    The Annuity Option elected must result in a payment of an amount at least equal to the minimum payment amount according to Protective's rules then in effect. If at any time payments are less than the minimum payment amount, we have the right to change the frequency to an interval resulting in a payment at least equal to the minimum. If any amount due is less than the minimum per year, we may make other arrangements that are equitable to the Annuitant.

    Once annuity payments have commenced, no surrender of the annuity benefit can be made for the purpose of receiving a lump sum settlement in lieu thereof.

    5.  DEATH OF ANNUITANT OR PARTICIPANT AFTER ANNUITY COMMENCEMENT DATE

    If any Participant or Annuitant dies on or after the Annuity Commencement Date and before all the benefits under the Annuity Option selected have been paid, any remaining payments will be distributed at least as rapidly as under the Annuity Option being used as of the date of death.

                           INVESTMENTS BY PROTECTIVE

    Protective's investment philosophy is to maintain a portfolio that is matched to its liabilities with respect to yield, risk, and cash flow characteristics. The types of assets in which Protective may invest are governed by state laws which prescribe qualified investment assets. Within the parameters of these laws, Protective invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the composition of the investment portfolio by asset type and credit exposure. Because liquidity is important, Protective continually balances maturity against yield and quality considerations in selecting new investments.


    In establishing Guaranteed Interest Rates, Protective intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. (See "Establishment of Guaranteed Interest Rates" on page 6.) Protective's investment strategy with respect to the proceeds attributable to the Contracts will be to primarily invest in investment-grade debt instruments having durations tending to match the applicable Guaranteed Periods. It is anticipated that some portion of the portfolio will be invested in mortgages. Protective may also invest in lower than investment-grade issues, depending upon relative spreads in the capital markets.


    Investment-grade debt instruments in which Protective intends to invest the proceeds from the Contracts include:

        Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.


        Mortgaged-backed and corporate debt securities which have an investment grade, at the time of purchase, within the four highest-grades assigned by Moody's Investors Service, Inc. (Aaa, Aa, A, Baa), Standard & Poor's Corporation ("S&P") (AAA, AA, A, or BBB) or any other nationally recognized rating service. Protective considers bonds rated Baa or higher by Moody's or BBB or higher by S&P to be investment grade. At December 31, 1996, 97.5% of bonds in which Protective invests were considered investment grade; 21.5% of these bonds were rated Baa or BBB.


    Mortgaged-backed securities are based upon residential mortgages which have been pooled into securities. Mortgage-backed securities may have greater cash flow volatility as a result of the pass-through of prepayments of principal on the underlying loans. Prepayments of principal on the underlying residential loans can be expected to accelerate with decreases in interest rates and diminish with increases in interest rates.

    Debt obligations which have a Moody's or Standard & Poor's rating below investment-grade may comprise a portion of the portfolio. Risks associated with investments in less than investment-grade debt obligations may be significantly higher than risks associated with investments in debt securities rated investment-grade. Risk of loss upon default by the borrower is significantly greater with respect to such debt obligations than with other debt securities because these obligations may be unsecured or subordinated to other creditors. Additionally, there is often a thinly traded market for such securities and current market quotations are frequently not available for some of these securities. Issuers of less than investment-grade debt obligations usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment-grade issuers. Protective carefully selects, and closely monitors, such investments.

    Fixed maturity securities rated BBB may have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuer to make principal and interest payments than is the case with higher rated fixed maturity securities. Protective may also invest in those bank loan participations that are the most senior debt issued in highly leveraged transactions. They are generally unrated by the credit rating agencies. In selecting bank participations for investment, Protective requires cash flows, without asset sales, to cover all interest and scheduled amortization of the bank debt by 140% and to cover total debt service by 110%. The debt is generally secured by most of the tangible assets of the issuing company.

    Protective's primary mortgage lending emphasis for the past twenty years has been on strip shopping centers located in smaller towns and anchored by one or more strong regional or national retail stores. The anchor tenants enter into long-term noncancelable leases with Protective's borrowers. The centers provide the basic necessities of life such as food, pharmaceuticals, and clothing, and are relatively insensitive to changes in economic conditions. Protective also makes loans on credit-oriented commercial properties. In the twenty years that Protective has implemented its mortgage loan strategy, it has had no significant loss of principal on mortgages it has originated. Protective carefully selects, and closely monitors, such investments.

    The federal government or its instrumentalities does not guarantee the Contracts. Protective backs the guarantees associated with the Contracts.

    While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Contracts, we are not obligated to invest the proceeds attributable to the Contracts according to any particular strategy, except as may be required by the insurance laws of Tennessee and other states.

                                OTHER PROVISIONS

CONTRACT TRANSACTIONS

    Currently, each request for a change or transaction under your Contract (such as making an additional Annuity Deposit, requesting a surrender or interest withdrawal, selecting certain Guaranteed Periods, changing the Annuity Commencement Date, Annuity Option, or Annuitant, or making a death benefit claim) must be made in Writing on a form acceptable to Protective. The request must provide all information that is necessary for Protective to make the change or effect the transaction. For additional information on how to make a change or effect a transaction, contact Protective at its Administrative Office.

AMENDMENT OF CONTRACTS

    We reserve the right to amend the Contract to meet the requirements of applicable Federal or state laws, regulations or rulings. We will notify you of any such amendments.

ASSIGNMENT OF CONTRACTS

    Your rights, as evidenced by a Contract, may be assigned as permitted by applicable law. An assignment will not be binding upon us until we receive notice from you in Writing. We assume no responsibility for the validity or effect of any assignment. You should consult your tax advisor regarding the tax consequences of an assignment. Generally Qualified Contracts cannot be assigned.

                           DISTRIBUTION OF CONTRACTS

    Investment Distributors, Inc. ("IDI") serves as principal underwriter for the Contracts. IDI has agreed to use its best efforts to sell the Contracts. IDI is a wholly-owned subsidiary of Protective Life Corporation ("PLC") and is registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD").


    IDI has entered into Distribution Agreements with certain broker-dealers registered under the Securities Exchange Act of 1934. Under the Distribution Agreements such broker-dealers may offer Contracts to persons who have established an account with the broker-dealer. In addition, IDI may offer Contracts to members of certain other eligible groups or certain individuals. The maximum commission Protective will pay for the sale of a Contract is 7% of each Annuity Deposit, or of transferred Sub-Account Value at the start of each Subsequent Guaranteed Period.


                              FEDERAL TAX MATTERS

INTRODUCTION

    The following discussion of the federal income tax treatment of the Contracts is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The federal income tax treatment of the Contracts is unclear in certain circumstances, and a qualified tax adviser should always be consulted with regard to the application of law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.

    This discussion does not address state or local tax consequences associated with the purchase of the Contracts. In addition, THE COMPANY MAKES NO GUARANTEE REGARDING ANY TAX TREATMENT -- FEDERAL, STATE OR LOCAL -- OF ANY CONTRACT OR OF ANY TRANSACTION INVOLVING A CONTRACT.

THE COMPANY'S TAX STATUS

    The Company is taxed as a life insurance company under Subchapter L of the Code. The assets underlying the Contracts will be owned by the Company, and the income derived from such assets will be includible in the Company's income for federal income tax purposes.

TAXATION OF ANNUITIES IN GENERAL

TAX DEFERRAL DURING ACCUMULATION PERIOD

    Under existing provisions of the Code (and except as described below), the Contracts should be treated as annuities and any increase in a Participant's Account Value is generally not taxable to the Participant or Annuitant until received, either in the form of Annuity payments as contemplated by the Contracts, or in some other form of distribution.

    As a general rule, Contracts held by "non-natural persons" such as a corporation, trust or other similar entity, as opposed to a natural person, are not treated as annuities for federal tax purposes. The income on such Contracts (as defined in the tax law) is taxed as ordinary income that is received or accrued by the Participant during the taxable year. There are several exceptions to this general rule for Contracts held by non-natural persons. First, Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the Contract as an agent for a natural person. Thus, if a group Contract is held by a trust or other entity as an agent for Certificate owners who are individuals, those individuals should be treated as owning an annuity for federal income tax purposes. However, this exception will not apply in the case of any employer who is the nominal owner of a Contract under a non-qualified deferred compensation arrangement for its employees.

    In addition, exceptions to the general rule for non-natural Contract owners will apply with respect to (1) Contracts acquired by an estate of a decedent by reason of the death of the decedent, (2) Contracts issued in connection with certain Qualified Plans, (3) Contracts purchased by employers upon the termination of certain Qualified Plans, (4) certain Contracts used in connection with structured settlement agreements, and (5) Contracts purchased with a single premium when the annuity starting date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

    In addition to the foregoing, if the Contract's Annuity Commencement Date occurs at a time when the Annuitant is at an advanced age, such as over age 85, it is possible that the Participant will be taxable currently on the annual increase in the Account Value.

    The remainder of this discussion assumes that the Contract will constitute an annuity for federal tax purposes.

TAXATION OF PARTIAL AND FULL WITHDRAWALS

    In the case of a partial withdrawal, amounts received generally are includible in income to the extent the Participant's Account Value before the withdrawal exceeds his or her "investment in the contract." In the case of a full withdrawal, amounts received are includible in income to the extent they exceed the "investment in the contract." For these purposes the investment in the contract at any time equals the premiums paid under the Contract (to the extent such premium payments were neither deductible when made nor excludable from income as, for example, in the case of certain employer contributions to Qualified Plans) less any amounts previously received from the Contract which were not included in income.

    Other than in the case of Contracts issued in connection with certain Qualified Plans (which generally cannot be assigned or pledged), any assignment or pledge (or agreement to assign or pledge) any portion of the Account Value is treated as a withdrawal of such amount or portion. The investment in the contract is increased by the amount includible as income with respect to such assignment or pledge, though it is not affected by any other aspect of the assignment or pledge (including its release). If a Participant transfers a

Contract without adequate consideration to a person other than the Participant's spouse (or to a former spouse incident to divorce), the Participant will be taxed on the difference between his or her Account Value and the investment in the contract at the time of transfer. In such case, the transferee's investment in the contract will be increased to reflect the increase in the transferor's income.

    There is some uncertainty regarding the treatment of the Market Value Adjustment for purposes of determining the amount includible in income as a result of any partial withdrawal or transfer without adequate consideration. There is legislation currently pending in Congress which would grant regulatory authority to the Internal Revenue Service (the "IRS") to address this uncertainty.

TAXATION OF ANNUITY PAYMENTS

    Normally, the portion of each Annuity payment taxable as ordinary income is equal to the excess of the payment over the exclusion amount. The exclusion amount is the amount determined by multiplying (1) the payment by (2) the ratio of the investment in the contract, adjusted for any period certain or refund feature, to the total expected value of Annuity payments for the term of the Contract (determined under Treasury Department regulations).

    Once the total amount of the investment in the contract is excluded using this ratio, Annuity payments will be fully taxable. If Annuity payments cease because of the death of the Annuitant and before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the Annuitant in his last taxable year.

    There may be special income tax issues present in situations where the Participant and the Annuitant are not the same person or are not married. For example, where the Participant and the Annuitant are not the same person and are not married, the Participant may be taxed on the Annuity Commencement Date on the difference between the Account Value and the investment in the contract.

TAXATION OF DEATH BENEFIT PROCEEDS

    Amounts may be distributed from a Contract because of the death of a Participant or the Annuitant. Such death benefit proceeds are includible in income as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full withdrawal, as described above, or (2) if distributed under an Annuity Option, they are taxed in the same manner as Annuity payments, as described above.

PENALTY TAX ON PREMATURE DISTRIBUTIONS

    Where a Contract has not been issued in connection with a Qualified Plan, there generally is a 10% penalty tax on the taxable amount of any payment from the Contract unless the payment is: (a) received on or after the Participant reaches age 59 1/2; (b) attributable to the Participant becoming disabled (as defined in the tax law); (c) made on or after the death of the Participant; (d) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Annuitant or the joint lives (or joint life expectancies) of the Annuitant and a designated beneficiary; or (e) made under a Contract purchased with a single premium when the Annuity Commencement Date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the Annuity period. (Similar rules generally apply in the case of Contracts issued in connection with certain Qualified Plans.)

AGGREGATION OF CONTRACTS

    In certain circumstances, the IRS may determine the amount of an Annuity payment or a withdrawal from a Contract that is includible in income by combining some or all of the annuity contracts owned by an individual which are not issued in connection with a Qualified Plan. For example, if a person purchases a Contract offered by this Prospectus and also purchases at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract. In addition, if a person purchases two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract for purposes of determining whether any payment not received as an annuity (including withdrawals prior to the Annuity Commencement Date) is includible in income. The effects of such aggregation are not clear; however, it could affect the time when income is taxable and the amount which might be subject to the 10% penalty tax described above.

QUALIFIED RETIREMENT PLANS

IN GENERAL

    The Contracts are also designed for use in connection with certain types of qualified retirement plans which receive favorable treatment under the Code. Numerous special tax rules apply to the Participants in Qualified Plans and to the Contracts used in connection with Qualified Plans. These tax rules vary according to the type of plan and the terms and conditions of the plan itself. For example, for both withdrawals and Annuity payments under certain Contracts issued in connection with Qualified Plans, there may be no "investment in the contract" and the total amount received may be taxable. Also, special rules apply to the time at which distributions must commence and the form in which the distributions must be paid. Therefore, no attempt is made to provide more than general information about the use of Contracts with the various types of Qualified Plans.

    When issued in connection with a Qualified Plan, a Contract will be amended as generally necessary to conform to the requirements of that type of plan. However, Participants, Annuitants, and Beneficiaries are cautioned that the rights of any person to any benefits under Qualified Plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, the Company shall not be bound by terms and conditions of Qualified Plans to the extent such terms and conditions contradict the Contract, unless the Company consents.

    Following are brief descriptions of various types of Qualified Plans in connection with which Protective will generally issue a Contract.

    INDIVIDUAL RETIREMENT ANNUITIES. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." IRAs are subject to limits on the amounts that may be contributed, the persons who may be eligible and on the time when distributions may commence. Also, distributions from certain Qualified Plans may be "rolled over" on a tax-deferred basis into an IRA.

    SIMPLIFIED EMPLOYEE PENSIONS (SEP-IRAS). Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees, using the employees' IRAs for such purposes, if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to IRAs. Employers intending to use the Contract in connection with such plans should seek competent advice.

    CORPORATE AND SELF-EMPLOYED ("H.R. 10" AND "KEOGH") PENSION AND PROFIT-SHARING PLANS. Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the Contract in order to provide benefits under the plans. Employers intending to use the Contract in connection with such plans should seek competent advice.

    TAX-SHELTERED ANNUITIES. Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. These annuity contracts are commonly referred to as "tax-sheltered annuities." Purchasers of the Contracts for such purposes should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the Contracts. Section 403(b) Policies contain restrictions on withdrawals of (i) contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988, (ii) earnings on those contributions, and (iii) earnings in such years on amounts held as of the last year beginning before January 1, 1989. These amounts can be paid only if the employee has reached age 59 1/2 separated from service, died, become disabled, or in the case of hardship. Amounts permitted to be distributed in the event of hardship shall be limited to actual contributions; earnings thereon shall not be distributed on account of hardship. (These limitations on withdrawals do not apply to the extent the Company is directed to transfer some or all of the Amount Value to the issuer of another tax-sheltered annuity or into a Section 403(b)(7) custodial account.)

    DEFERRED COMPENSATION PLANS OF STATE AND LOCAL GOVERNMENT AND TAX-EXEMPT ORGANIZATIONS. Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. To the extent the Contract is used in connection with an eligible plan, employees are considered general creditors of the employer and the employer as owner of the Contract has the sole right to the proceeds of the Contract. Generally, a contract purchased by a state or local government or a tax-exempt organization will not be treated as an annuity contract for federal income tax purposes. Those who intend to use the Contracts in connection with such plans should seek competent advice.

DIRECT ROLLOVER RULES

    In the case of Contracts used in connection with a pension, profit-sharing, or annuity plan qualified under Sections 401(a) or 403(a) of the Code, or in the case of a Section 403(b) tax sheltered annuity, any "eligible rollover distribution" from the Contract will be subject to direct rollover and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from a qualified pension plan under Section 401(a) of the Code, qualified annuity plan under Section 403(a) of the Code, or Section 403(b) tax sheltered annuity or custodial account, excluding certain amounts (such as minimum distributions required under Section 401(a)(9) of the Code and distributions which are part of a "series of substantially equal periodic payments" made for life or a specified period of 10 years or more).

    Under these requirements, withholding at a rate of 20 percent will be imposed on any eligible rollover distribution. In addition, the participant in these qualified retirement plans cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20 percent withholding will not apply if, instead of receiving the eligible rollover distribution, the participant elects to have amounts directly transferred to certain qualified retirement plans (such as to an Individual Retirement Annuity).

FEDERAL INCOME TAX WITHHOLDING

    The Company will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies the Company at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, Protective may be required to withhold tax. The withholding rates applicable to the taxable portion of periodic Annuity payments are the same as the withholding rates generally applicable to payments of wages. The withholding rate applicable to the taxable portion of non-periodic payments (including withdrawals prior to the Annuity Commencement Date) is 10%. As described above, the withholding rate applicable to eligible rollover distributions is 20%.

                       PROTECTIVE LIFE INSURANCE COMPANY

A.  BUSINESS


    Protective Life Insurance Company ("Protective"), a stock life insurance company, was founded in 1907. Protective is a wholly-owned and the principal operating subsidiary of Protective Life Corporation ("PLC"), an insurance holding company whose common stock is traded on the New York Stock Exchange under the symbol "PL.". Protective provides financial services through the production, distribution, and administration of insurance and investment products. Protective has six operating divisions: Acquisitions, Financial Institutions, Group, Guaranteed Investment Contracts, Individual Life, and Investment Products. Protective also has an additional business segment which is described herein as Corporate and Other. Unless the context otherwise requires, "Protective" refers to the consolidated group of Protective Life Insurance Company and its subsidiaries.



    Protective markets individual life insurance; group life, health, dental, and cancer insurance; annuities and investment products; credit life and disability insurance; and guaranteed investment contracts. Its products are distributed nationally through independent agents and brokers; through stockbrokers and financial institutions to their customers; through Company sales representatives; and through other insurance companies. Protective also seeks to acquire blocks of insurance policies from other insurers.


ACQUISITIONS DIVISION

    PLC actively seeks to acquire blocks of insurance policies. These acquisitions may be accomplished through acquisitions of companies or through the assumption or reinsurance of policies. Most acquisitions do not include PLC's acquisition of an active sales force, but some do. Blocks of policies acquired through the Acquisitions Division are usually administered as "closed" blocks; i.e., no new policies are sold. Therefore, the amount of insurance in force for a particular acquisition is expected to decline with time due to lapses and deaths of the insureds.


    The Division focuses solely on acquiring, converting and servicing business acquired from other companies. PLC has entered into thirty-eight separate transactions since 1970, including 11 since 1989. Many of these transactions included Protective. Generally, the Division focuses on transactions in the $10 million to $50 million range, although the Division does consider larger transactions. Management believes a favorable environment for acquisitions will likely continue into the immediate future. Insurance companies may seek to raise capital by selling blocks of policies or may sell blocks of policies in conjunction with programs to narrow strategic focus. In addition, smaller companies may face difficulties in marketing and thus may seek to be acquired. However, it appears that other companies are entering this market; therefore, PLC may face increased competition for future acquisitions.



    Several states have enacted statutes that decreased the attractiveness of assumption reinsurance transactions and increased the attractiveness of coinsurance transactions. In coinsurance transactions, the seller remains liable with respect to the coinsured policies should the buyer fail to fulfill its obligations under the coinsurance agreement. This has caused sellers to place more emphasis on the financial condition and acquisition experience of the purchaser. Management believes this favorably impacts Protective's competitive position.


    Total revenues and income before income tax from the Acquisitions Division are expected to decline with time unless new acquisitions are made. Therefore, the Division's revenues and earnings may fluctuate from year-to-year depending upon the level of acquisition activity.

    In 1994, Protective coinsured a small block of payroll deduction policies in the second quarter and coinsured a block of 130,000 policies in the fourth quarter. In the second quarter of 1995, Protective coinsured a block of 28,000 policies. In January 1996, Protective coinsured a block of 38,000 policies. In December 1996, the Division acquired Community National Assurance Company with 16,000 policies and coinsured a related block of 22,000 policies.


FINANCIAL INSTITUTIONS DIVISION


    The Financial Institutions Division specializes in marketing insurance products through commercial banks, savings and loan associations, and mortgage bankers. The Division markets an array of life and health products, which cover consumer and mortgage loans made by financial institutions. The Division also markets life and health products through the consumer finance industry and through automobile dealerships. The Division markets through employee field representatives, independent brokers, and an affiliate. The Division also offers certain products through direct mail solicitation to customers of financial institutions. The demand for credit life and credit health insurance is related to the general level of loan demand. In 1992, Protective acquired the credit insurance business of Durham Life Insurance Company. The acquisition more than doubled the size of the Division. In 1996, the Division coinsured a closed block of credit insurance policies.



    In 1995, the Division entered into a reinsurance arrangement whereby most of the Division's new credit insurance sales are being ceded to a reinsurer. In the second quarter of 1995, the Division also ceded a block of older policies. Though these reinsurance transactions will reduce the Division's earnings, the Division's return on investment is expected to improve.


GROUP DIVISION


    The Group Division manufactures, distributes, and services group, payroll deduction, cancer, and dental insurance products. The Division is placing marketing emphasis on dental products which are distributed through the Division's existing distribution system, as well as through joint marketing arrangements with independent marketing organizations and reinsurance contracts with other insurers. In addition, the Division has established a special marketing unit to sell dental and other products through mail and telephone solicitations.



    Approximately 80% of the Division's sales and 25% of premiums and policy fees (including premium equivalents) in 1996 came from dental products. It is anticipated that most of the growth in the Division's premiums and policy fee income will be from dental products.



    The Division offers substantially all forms of group insurance customary in the industry, making available complete packages of life and accident and health insurance to employers. The life and accident and health insurance packages offered by this Division include hospital and medical coverages as well as dental and disability coverages. To address rising health care costs, the Division provides cost containment services such as utilization review and catastrophic case management. The Division markets its group insurance products primarily in the southeastern and southwestern United States using the services of brokers who specialize in group products. Group policies are directed primarily at employers and associations with between 25 and 1,000 employees. The Division also markets group insurance to small employers through a marketing organization affiliated with an insurer, and reinsures the business produced by the marketing organization. The Division receives a ceding commission from these arrangements. The Division also offers an individual cancer insurance policy marketed through a nationwide network of agents.

GUARANTEED INVESTMENT CONTRACTS DIVISION


    Guaranteed investment contracts ("GICs") are contracts, issued to a 401(k) or other retirement savings plan, which guarantee a fixed return on deposits for a specified period and often provide flexibility for withdrawals, in keeping with the benefits provided by the plan. Protective also offers related products through this Division including fixed rate contracts offered to trustees of municipal bond proceeds, floating rate contracts issued to bank trust departments, and long-term annuity contracts used to fund certain state obligations.



    Life insurer credit concerns and a demand shift to non-traditional GIC alternatives and equity based products have generally caused the GIC market to contract somewhat, although broadening the Division's product offerings has allowed it to maintain strong sales.


    Most GIC contracts written by Protective have maturities of 3 to 5 years. Prior to 1993, few GIC contracts were maturing because the contracts were newly written. Therefore, GIC account balances grew at a significant rate. Beginning in 1993, GIC contracts began to mature as contemplated when the contracts were sold. Hence, the rate of growth in GIC deposits has decreased as the amount of maturing contracts has increased.

INDIVIDUAL LIFE DIVISION


    The Individual Life Division primarily utilizes a distribution system based on experienced independent personal producing general agents who are recruited by regional sales managers. At December 31, 1996, there were 24 regional sales managers located throughout the United States. Approximately 62% of the Division's 1996 sales came from this distribution system. In addition, the Division distributes insurance products in the life insurance brokerage market, representing approximately 32% of sales.



    The Division also distributes insurance products through the payroll deduction market and through stockbrokers and banks, and the Division offers its products to other insurance companies and their distribution systems under private label arrangements.



    Marketing emphasis is placed on the Division's various universal life products and products designed to compete in the term marketplace. The Division emphasizes back-end loaded universal life policies, both variable and fixed, which reward the continuing policyholder and which should help maintain the persistency of its universal life business. The products designed to compete in the term marketplace are term-like policies with guaranteed level premiums for the first 10, 15, or 20 years which provide a competitive net cost to the insured. The Division has experienced increased sales even though the life insurance industry is a mature industry.


INVESTMENT PRODUCTS DIVISION


    The Investment Products Division manufactures, sells, and supports annuity products. These products are primarily sold through stockbrokers, but are also sold through financial institutions and the Individual Life Division. Some of the Division's annuity products are also sold through Pro Equities, Inc., an affiliated securities broker-dealer.



    Since 1990, the Division has offered modified guaranteed annuity products which guarantee an interest rate for a fixed period. Because contract values are "market-value adjusted" upon surrender prior to maturity, these products afford Protective a measure of protection from changes in interest rates. In 1992, the Division ceased most new sales of single premium deferred annuities. In 1994, the Division introduced a variable annuity product which offers the policyholder the opportunity to invest in mutual funds managed by Goldman Sachs Asset Management and its affiliates. Variable annuity products represented approximately 46% of the Division's 1996 sales. The demand for annuity products is related to the general level of interest rates and performance of the equity markets.


CORPORATE AND OTHER


    The Corporate and Other segment consists of several small insurance lines of business, net investment income and expenses not attributable to the business segments described above (including net investment income on capital and interest on substantially all debt). The earnings of this segment may fluctuate from year to year.


B.  SELECTED FINANCIAL DATA

    The following Selected Financial Data for Protective and its subsidiaries should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                            SELECTED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                                                       YEAR ENDED DECEMBER 31
                                          --------------------------------------------------------------------------------
                                               1996             1995             1994             1993            1992
                                          ---------------  ---------------  ---------------  ---------------  ------------
INCOME STATEMENT DATA
Premiums and policy fees................  $    462,050     $    411,682     $    402,772     $    351,423     $    323,136
Net investment income...................       498,781          458,433          408,933          354,165          274,991
Realized investment gains (losses)......         5,510            1,951            6,298            5,054             (154)
Other income............................         5,010            1,355           11,977            4,756           10,675
                                          ---------------  ---------------  ---------------  ---------------  ------------
    Total revenues......................  $    971,351     $    873,421     $    829,980     $    715,398     $    608,648
                                          ---------------  ---------------  ---------------  ---------------  ------------
                                          ---------------  ---------------  ---------------  ---------------  ------------
Benefits and expenses...................  $    846,042     $    755,688     $    724,402     $    629,286     $    549,885
Income tax expense......................  $     42,766     $     40,037     $     32,855     $     29,957(1)  $     17,393
Minority interest.......................                                                                      $         90
Net income..............................  $     82,543     $     77,696     $     72,723     $     56,155     $     40,227(2)


                                                                            DECEMBER 31
                                          --------------------------------------------------------------------------------
                                               1996             1995             1994             1993            1992
                                          ---------------  ---------------  ---------------  ---------------  ------------
BALANCE SHEET DATA
Total assets............................  $  8,163,343     $  7,178,693     $  6,110,704     $  5,307,849     $  4,000,157
Long-term debt..........................                                                     $         98     $      2,014
Total debt(3)...........................  $     25,014     $     34,693     $     39,443     $     49,061     $     43,191
Redeemable preferred stock..............                   $      2,000     $      2,000     $      2,000     $      2,000
Stockholder's equity....................  $    776,191     $    651,237     $    395,075     $    469,990     $    335,516
Stockholder's equity excluding net
  unrealized gains and losses on
  investments...........................  $    769,503     $    593,374     $    502,607     $    430,706     $    332,360


------------------------

(1) Increased by a one-time adjustment to income tax expense of $1.2 million due to an increase in the corporate federal income tax rate from 34% to 35%.

(2) Includes a $1.1 million reduction to 1992 income representing the cumulative effect of a change in accounting principle for the adoption of SFAS No. 106.

(3) Includes indebtedness to related parties. At December 31, 1996 such indebtedness totaled $25.0 million. See also Note E to the Consolidated Financial Statements.


C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    PREMIUMS AND POLICY FEES

    The following table sets forth for the periods shown the amount of premiums and policy fees and the percentage change from the prior period:

                            PREMIUMS AND POLICY FEES


                 YEAR ENDED                                     PERCENTAGE
                 DECEMBER 31                       AMOUNT       INCREASE
---------------------------------------------  ---------------  ---------
                                               (IN THOUSANDS)
  1994.......................................  $      402,772       14.6%
  1995.......................................         411,682        2.2
  1996.......................................         462,050       12.2



    Premiums and policy fees increased $8.9 million or 2.2% in 1995 over 1994. Premiums and policy fees from the Financial Institutions Division decreased $32.4 million. This resulted from a reinsurance arrangement begun in the 1995 first quarter whereby most of the Division's new credit insurance sales are being ceded to a reinsurer. Increases in premiums and policy fees from the Group and Individual Life Divisions represent increases of $11.4 million and $14.1 million, respectively. Policy fees related to Protective's annuity products increased $2.9 million in 1995. The 1994 assumptions of two blocks of policies resulted in a $11.1 million increase in premiums and policy fees in 1995. On June 15, 1995, Protective coinsured a block of policies which resulted in a $8.3 million increase in premiums and policy fees. Decreases in older acquired blocks resulted in a $7.2 million decrease in premiums and policy fees.



    Premiums and policy fees increased $50.4 million or 12.2% in 1996 over 1995. The coinsurance by the Acquisitions Division of three blocks of policies in the first and fourth quarters of 1996 resulted in a $19.2 million increase in premiums and policy fees. Decreases in older acquired blocks resulted in an $11.1 million decrease in premiums and policy fees. Premiums and policy fees from the Financial Institutions Division increased $7.8 million. This resulted from the coinsurance of a block of policies in the second quarter of 1996 representing a $32.6 million increase in premiums and policy fees. This increase was largely offset by decreases resulting from the reinsurance arrangement begun in 1995. Premiums and policy fees from the Group Division increased $14.1 million. Premiums and policy fees related to the Group Division's dental business increased $22.5 million. This increase was partially offset by a reduction to premiums related to a refund of premiums to certain cancer insurance policyholders and to decreases in traditional group health premiums. Increases in premiums and policy fees from the Individual Life and Investment Product Divisions were $17.7 million and $3.6 million, respectively.



    On October 7, 1996, PLC and Protective announced that they would make voluntary refunds to certain of its cancer insurance policyholders and would reduce premium rates charged to such policyholders until certain conditions are met. The estimated refunds reduced the Group Division's premiums and policy fees, as noted above.

    NET INVESTMENT INCOME

    The following table sets forth for the periods shown the amount of net investment income, the percentage change from the prior period, and the percentage earned on average cash and investments:

                             NET INVESTMENT INCOME


                                                                           PERCENTAGE EARNED
                 YEAR ENDED                                    PERCENTAGE   ON AVERAGE CASH
                 DECEMBER 31                       AMOUNT       INCREASE    AND INVESTMENTS
---------------------------------------------  --------------  ----------  ------------------
                                               (IN THOUSANDS)
  1994.......................................  $     408,933       15.5  %               8.2%
  1995.......................................        458,433       12.1                  7.9
  1996.......................................        498,781        8.8                  7.8



    Net investment income for 1995 was $49.5 million or 12.1% higher, and for 1996 was $40.3 million or 8.8% higher, than for the preceding year, primarily due to increases in the average amount of invested assets. Invested assets have increased primarily due to receiving annuity and guaranteed investment contract ("GIC") deposits and to acquisitions. The assumption of two blocks of policies in 1994 and one block of policies in the second quarter of 1995 resulted in an increase in net investment income of $8.9 million in 1995. The assumption of four blocks of policies during 1996 resulted in an increase in net investment income of $18.4 million in 1996.



    The percentage earned on average cash and investments was 7.9% in 1995 and 7.8% in 1996, each slightly below that of the preceding year due to a general decline in interest rates.


    REALIZED INVESTMENT GAINS (LOSSES)


    Protective generally purchases its investments with the intent to hold to maturity by purchasing investments that match future cash flow needs. However, Protective may sell any of its investments to maintain proper matching of assets and liabilities. Accordingly, Protective has classified its fixed maturities and certain other securities as "available for sale." The sales of investments that have occurred generally result from portfolio management decisions to maintain proper matching of assets and liabilities. The following table sets forth realized investment gains for the periods shown:


                       REALIZED INVESTMENT GAINS (LOSSES)


                 YEAR ENDED
                 DECEMBER 31                       AMOUNT
---------------------------------------------  --------------
                                               (IN THOUSANDS)
  1994.......................................  $       6,298
  1995.......................................          1,951
  1996.......................................          5,510



    Protective maintains an allowance for uncollectible amounts on investments. The allowance totaled $30.9 million at December 31, 1996 and $32.7 million at December 31, 1995. Realized investment gains in 1995 of $21.6 million were largely offset by realized investment losses of $19.6 million. Realized investment losses were reduced by a $2.5 million reduction to the allowance for uncollectible amounts on investments. Realized investment gains in 1996 of $10.9 million were largely offset by realized investment losses of $5.4 million. In the 1996 first quarter, Protective sold $554 million of its commercial mortgage loans in a securitization transaction, resulting in a $6.1 million realized investment gain. Realized investment losses in 1996 were reduced by a $1.8 million reduction to the allowance for uncollectible amounts on investments.

    OTHER INCOME

    The following table sets forth other income for the periods shown:

                                  OTHER INCOME


           YEAR ENDED DECEMBER 31                 AMOUNT
---------------------------------------------  -------------
                                                    (IN
                                                THOUSANDS)
  1994.......................................  $     11,977
  1995.......................................         1,355
  1996.......................................         5,010



    Other income consists primarily of fees from administrative-services-only types of group accident and health insurance contracts, and from rental of space in Protective's administrative building to PLC. During 1994, Protective received $8.2 million in settlement of litigation. Other income from all other sources decreased $0.2 million in 1995. Other income increased $3.7 million in 1996.


    INCOME BEFORE INCOME TAX

    The following table sets forth income or loss before income tax by business segment for the periods shown:

                        INCOME (LOSS) BEFORE INCOME TAX
                             YEAR ENDED DECEMBER 31
                                 (IN THOUSANDS)


BUSINESS SEGMENT                                              1994        1995        1996
---------------------------------------------------------  ----------  ----------  ----------
Acquisitions.............................................  $   37,719  $   50,376  $   53,564
Financial Institutions...................................       7,544       7,701       8,966
Group....................................................      10,122       9,107         821
Guaranteed Investment Contracts..........................      31,933      28,979      32,130
Individual Life..........................................      15,957      16,206      15,898
Investment Products......................................        (796)     10,933       9,823
Corporate and Other......................................      (2,167)     (6,490)     (2,410)
Unallocated Realized Investment Gains (Losses)...........       5,266         921       6,517
                                                           ----------  ----------  ----------
                                                           $  105,578  $  117,733  $  125,309
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------



    In the 1996 first quarter Protective changed the way it allocates certain expenses to its operating divisions. Accordingly, prior period division results have been restated to reflect the change.



    Earnings from the Acquisitions Division are normally expected to decline over time (due to the lapsing of policies resulting from deaths of insureds or terminations of coverage) unless new acquisitions are made. In the ordinary course of business, the Acquisitions Division regularly considers acquisitions of smaller insurance companies or blocks of policies. Pretax earnings from the Division increased $12.7 million in 1995 as compared to 1994. The two blocks of policies coinsured during 1994 and the block of policies coinsured during the second quarter of 1995 represent $11.7 million of the increase. The Division's 1996 pretax earnings increased $3.2 million to $53.6 million. The Division's most recent acquisitions resulted in a $4.7 million increase in pretax earnings.



    The Financial Institutions Division's 1995 pretax earnings were $0.2 million higher as compared to 1994. In 1995 the Division entered into a reinsurance arrangement whereby all of the Division's new credit insurance sales are being ceded to a reinsurer. In the 1995 second quarter the Division also ceded a block of older policies. Though the Division's reported earnings were reduced by approximately $2.0 million, these reinsurance transactions are expected to improve the Division's return on investment. The Division's pretax earnings increased $1.3 million to $9.0 million in 1996. Included in the Division's 1996 results are earnings from the coinsurance of a block of policies in the second quarter of 1996. The reinsurance arrangement begun in the first quarter of 1995 reduced the Division's reported earnings by approximately $3.3 million, which was contemplated when the arrangement was entered into.



    Group 1995 pretax earnings were $1.0 million lower than 1994. Although total dental earnings were up $2.6 million, lower traditional group life and health earnings offset the increase. The Division's 1996 pretax earnings of $0.8 million were $8.3 million lower than 1995. The previously discussed refund of cancer premiums and related expenses resulted in a $6.8 million decrease in the Division's pretax earnings. Improved dental earnings were offset by lower traditional group health earnings.



    The Guaranteed Investment Contracts ("GIC") Division had pretax operating earnings of $40.1 million in 1996 and $33.0 million in 1995. Operating earnings in 1995 were benefited by lower expenses and a favorable interest rate environment. This increase was also partially due to the growth in GIC deposits. The 1996 increase was due to improved operating spreads and to the growth in GIC deposits placed with Protective. Realized investment losses associated with this Division in 1995 were $4.0 million as compared to $8.0 million in 1996. As a result, total pretax earnings were $29.0 million in 1995 and $32.1 million in 1996. The rate of growth in GIC deposits has decreased as the amount of maturing contracts has increased.



    The Individual Life Division had 1995 pretax earnings of $16.2 million, $0.2 million higher than 1994. At December 31, 1994 Protective reduced the statutory policy liabilities for certain of its term-like products to be more consistent with current regulation and industry practice. This reduced investment income allocated to the Division in 1995 by approximately $2.6 million when compared to 1994. Additionally, expenses to develop a new variable universal life product were $1.3 million in 1995. These decreases were partially offset by increased earnings from favorable mortality experience and a growing amount of business in force. The Division had 1996 pretax operating earnings of $14.7 million, $1.4 million below 1995. Realized investment gains, net of related amortization of deferred policy acquisition costs, associated with this Division were $1.2 million in 1996. As a result, total pretax earnings were $15.9 million in 1996 which was $0.3 million lower than 1995 in which there were no realized investment gains.



    The Investment Products Division's 1995 pretax operating earnings of $7.5 million were $7.5 million higher than 1994. During 1994 the Division completed the amortization of the deferred policy acquisition costs related to its book value annuities. Accordingly, 1995 operating earnings were $7.2 million higher due to lower amortization. The Division also benefited from a favorable interest rate environment. Realized investment gains, net of related amortization of deferred policy acquisition costs, were $3.3 million in 1995 as compared with $2.0 million in 1996. As a result, total pretax earnings were $10.9 million in 1995 and $9.8 million in 1996. Fixed annuity deposits totaled $1,042.1 million and variable annuity deposits totaled $624.7 million at December 31, 1996. Variable annuity deposits of $546.9 million are reported in the accompanying financial statements as "liabilities related to separate accounts."



    The Corporate and Other segment consists of net investment income and other operating expenses not identified with the preceding operating divisions (including interest on substantially all debt). Pretax losses for this segment were $4.3 million higher in 1995 as compared to the previous year. The segment's 1994 results include approximately $8.2 million received in settlement of litigation relating to an acquisition made in 1974. Pretax losses for this segment were $4.1 million lower in 1996 as compared to 1995, due to higher net investment income on capital.

    INCOME TAX EXPENSE

    The following table sets forth the effective income tax rates for the periods shown:

                               INCOME TAX EXPENSE


                             YEAR ENDED
                            DECEMBER 31                               EFFECTIVE INCOME TAX RATES
--------------------------------------------------------------------  ---------------------------
  1994..............................................................                31.1%
  1995..............................................................                34.0
  1996..............................................................                34.1



    Management's current estimate of the effective income tax rate for 1997 is 34%.


    NET INCOME

    The following table sets forth net income for the periods shown:

                                   NET INCOME


                         YEAR ENDED                                               PERCENTAGE
                        DECEMBER 31                                AMOUNT          INCREASE
------------------------------------------------------------  -----------------   ----------
                                                               (IN THOUSANDS)
  1994......................................................  $      72,723         29.5%
  1995......................................................         77,696          6.8
  1996......................................................         82,543          6.2



    Compared to 1994, net income in 1995 increased 6.8%, reflecting improved earnings in the Acquisitions, Financial Institutions, Individual Life, and Investment Products Divisions, and higher investment income partially offset by lower earnings in the Group and GIC Divisions and the Corporate and Other segment as well as lower realized investment gains. Compared to 1995, net income in 1996 increased 6.2%, reflecting improved operating earnings in the Acquisitions, Financial Institutions, GIC and Investment Products Divisions, and the Corporate and Other segment, and higher realized investment gains, offset by lower operating earnings in the Group and Individual Life Division.


    KNOWN TRENDS AND UNCERTAINTIES


    The  operating  results  of  companies   in  the  insurance  industry   have
historically been subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of insurance ratings, and other factors. Certain known trends and uncertainties which may affect future results of Protective are discussed more fully below.



    COMPETITION. Life and health insurance is a mature industry. In recent years, the industry has experienced virtually no growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry and Protective's Divisions encounter significant competition in all their respective lines of business from other insurance companies, many of which have greater financial resources than Protective, as well as competition from other providers of financial services.



    Management believes that Protective's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong claims-paying and financial strength ratings from rating agencies.

    Protective  competes  against  other   insurance  companies  and   financial
institutions in the origination of commercial mortgage loans.



    RATINGS. Ratings are an important factor in the competitive position of life insurance companies. Ratings organizations periodically review the financial performance and condition of insurers, including Protective's insurance subsidiaries. A downgrade in the ratings of Protective's life insurance subsidiaries could adversely affect its ability to sell its products and its ability to compete for attractive acquisition opportunities.



    Rating organizations assign ratings based upon several factors. While most of the considered factors related to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company's control.



    POLICY CLAIMS FLUCTUATIONS. Protective's results may fluctuate from year to year on account of fluctuations in policy claims received by Protective.



    LIQUIDITY AND INVESTMENT PORTFOLIO. Many of the products offered by Protective's life insurance subsidiaries allow policyholders and contractholders to withdraw their funds under defined circumstances. Protective's life insurance subsidiaries design products and configure investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. Asset/liability management programs and procedures are used to monitor the relative duration of Protective's assets and liabilities. While Protective's life insurance subsidiaries own a significant amount of liquid assets, many of their assets are relatively illiquid. Significant unanticipated withdrawal or surrender activity could, under some circumstances, compel Protective's life insurance subsidiaries to dispose of illiquid assets on unfavorable terms, which could have a material adverse effect on Protective.



    INTEREST RATE FLUCTUATIONS. Significant changes in interest rates expose life insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the interest rate credited to its life insurance and investment products. Both rising and declining interest rates can negatively affect Protective's spread income. For example, certain of Protective's insurance and investment products guarantee a minimum credited interest rate. While Protective develops and maintains asset/ liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that significant changes in interest rates will not materially affect such spreads.



    Lower interest rates may result in lower sales of Protective's life insurance and investment products.



    INVESTMENT RISKS. Protective's invested assets are subject to inherent risks of defaults and changes in market values. The value of Protective's commercial mortgage portfolio depends in part on the financial condition of the tenants occupying the properties on which Protective has made loans. Factors that may affect the overall default rate on, and market value of, Protective's invested assets include the level of interest rates, performance of the financial markets, and general economic conditions, as well as particular circumstances affecting the businesses of individual borrowers and tenants.



    CONTINUING SUCCESS OF ACQUISITION STRATEGY. Protective has actively pursued a strategy of acquiring blocks of insurance policies. This acquisition strategy has increased Protective's earnings in part by allowing Protective to position itself to realize certain operating efficiencies associated with economies of scale. There can be no assurance, however, that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, will continue to be available to Protective, or that Protective will realize the anticipated financial results from its acquisitions.

    REGULATION AND TAXATION. Protective's insurance subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power dealing with all aspects of the insurance business including premium rates, benefits, marketing practices, advertising, policy forms, underwriting standards, and capital adequacy, and is concerned primarily with the protection of policyholders rather than stockholders. Protective cannot predict the form of any future regulatory initiatives.



    Under the Internal Revenue Code of 1986, as amended (the Code), income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of Protective's products a competitive advantage over other non-insurance products. To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including Protective's subsidiaries, would be adversely affected.



    Protective cannot predict what future initiatives the President or Congress may propose which may affect the life and health insurance industry and Protective.



    LITIGATION. A number of civil verdicts have been returned against life and health insurers in the jurisdictions in which Protective does business involving the insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states (including Alabama), juries have substantial discretion in awarding punitive damages which creates the potential for unpredictable material adverse judgments in any given punitive damages suit. Protective and its subsidiaries, like other life and health insurers, in the ordinary course of business, are involved in such litigation. The outcome of any such litigation cannot be predicted with certainty. In addition, in some lawsuits involving insurers' sales practices, insurers have made material settlement payments to end litigation.



    RELIANCE UPON THE PERFORMANCE OF OTHERS. Protective has entered into various ventures involving other parties. Examples include, but are not limited to: many of Protective's products are sold through independent distribution channels; the Investment Products Division's variable annuity deposits are invested in funds managed by Goldman Sachs Asset Management and its affiliates; a portion of the sales in the Financial Institutions, Group, and Individual Life Divisions comes from arrangements with unrelated marketing organizations; and Individual Life Divisions comes from arrangements with unrelated marketing organizations; and Protective has entered the Hong Kong insurance market in a joint venture with the Lippo Group. Therefore, Protective's results may be affected by the performance of others.



    REINSURANCE. As is customary in the insurance industry, Protective's insurance subsidiaries cede insurance to other insurance companies. However, the ceding insurance company remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. Additionally, Protective assumes policies of other insurers. Any regulatory or other adverse development affecting the ceding insurer could also have an adverse effect on Protective.


RECENTLY ISSUED ACCOUNTING STANDARDS


    In June 1996 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement is effective for transactions entered into after January 1, 1997.

LIQUIDITY AND CAPITAL RESOURCES


    Protective's operations usually produce a positive cash flow. This cash flow is used to fund an investment portfolio to finance future benefit payments. Since future benefit payments largely represent medium and long-term obligations reserved using certain assumed interest rates, Protective's investments are predominantly in medium and long-term, fixed-rate investments such as bonds and mortgage loans.



    Many of Protective's products contain surrender charges and other features which reward persistency and penalize the early withdrawal of funds. Surrender charges are generally sufficient to cover Protective's unamortized deferred policy acquisition costs with respect to the policy being surrendered. GICs and certain annuity contracts have market value adjustments which protect Protective against investment losses if interest rates are higher at the time of surrender than at the time of issue.



    Protective's investments in debt and equity securities are reported at market value, and investments in mortgage loans are reported at amortized cost. At December 31, 1996, the fixed maturity investments (bonds, bank loan participations, and redeemable preferred stocks) had a market value of $4,663.0 million, which is 0.3% above amortized cost (less allowances for uncollectible amounts on investments) of $4,648.5 million. Protective had $1,503.1 million in mortgage loans at December 31, 1996. While Protective's mortgage loans do not have quoted market values, at December 31, 1996, Protective estimates the market value of its mortgage loans to be $1,581.7 million (using discounted cash flows from the next call date) which is 5.2% in excess of amortized cost. These assets are invested for terms approximately corresponding to anticipated future benefit payments. Thus, market fluctuations should not adversely affect liquidity. Most of Protective's mortgage loans have significant prepayment penalties.



    For several years Protective has offered a type of commercial loan under which Protective will permit a slightly higher loan-to-value ratio in exchange for a participating interest in the cash flows from the underlying real estate. Approximately $498 million of Protective's mortgage loans have this participation feature.



    At December 31, 1996, delinquent mortgage loans and foreclosed properties were 0.3% of assets. Bonds rated less than investment grade were 1.4% of assets. Additionally, Protective had bank loan participations that were less than investment grade, representing 0.5% of assets. Protective does not expect these investments to adversely affect its liquidity or ability to maintain proper matching of assets and liabilities. Protective's allowance for uncollectible amounts on investments was $30.9 million at December 31, 1996.



    Policy loans at December 31, 1996 were $166.7 million, a decrease of $0.8 million from December 31, 1995 (after excluding the $24.1 million of policy loans obtained through acquisitions). Policy loan rates are generally in the 4.5% to 8.0% range. Such rates at least equal the assumed interest rates used for future policy benefits.



    Protective believes its asset/liability management programs and procedures and certain product features provide significant protection for Protective against the effects of changes in interest rates. However, approximately one-fourth of Protective's liabilities relate to products (primarily whole life insurance) the profitability of which may be affected by changes in interest rates. The effect of such changes in any one year is not expected to be material. Additionally, Protective believes its asset/liability management programs and procedures provide sufficient liquidity to enable it to fulfill its obligation to pay benefits under its various insurance and deposit contracts.



    Protective's asset/liability management programs and procedures involve the monitoring of asset and liability durations for various product lines; cash flow testing under various interest rate scenarios; and the continuous rebalancing of assets and liabilities with respect to yield, risk, and cash flow characteristics. It is

Protective's general policy to maintain asset and liability durations within 10% of one another, although from time to time a broader interval may be used.



    Protective does not use derivative financial instruments for trading purposes. Combinations of futures contracts and options on treasury notes are sometimes used as hedges for asset/liability management of certain investments, primarily mortgage loans on real estate, mortgage-backed securities, and liabilities arising from interest-sensitive products such as GICs and annuities. Realized investment gains and losses of such contracts are deferred and amortized over the life of the hedged asset. Net realized losses, incurred due to a decline in interest rates, of $0.2 million were deferred in 1996. At December 31, 1996, open futures contracts with a notional amount of $805.0 million were in a $1.9 million net unrealized loss position.



    Protective may also use interest rate swap contracts and options to enter into interest rate swap contracts (swaptions) to convert certain investments from a variable rate of interest to a fixed rate of interest and from a fixed rate to a variable rate of interest. At December 31, 1996, related open interest rate swap contracts with a notional amount of $150.3 million were in a $0.7 million net unrealized loss position.



    Withdrawals related to GIC contracts were approximately $600 million during 1996. Withdrawals related to GIC contracts are estimated to be approximately $600 million in 1997 . Protective's asset/liability matching practices take into account maturing contracts. Accordingly, Protective does not expect maturing contracts to have an unusual effect on the future operations and liquidity of Protective.



    On March 22, 1996, Protective sold approximately $554 million of its commercial mortgage loans in a securitization transaction. Proceeds from the sale consisted of cash of approximately $400 million, net of expenses, and securities issued in the securitization transaction of approximately $161 million. The sale resulted in a realized gain of approximately $6.1 million. The cash proceeds were reinvested in fixed maturity and short-term investments. On December 17, 1996, Protective sold approximately $315 million of its bank loan participations in a larger securitization transaction. The sale resulted in a realized gain of approximately $0.5 million. The proceeds were reinvested in fixed maturity and short-term investments. In a related transaction, PLC purchased $23 million of the securities issued in the securitization transaction. Protective is investigating other securitization opportunities.



    In anticipation of receiving GIC and annuity deposits, Protective was committed at December 31, 1996 to fund mortgage loans and to purchase fixed maturity and other long-term investments in the amount of $331.5 million. Protective held $215.6 million in cash and short-term investments at December 31, 1996.



    While Protective generally anticipates that the cash flows from operations will be sufficient to meet its investment commitments and operating cash needs, Protective recognizes that investment commitments scheduled to be funded may from time to time exceed the funds then available. Therefore, Protective has arranged sources of credit to use when needed. Protective expects that the rate received on its investments will equal or exceed its borrowing rate. Additionally, Protective may from time to time sell short-duration GICs to complement its cash management practices.



    At December 31, 1996, Protective had no borrowings under its credit arrangements.



    As disclosed in the Notes to the Consolidated Financial Statements, $413 million of consolidated stockholder's equity, excluding net unrealized investment gains and losses, represented net assets of Protective that cannot be transferred to PLC in the form of dividends, loans, or advances. In addition, Protective is subject to various state statutory and regulatory restrictions on its ability to pay dividends to PLC. Also, distributions, including cash dividends to PLC from Protective in excess of approximately

$439 million, would be subject to federal income tax at rates then effective. Protective does not anticipate involuntarily making distributions that would be subject to tax.


    For the foregoing reasons and due to the expected growth of Protective's insurance sales, Protective will retain substantial portions of its earnings primarily to support future growth.


    A life insurance company's statutory capital is computed according to rules prescribed by the National Association of Insurance Commissioners (NAIC), as modified by the insurance company's state of domicile. Statutory accounting rules are different from generally accepted accounting principles and are intended to reflect a more conservative view by, for example, requiring immediate expensing of policy acquisition costs. The achievement of long-term growth will require growth in the statutory capital of Protective. Protective may secure additional statutory capital through various sources, such as retained statutory earnings or equity contributions by PLC.



    Under insurance guaranty fund laws in most states, insurance companies doing business in a participating state can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. Protective does not believe that any such assessments will be materially different from amounts already reflected in the financial statements.



    Protective, like other life and health insurers, in the course of business is involved in litigation. Pending litigation includes a class action filed in Jefferson County (Birmingham), Alabama with respect to the previously discussed cancer premium refunds. Although the outcome of any litigation cannot be predicted with certainty, Protective believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse effect on the financial position, results of operations, or liquidity of Protective.



    Rating downgrades have exceeded upgrades for the past several years, and public pronouncements by the rating agencies indicate that this trend is expected to continue for the near future.



    Protective is not aware of any material pending or threatened regulatory action with respect to Protective.



IMPACT OF INFLATION



    Inflation increases the need for life insurance. Many policyholders who once had adequate insurance programs increase their life insurance coverage to provide the same relative financial benefits and protection. Inflation increases the cost of health care. The adequacy of premium rates in relation to the level of accident and health claims is constantly monitored, and where appropriate, premium rates on such policies are increased as policy benefits increase. Failure to make such increases commensurate with healthcare cost increases may result in a loss from health insurance.



    The higher interest rates that have traditionally accompanied inflation may also affect Protective's investment operation. Policy loans increase as policy loan interest rates become relatively more attractive. As interest rates increase, disintermediation of GIC and annuity deposits and individual life policy cash values may increase, the market value of Protective's fixed-rate, long-term investments may decrease, and Protective may be unable to implement fully the interest rate reset and call provisions of its mortgage loans. The difference between the interest rate earned on investments and the interest rate credited to interest-sensitive products may also be adversely affected by rising interest rates.

D.  INSURANCE IN FORCE


    Protective's total consolidated life insurance in force at December 31, 1996 was $69.3 billion. The following table shows sales by face amount and insurance in force for Protective's business segments.



                                                  YEAR ENDED DECEMBER 31
                                ----------------------------------------------------------
                                   1996        1995        1994        1993        1992
                                ----------  ----------  ----------  ----------  ----------
                                                  (DOLLARS IN THOUSANDS)
New Business Written
  Financial Institutions......  $3,956,581  $3,563,177  $2,524,212  $2,776,276  $1,149,265
  Group.......................     115,748     119,357     184,429     252,345     328,258
  Individual Life.............   9,245,002   7,564,983   6,329,630   4,440,510   4,877,038
                                ----------  ----------  ----------  ----------  ----------
    Total.....................  $13,317,331 $11,247,517 $9,038,271  $7,469,131  $6,354,561
                                ----------  ----------  ----------  ----------  ----------
                                ----------  ----------  ----------  ----------  ----------
Business Acquired
  Acquisitions................  $1,286,673  $6,129,159  $4,756,371  $4,378,812  $1,302,330
  Financial Institutions......   1,607,463                                       1,432,338
                                ----------  ----------  ----------  ----------  ----------
    Total.....................  $2,894,136  $6,129,159  $4,756,371  $4,378,812  $2,734,668
                                ----------  ----------  ----------  ----------  ----------
                                ----------  ----------  ----------  ----------  ----------
Insurance in Force at End of
  Year (1)
  Acquisitions................  $20,037,857 $16,778,359 $11,728,569 $8,452,114  $3,836,066
  Financial Institutions......   7,468,761   6,233,256   4,841,318   4,306,179   3,690,610
  Group.......................   6,054,947   6,371,313   7,464,501   6,716,724   6,315,410
  Individual Life.............  35,765,841  32,500,935  25,843,232  22,975,577  20,634,927
                                ----------  ----------  ----------  ----------  ----------
    Total.....................  $69,327,406 $61,883,863 $49,877,620 $42,450,594 $34,477,013
                                ----------  ----------  ----------  ----------  ----------
                                ----------  ----------  ----------  ----------  ----------


------------------------


(1) Reinsurance assumed has been included; reinsurance ceded (1996-18,840,221; 1995-$17,524,366; 1994-$8,639,272; 1993-$7,484,566; 1992-$6,982,127) has not
    been deducted.



    The ratio of voluntary terminations of individual life insurance to mean individual life insurance in force, which is determined by dividing the amount of insurance terminated due to lapses during the year by the mean of the insurance in force at the beginning and end of the year, adjusted for the timing of major acquisitions and assumptions was:



                                                                                      RATIO OF
                                   YEAR ENDED                                        VOLUNTARY
                                  DECEMBER 31                                       TERMINATIONS
--------------------------------------------------------------------------------  ----------------
  1992..........................................................................          9.0%
  1993..........................................................................          8.7
  1994..........................................................................          7.0
  1995..........................................................................          6.9
  1996..........................................................................          6.4


    Net terminations reflect voluntary lapses and cash surrenders, some of which may be due to the replacement of Protective's products with competitors' products. Also, a higher percentage of voluntary lapses typically occurs in the first 15 months of a policy, and accordingly, lapses will tend to increase or decrease in proportion to the change in new insurance written during the immediately preceding periods.

    The amount of investment products in force is measured by account balances. The following table shows guaranteed investment contract and annuity account balances.


                                    GUARANTEED  MODIFIED
            YEAR ENDED              INVESTMENT GUARANTEED     FIXED    VARIABLE
           DECEMBER 31              CONTRACTS   ANNUITIES   ANNUITIES  ANNUITIES
----------------------------------  ---------  -----------  ---------  ---------
                                               (DOLLARS IN THOUSANDS)
  1992............................  $1,694,530  $ 299,608   $ 374,451
  1993............................  2,015,075     468,689     537,053
  1994............................  2,281,673     661,359     542,766  $ 170,454
  1995............................  2,451,693     741,849     472,656    392,237
  1996............................  2,474,728     862,747     390,461    624,714


E.  UNDERWRITING

    The underwriting policies of Protective are established by management. With respect to individual insurance, Protective uses information from the application and, in some cases, inspection reports, attending physician statements, or medical examinations to determine whether a policy should be issued as applied for, rated, or rejected. Medical examinations of applicants are required for individual life insurance in excess of certain prescribed amounts (which vary based on the type of insurance) and for most ordinary insurance applied for by applicants over age 50. In the case of "simplified issue" policies, which are issued primarily through the Financial Institutions Division and the payroll deduction market, coverage is rejected if the responses to certain health questions contained in the application indicate adverse health of the applicant. For other than "simplified issue" policies, medical examinations are requested of any applicant, regardless of age and amount of requested coverage, if an examination is deemed necessary to underwrite the risk. Substandard risks may be referred to reinsurers for full or partial reinsurance of the substandard risk.


    Protective requires blood samples to be drawn with individual insurance applications for coverage at age 16 and above, except in the payroll deduction market where the face amount must be $100,000 or more before blood testing is required. Blood samples are tested for a wide range of chemical values and are screened for antibodies to the HIV virus. Applications also contain questions permitted by law regarding the HIV virus which must be answered by the proposed insureds.


    Group insurance underwriting policies are administered by experienced group underwriters. The underwriting policies are designed for single employer groups. Initial premium rates are based on prior claim experience and manual premium rates with relative weights depending on the size of the group and nature of the benefits.

F.  INVESTMENTS


    The types of assets in which Protective may invest are influenced by state laws which prescribe qualified investment assets. Within the parameters of these laws, Protective invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the composition of the investment portfolio by asset type and credit exposure. Because liquidity is important, Protective continually balances maturity against yield and quality considerations in selecting new investments.

    The following table shows Protective's investments at December 31, 1996, valued on the basis of generally accepted accounting principles.



                                                                                       PERCENT OF TOTAL
                                                                   ASSET VALUE           INVESTMENTS
                                                              ----------------------   ----------------
                                                              (DOLLARS IN THOUSANDS)
Fixed maturities:
  Bonds:
    Mortgage-backed securities..............................        $2,202,092               33.8%
    United States Government and government agencies and
      authorities...........................................           347,602                5.3
    States, municipalities, and political subdivisions......             5,553                0.1
    Public utilities........................................           366,560                5.6
    Convertibles and bonds with warrants attached...........               521             --
    All other corporate bonds...............................         1,683,767               25.9
  Bank loan participations..................................            49,829                0.8
  Redeemable preferred stocks...............................             7,072                0.1
                                                                   -----------              -----
    Total fixed maturities..................................         4,662,996               71.6
                                                                   -----------              -----
Equity securities:
  Common stocks -- industrial, miscellaneous, and all
    other...................................................            23,053                0.3
  Nonredeemable preferred stocks............................            12,197                0.2
                                                                   -----------              -----
    Total equity securities.................................            35,250                0.5
                                                                   -----------              -----
Mortgage loans on real estate...............................         1,503,781               23.1
Investment real estate......................................            14,172                0.2
Policy loans................................................           166,704                2.6
Other long-term investments.................................            29,193                0.4
Short-term investments......................................           101,215                1.6
                                                                   -----------              -----
      Total investments.....................................        $6,513,311              100.0%
                                                                   -----------              -----
                                                                   -----------              -----



    A significant portion of Protective's bond portfolio is invested in mortgage-backed securities. Mortgage-backed securities are constructed from pools of residential mortgages, and may have cash flow volatility as a result of changes in the rate at which prepayments of principal occur with respect to the underlying loans. Prepayments of principal on the underlying residential loans can be expected to accelerate with decreases in interest rates and diminish with increases in interest rates. In its mortgage-backed securities portfolio, Protective has focused on sequential and planned amortization class securities, which tend to be less volatile than other classes of mortgage-backed securities.



    Protective obtains ratings of its fixed maturities from Moody's Investor Service, Inc. ("Moody's") and Standard & Poor's Corporation ("S&P"). If a bond is not rated by Moody's or S&P, Protective uses ratings from the Securities Valuation Office of the National Association of Insurance Commissioners ("NAIC"), or Protective rates the bond based upon a comparison of the unrated issue to rated issues of the same issuer or rated issues of other issuers with similar risk characteristics. At December 31, 1996, approximately 99% of bonds were rated by Moody's, S&P, or the NAIC.

    The following table shows the approximate percentage distribution of Protective's fixed maturities by rating, utilizing S&P's rating categories, at December 31, 1996:



                                                                                  PERCENTAGE OF
                                                                                      FIXED
TYPE                                                                                MATURITIES
--------------------------------------------------------------------------------  --------------
Bonds
  AAA...........................................................................        48.3%
  AA............................................................................         4.4
  A.............................................................................        22.6
  BBB...........................................................................        21.1
  BB or less....................................................................         2.5
Bank Loan Participations
  Investment Grade..............................................................         0.1
  Non-Investment Grade..........................................................         0.9
Redeemable Preferred Stock......................................................         0.1
                                                                                       -----
Total...........................................................................       100.0%
                                                                                       -----
                                                                                       -----



    At December 31, 1996, approximately $4,488.6 million of Protective's $4,606.1 million bond portfolio was invested in U.S. Government or agency-backed securities or investment grade corporate bonds and only approximately $117.5 million of its bond portfolio was rated less than investment grade. Approximately $498.5 million of bonds are not publicly traded.



    Protective also invests in bank loan participations. Generally, such investments constitute the most senior debt incurred by the borrower in highly leveraged transactions. They are generally unrated by the credit rating agencies. Of the $49.8 million of bank loan participations owned by Protective at December 31, 1996, $43.6 million were classified by Protective as less than investment grade.



    Risks associated with investments in less than investment grade debt obligations may be significantly higher than risks associated with investments in debt securities rated investment grade. Risk of loss upon default by the borrower is significantly greater with respect to such debt obligations than with other debt securities because these obligations may be unsecured or subordinated to other creditors. Additionally, there is often a thinly traded market for such securities and current market quotations are frequently not available for some of these securities. Issuers of less than investment grade debt obligations usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment-grade issuers.



    On December 17, 1996, Protective sold approximately $315 million of its bank loan participations in a securitization transaction involving Protective and other unrelated parties. An affiliate of Protective will serve as portfolio manager for the securitization's underlying portfolio of bank loan participations and other assets which total approximately $667 million.



    Protective also invests a significant portion of its portfolio in mortgage loans. Results for these investments have been excellent due to careful management and a focus on a specialized segment of the market. Protective generally does not lend on speculative properties and has specialized in making loans on either credit-oriented commercial properties, or credit-anchored strip shopping centers. The average size of loans made during 1996 was $2.9 million. The average size mortgage loan in Protective's portfolio is approximately $1.7 million. The largest single loan amount is $13.6 million.

    The following table shows a breakdown of Protective's mortgage loan portfolio by property type:


                                                                                 PERCENTAGE OF
                                                                                MORTGAGE LOANS
PROPERTY TYPE                                                                   ON REAL ESTATE
-----------------------------------------------------------------------------  -----------------
Retail.......................................................................          77.4%
Office Building..............................................................           7.6
Warehouses...................................................................           7.4
Apartments...................................................................           6.2
Mixed-use....................................................................           1.3
Other........................................................................           0.1
                                                                                      -----
Total........................................................................         100.0%
                                                                                      -----
                                                                                      -----



    Retail loans are generally on strip shopping centers located in smaller towns and anchored by one or more strong regional or national retail stores. The anchor tenants enter into long-term leases with Protective's borrowers. These centers provide the basic necessities of life, such as food, pharmaceuticals, and clothing, and have been relatively insensitive to changes in economic conditions. The following are some of the largest anchor tenants (measured by Protective's exposure) in the strip shopping centers at December 31, 1996:



                                                                                   PERCENTAGE OF
                                                                                  MORTGAGE LOANS
ANCHOR TENANTS                                                                    ON REAL ESTATE
-----------------------------------------------------------------------------  ---------------------
Food Lion....................................................................               4%
Wal-Mart.....................................................................               4
K-Mart.......................................................................               4
Winn Dixie...................................................................               3
Revco........................................................................               2
Ahold USA....................................................................               2



    Protective's mortgage lending criteria generally require that the loan-to-value ratio on each mortgage be at or under 75% at the time of origination. Projected rental payments from credit anchors (i.e., excluding rental payments from smaller local tenants) generally exceed 70% of the property's projected operating expenses and debt service.



    For several years Protective has offered a commercial loan product under which Protective will permit a loan-to-value ratio of up to 85% in exchange for a participating interest in the cash flows from the underlying real estate. Approximately $498 million of Protective's mortgage loans have this participation feature.



    Many of Protective's mortgage loans have call or interest rate reset provisions after five to seven years. However, if interest rates were to significantly increase, Protective may be unable to increase the interest rates on its existing mortgage loans commensurate with the significantly increased market rates, or call the loans.



    At December 31, 1996, $23.7 million or 1.6% of the mortgage loan portfolio was nonperforming. It is Protective's policy to cease to carry accrued interest on loans that are over 90 days delinquent. For loans less than 90 days delinquent, interest is accrued unless it is determined that the accrued interest is not collectible. If a loan becomes over 90 days delinquent, it is Protective's general policy to initiate foreclosure proceedings unless a workout arrangement to bring the loan current is in place.

    On March 22, 1996, Protective sold approximately $554 million of its commercial mortgage loans in a securitization transaction. Proceeds from the sale consisted of cash of approximately $400 million, net of expenses, and securities issued in the securitization transaction of approximately $161 million. Protective continues to service the securitized mortgage loans.



    As a general rule, Protective does not invest directly in real estate. The investment real estate held by Protective consists largely of properties obtained through foreclosures or the acquisition of other insurance companies. In Protective's experience, the appraised value of foreclosed properties often approximates the mortgage loan balance on the property plus costs of foreclosure. Also, foreclosed properties often generate a positive cash flow enabling Protective to hold and manage the property until the property can be profitably sold.



    Protective has established an allowance for uncollectible amounts on investments. This allowance was $30.9 million at December 31, 1996.



    Combinations of futures contracts and options on treasury notes are sometimes used as hedges for asset/liability management of certain investments, primarily mortgage loans on real estate, mortgage-backed securities, and liabilities arising from interest sensitive products such as GICs and annuities. Realized investment gains and losses on such contracts are deferred and amortized over the life of the hedged asset. Protective also uses interest rate swap contracts to convert certain investments from a variable rate of interest to a fixed rate of interest.


    For further discussion regarding Protective's investments and the maturity of and the concentration of risk among Protective's invested assets, see Note C to the Consolidated Financial Statements.


    The following table shows the investment results of Protective for the years 1992 through 1996 (dollars in thousands):



                                                                                         PERCENTAGE
                                                        CASH, ACCRUED                     EARNED ON
                                                      INVESTMENT INCOME,      NET        AVERAGE OF        REALIZED
                     YEAR ENDED                       AND INVESTMENTS AT  INVESTMENT      CASH AND        INVESTMENT
                    DECEMBER 31                          DECEMBER 31        INCOME       INVESTMENTS    GAINS (LOSSES)
----------------------------------------------------  ------------------  -----------  ---------------  --------------
  1992..............................................    $    3,650,024     $ 274,991           8.6%       $     (154)
  1993..............................................         4,841,209       354,165           8.4             5,054
  1994..............................................         5,355,988       408,933           8.2             6,298
  1995..............................................         6,087,828       458,433           7.9             1,951
  1996..............................................         6,698,236       498,781           7.8             5,510


    See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" included herein for certain information relating to Protective's investments and liquidity.

G.  INDEMNITY REINSURANCE


    As is customary in the insurance industry, Protective cedes insurance to other insurance companies. The ceding insurance company remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. Protective sets a limit on the amount of insurance retained on the life of any one person. In the individual lines it will not retain more than $500,000, including accidental death benefits, on any one life. For group insurance, the maximum amount retained on any one life is generally $100,000. At December 31, 1996, Protective had insurance in force of $69.3 billion of which approximately $18.8 billion was ceded to reinsurers.

H.  POLICY LIABILITIES AND ACCRUALS



    The applicable insurance laws under which Protective operates require that each insurance company report policy liabilities to meet future obligations on the outstanding policies. These liabilities are the amounts which, with the additional premiums to be received and interest thereon compounded annually at certain assumed rates, are calculated in accordance with applicable law to be sufficient to meet the various policy and contract obligations as they mature. These laws specify that the liabilities shall not be less than liabilities calculated using certain named mortality tables and interest rates.



    The policy liabilities and accruals carried in Protective's financial reports (presented on the basis of generally accepted accounting principles) differ from those specified by the laws of the various states and carried in Protective's and its insurance subsidiaries' statutory financial statements (presented on the basis of statutory accounting principles mandated by state insurance regulation). For policy liabilities other than those for universal life policies, annuity contracts, and GICs, these differences arise from the use of mortality and morbidity tables and interest rate assumptions which are deemed under generally accepted accounting principles to be more appropriate for financial reporting purposes than those required for statutory accounting purposes; from the introduction of lapse assumptions into the reserve calculation; and from the use of the net level premium method on all business. Policy liabilities for universal life policies, annuity contracts, and GICs are carried in Protective's financial reports at the account value of the policy or contract.


I.  FEDERAL INCOME TAX CONSEQUENCES


    Under pre-1984 tax law, certain income of Protective was not taxed currently, but was accumulated in the "Policyholders' Surplus Account" to be taxed only when such income was distributed to the stockholders or when certain limits on accumulated amounts were exceeded. Consistent with current tax law, amounts accumulated in the Policyholders' Surplus Account have been carried forward, although no accumulated income may be added to these accounts. As of December 31, 1996, the combined Policyholders' Surplus Accounts for Protective and its life insurance subsidiaries and the estimated tax which would become payable on these amounts if distributed to stockholders were $50.7 million and $17.7 million, respectively. Protective does not anticipate exceeding applicable limits on amounts accumulated in these accounts and, therefore, does not expect to involuntarily pay tax on the amounts held therein.


J.  COMPETITION


    Life and health insurance is a mature industry. In recent years, the industry has experienced virtually no growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry and the Protective's divisions encounter significant competition in all their respective lines of business from other insurance companies, many of which have greater financial resources than Protective, as well as competition from other providers of financial services.



    Management believes that Protective's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong claims-paying and financial strength ratings from rating agencies.



    Protective  competes  against  other   insurance  companies  and   financial
institutions in the origination of commercial mortgage loans.

K.  REGULATION


    Protective is subject to government regulation in each of the states in which it conducts business. Such regulation is vested in state agencies having broad administrative power dealing with all aspects of the insurance business, including premium rates, marketing practices, advertising, policy forms and capital adequacy, and is concerned primarily with the protection of policyholders rather than stockholders. Protective cannot predict the form of any future proposals or regulation.



    A life insurance company's statutory capital is computed according to rules prescribed by the NAIC as modified by the insurance company's state of domicile. Statutory accounting rules are different from generally accepted accounting principles and are intended to reflect a more conservative view, for example, by requiring immediate expensing of policy acquisition costs and more conservative computations of policy liabilities. The NAIC's risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. These requirements are intended to allow insurance regulators to identify inadequately capitalized insurance companies based upon the types and mixtures of risks inherent in the insurer's operations. The formula includes components for asset risk, liability risk, interest rate exposure, and other factors. Based upon the December 31, 1996 statutory financial reports, Protective and its insurance subsidiaries are adequately capitalized under the formula.



    Protective is required to file detailed annual reports with the supervisory agencies in each of the jurisdictions in which it does business and its business and accounts are subject to examination by such agencies at any time. Under the rules of the NAIC, insurance companies are examined periodically (generally every three to five years) by one or more of the supervisory agencies on behalf of the states in which they do business. To date, no such insurance department examinations have produced any significant adverse findings regarding Protective or any of its insurance subsidiaries.



    Under insurance guaranty fund laws in most states, insurance companies doing business in such a state can be assessed up to prescribed limits for policyholder losses incurred by insolvent or failed insurance companies. Although Protective cannot predict the amount of any future assessments; most insurance guaranty fund laws currently provide that an assessment may be excused or deferred if it would threaten an insurer's financial strength. Protective was assessed immaterial amounts in 1996, which will be partially offset by credits against future state premium taxes.


    In addition, many states, including the state in which Protective is domiciled, have enacted legislation or adopted regulations regarding insurance holding company systems. These laws require registration of and periodic reporting by insurance companies domiciled within the jurisdiction which control or are controlled by other corporations or persons so as to constitute an insurance holding company system. These laws also affect the acquisition of control of insurance companies as well as transactions between insurance companies and companies controlling them. Most states, including Tennessee, where Protective is domiciled, require administrative approval of the acquisition of control of an insurance company domiciled in the state or the acquisition of control of an insurance holding company whose insurance subsidiary is incorporated in the state. In Tennessee, the acquisition of 10% of the voting securities of a person is generally deemed to be the acquisition of control for the purpose of the insurance holding company statute and requires not only the filing of detailed information concerning the acquiring parties and the plan of acquisition, but also administrative approval prior to the acquisition.


    Protective is subject to various state statutory and regulatory restrictions on its ability to pay dividends to PLC. In general, dividends up to specified levels are considered ordinary and may be paid without prior approval. Dividends in larger amounts are subject to approval by the insurance commissioner of the state of domicile. The maximum amount that would qualify as ordinary dividends to PLC by Protective in 1997 is estimated to be $98 million. No assurance can be given that more stringent restrictions will not be adopted from time to time by states in which Protective and its subsidiaries are domiciled, which restrictions could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to PLC by Protective without affirmative prior approval by state regulatory authorities.



    Protective acts as a fiduciary and is subject to regulation by the Department of Labor ("DOL") when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act of 1974 ("ERISA"). Severe penalties are imposed by ERISA on fiduciaries that violate ERISA's prohibited transaction provisions by breaching their duties to ERISA covered plans. In a case decided by the United States Supreme Court in December 1993 (JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY V. HARRIS TRUST AND SAVINGS BANK), the Court concluded that an insurance company general account contract that had been issued to a pension plan should be divided into its guaranteed and nonguaranteed components and that certain ERISA fiduciary obligations applied with respect to the assets underlying the nonguaranteed components. Although Protective has not issued contracts identical to the one involved in HARRIS TRUST, some of its policies relating to ERISA-covered plans may be deemed to have nonguaranteed components subject to the principles announced by the Court.



    The full extent to which HARRIS TRUST makes the fiduciary standards and prohibited transaction provisions of ERISA applicable to all or part of insurance company general account assets, however, cannot be determined at this time. The Supreme Court's opinion did not resolve whether the assets at issue in the case may be subject to ERISA for some purposes and not others. The life insurance industry requested that the DOL issue exemptions from the prohibited transaction provisions of ERISA in view of HARRIS TRUST. In July of 1995, the DOL published, in final form, a prohibited transaction class exemption (PTE 95-60) which exempts from the prohibited transaction rules, prospectively and retroactively to January 1, 1975, certain transactions engaged in by insurance company general accounts in which employee benefit plans have an interest. The exemption does not cover all such transactions, and the insurance industry is seeking further relief. Pursuant to the Small Business Job Protection Act signed into law on August 20, 1996, the DOL is required to publish final regulations clarifying the HARRIS TRUST decision. Until these and other matters are clarified, Protective is unable to determine whether the decision will result in any liability and, if so, its nature and scope.



    Existing federal laws and regulations affect the taxation of Protective's products. Income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. Congress has from time to time considered proposals that, if enacted, would have had an adverse impact on the federal income tax treatment of such products, or would increase the tax deterred status of competing products. If these proposals were to be adopted, they could adversely affect the ability of all life insurance companies, including Protective, to sell such products and could result in the surrender of existing contracts and policies. Although it cannot be predicted whether future legislation will contain provisions that alter the treatment of these products, such provisions are not part of any tax legislation currently under active consideration in Congress.



    The Federal Government has from time to time advocated changes to the current health care delivery system which will address both affordability and availability issues. In addition to the federal initiatives, a number of states are considering legislative programs that are intended to affect the accessibility and affordability of health care. Some states have enacted health care reform legislation. However, in light of the small relative proportion of Protective's earnings attributable to group health insurance, management does not expect that either the federal or state proposals will have a material adverse effect on Protective's earnings.

    The Federal Government has advocated the repeal the Glass-Steagall Act and certain other legislative changes, which would allow banks to diversify into securities and other businesses, including possibly insurance. The ultimate scope and effective date of any proposals are unknown at this time and are likely to be modified as they are considered for enactment. It is anticipated that these proposals may increase competition and, therefore, may adversely affect Protective.


    Additional issues related to regulation of Protective are discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" included herein.


L.  RECENT DEVELOPMENTS



    On April 8, 1997, Protective entered into a definitive agreement to acquire all of the outstanding capital stock of West Coast Life Insurance Company ("West Coast") from Nationwide Corporation, a member of the Nationwide Insurance Enterprise, for $257.0 million in cash. The acquisition is subject to regulatory approvals and certain other conditions, and is expected to be financed from funds internally generated at Protective. West Coast's principal products are universal life and traditional ordinary life. As of December 31, 1996, West Coast had approximately $750.0 million of assets and $150.0 million of statutory capital and surplus. In 1996, West Coast generated $100.0 million of premium revenue. Protective expects to operate West Coast as a subsidiary, with its headquarters in California, and retain West Coast's sales force.



    Protective expects that its various administrative systems will have the capability to process transactions beyond 1999 by the second quarter of 1998. The costs to complete its efforts to modify or replace such systems are not expected to be material.



M.  EMPLOYEES



    Protective had approximately 1,000 full-time employees, including approximately 800 in the Home Office in Birmingham, Alabama at December 31, 1996. These employees are covered by contributory major medical, dental, group life, and long-term disability insurance plans. The cost of these benefits in 1996 amounted to approximately $2.4 million for Protective. In addition, substantially all of the employees are covered by a pension plan. Protective also matches employee contributions to its 401(k) Plan. See Note L to Consolidated Financial Statements.



N.  PROPERTIES


    Protective's administrative office building is located at 2801 Highway 280 South, Birmingham, Alabama. This building includes the original 142,000 square-foot building which was completed in 1976 and a second contiguous 220,000 square-foot building which was completed in 1985. In addition, parking is provided for approximately 1,000 vehicles.


    Protective leases administrative space in 4 cities, substantially all under leases for periods of three to five years. The aggregate monthly rent is approximately $51 thousand.



    Marketing offices are leased in 14 cities, substantially all under leases for periods of three to five years with five leases running longer than five years. The aggregate monthly rent is approximately $43 thousand.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The executive officers and directors of Protective are as follows:


Drayton Nabers, Jr.   56    Chairman of the Board

R. Stephen Briggs     47    Executive Vice President and a Director

John D. Johns         45    President and Chief Financial Officer and a Director

Ormond L. Bentley     61    Executive Vice President, Group and a Director

Deborah J. Long       43    Senior Vice President, General Counsel, Secretary
                              and a Director

Jim E. Massengale     54    Executive Vice President, Acquisitions and a
                              Director

Danny L. Bentley      39    Senior Vice President, Group and a Director

Richard J. Bielen     36    Senior Vice President and a Director

Steven A. Schultz     43    Senior Vice President, Financial Institutions and a
                              Director

Wayne E. Stuenkel     43    Senior Vice President, Chief Actuary and a Director

A. S. Williams III    60    Executive Vice President, Investments and Treasurer
                              and a Director

Judy Wilson           38    Senior Vice President, Guaranteed Investment
                              Contracts

Carolyn King          46    Senior Vice President, Investment Products and a
                              Director

Jerry W. DeFoor       44    Vice President and Controller, and Chief Accounting
                              Officer


    All executive officers and directors are elected annually. Executive officers serve at the pleasure of the Board of Directors and directors are elected by PLC at the annual meeting of shareholders of Protective. None of the individuals listed above is related to any director of PLC or Protective or to any executive officer.


    Mr. Nabers has been Chairman of the Board and a Director of Protective Life since August 1996. Mr. Nabers has been Chairman of the Board and Chief Executive Officer of PLC and a Director since August 1996. From May 1994 to August 1996, Mr. Nabers was Chairman of the Board, President and Chief Executive Officer and a Director of PLC. From May 1992 to May 1994, he was President and Chief Executive Officer and a Director of PLC. Mr. Nabers was President and Chief Operating Officer and a Director of PLC from August 1982 until May 1992. He is also a director of Energen Corporation, National Bank of Commerce of Birmingham, and Alabama National Bancorporation.



    Mr. Briggs has been Executive Vice President of PLC and Protective since October 1993. From January 1993 to October 1993 he was Senior Vice President, Life Insurance and Investment Products of Protective and PLC. Mr. Briggs had been Senior Vice President, Ordinary Marketing of PLC since August 1988 and of Protective since April 1986.



    Mr. Johns has been President and Chief Operating Officer of PLC since August 1996 and President of Protective Life since August 1996. He was Executive Vice President and Chief Financial Officer of PLC and of Protective Life from October 1993 to August 1996. From August 1988 to October 1993, he served as Vice President and General Counsel of Sonat Inc. He is a director of National Bank of Commerce of Birmingham and Alabama National Bancorporation.

    Mr. Ormond L. Bentley has been Executive Vice President, Group of Protective and PLC since August 1996. From December 1978 to August 1996 he served as Senior Vice President, Group of Protective. He has also served as Senior Vice President, Group of PLC from August 1988 to August 1996.



    Ms. Long has been Senior Vice President, Secretary and General Counsel of PLC since November 1996 and of Protective since September 1996. Ms. Long was Senior Vice President and General Counsel of PLC from February 1994 to November 1996 and of Protective from February 1994 to September 1996. From August 1993 to January 1994, Ms. Long served as General Counsel of PLC and from February 1984 to January 1994 she practiced law with the law firm of Maynard, Cooper & Gale, P.C.



    Mr. Massengale has been Executive Vice President, Acquisitions of Protective and PLC since August 1996. From May 1992 to August 1996 he served as Senior Vice President of Protective and PLC. From May 1989 to May 1992 Mr. Massengale was Senior Vice President, Operations and Systems of Protective and PLC.



    Mr. Danny L. Bentley has been Senior Vice President, Group of Protective and PLC since August 1996. From May 1989 to August 1996, he was Vice President, Group Marketing of Protective.



    Mr. Bielen has been Senior Vice President, Investments of PLC and Protective since August 1996. From August 1991 to August 1996, he was Vice President, Investments of Protective.



    Mr. Schultz  has  been  Senior Vice  President,  Financial  Institutions  of
Protective and PLC since March 1993. Mr. Schultz served as Vice President, Financial Institutions of Protective from February 1989 to March 1993 and of PLC from February 1993 to March 1993.



    Mr. Stuenkel has been Senior Vice President and Chief Actuary of Protective and PLC since March 1987. Mr. Stuenkel is a Fellow in the Society of Actuaries.



    Mr. Williams has been Executive Vice President, Investments and Treasurer of Protective and PLC since August 1996. From July 1981 to August 1996 he was Senior Vice President, Investments and Treasurer of PLC and Protective.



    Ms. Wilson has been Senior Vice President, Guaranteed Investment Contracts of Protective and PLC since January 1995. From July 1991 to December 31, 1994, she served as Vice President, Guaranteed Investment Contracts of Protective.



    Ms. King has been Senior Vice President, Investment Products Division of PLC and of Protective since April 1995. From August 1994 to March 1995, she served as Senior Vice President and Chief Investment Officer of Provident Life and Accident Insurance Company and of its parent company, Provident Life and Accident Insurance Company of America. She served as President of Provident National Assurance Company from November 1987 to March 1995. From November 1986 to August 1994, she served as Vice President of Provident Life and Accident Insurance Company of America.



    Mr. DeFoor has been Vice President and Controller, and Chief Accounting Officer of Protective and PLC since April 1989. Mr. DeFoor is a certified public accountant.


                             EXECUTIVE COMPENSATION

    Executive officers of Protective also serve as executive officers and/or directors of one or more affiliate companies of PLC. Compensation allocations are made as to each individual's time devoted to duties as an executive officer of Protective and its affiliates. The following table shows the total compensation paid to the named executive officers of Protective by Protective or any of its affiliates including PLC.

Of the amounts of total compensation shown in the Summary Compensation Table and other executive compensation information below, approximately 100% of Mr. Nabers', Mr. Williams', Mr. Bentley's, and Mr. Briggs' total compensation, and 50% of Mr. Johns' total compensation is attributable to services performed for or on behalf of Protective. Directors of Protective who are also employees receive no compensation in addition to their compensation as employees of Protective.

    PLC has established a Deferred Compensation Plan for Officers of PLC (the "Officers' Plan") whereby eligible officers may voluntarily elect to defer to a specified date receipt of all or any portion of their Annual Incentive Plan and Performance Share Plan bonuses. The bonuses so deferred are credited to the officers in cash or PLC stock equivalents or a combination thereof. The cash portion earns interest at approximately PLC's short-term borrowing rate. The stock equivalent portion is credited with dividends in the form of additional stock equivalents. Deferred bonuses will be distributed in stock or cash as specified by the officers in accordance with the Officers' Plan unless distribution is accelerated under certain provisions, including upon a change in control of PLC.

                           SUMMARY COMPENSATION TABLE



                                                                                             LONG-TERM
                                                 ANNUAL COMPENSATION                        COMPENSATION
                                     --------------------------------------------  ------------------------------
                                                                                     AWARDS          PAYOUTS
                                                                                   -----------  -----------------

                                                                                   SECURITIES
                                                                                   UNDERLYING
                                                                        OTHER       OPTIONS/        LONG-TERM            ALL
                                                                        ANNUAL        SARS       INCENTIVE PLAN         OTHER
 NAME AND PRINCIPAL POSITION   YEAR    SALARY(1)      BONUS(1)(2)    COMPENSATION      (#)        PAYOUTS(2)(3)    COMPENSATION(4)
             (A)                (B)       (C)             (D)            (E)           (G)             (H)               (I)
 ----------------------------------------------------------------------------------------------------------------------------------

 DRAYTON NABERS, JR.            1996 $   535,000    $    691,063(5)  $     2,970     150,000    $   757,492(7)     $     4,500
  Chairman of the Board and     1995     499,167         459,000           2,970                    694,733              4,500
  Chief Executive Officer       1994     438,550         400,500           1,188                    624,499              4,500
 ----------------------------------------------------------------------------------------------------------------------------------

 JOHN D. JOHNS                  1996     312,917         306,316(6)          -0-      75,000        166,026              4,500
  President and Chief
    Operating                   1995     282,500         200,000             -0-                    132,964              4,500
  Officer                       1994     268,333         189,000             -0-                     87,041              4,500
 ----------------------------------------------------------------------------------------------------------------------------------

 R. STEPHEN BRIGGS              1996     293,333         181,700             -0-      20,000        249,038(7)           4,500
  Executive Vice President      1995     282,500         190,000           1,056                    262,598              4,500
                                1994     268,333         153,900           3,168                    243,706              4,500
 ----------------------------------------------------------------------------------------------------------------------------------

 A. S. WILLIAMS III             1996     273,333         442,500           5,742      20,000        280,168(7)           4,500
  Senior Vice President,
    Investments                 1995     263,333         240,603           2,970                    299,170              4,500
  and Treasurer                 1994     252,500         153,000           2,970                    263,283              4,500
 ----------------------------------------------------------------------------------------------------------------------------------

 JIM E. MASSENGALE              1996     225,417         148,100             756      20,000        233,474(7)           4,500
  Executive Vice President,     1995     203,333         123,000             753                    252,639              4,500
  Acquisitions                  1994     193,550         117,000             728                    235,020              4,500
 ----------------------------------------------------------------------------------------------------------------------------------


------------------------


(1) Includes amounts that the named executives may have voluntarily elected to contribute to PLC's 401(k) and Stock Ownership Plan.



(2) Includes amounts that the named executives may have voluntarily deferred under PLC's Deferred Compensation Plan for Officers.



(3) For further information, see the "Long-Term Incentive Plan -- Awards In Last Fiscal Year" table.



(4) Matching contributions to PLC's 401(k) and Stock Ownership Plan.

(5) Includes a one-time bonus award of $205,063 in shares of PLC's Common Stock.



(6) Includes a one-time bonus award of $53,316 in shares of PLC's Common Stock.



(7) 1996 long-term compensation is not yet determinable. The amount shown is the best estimate available as of the date hereof.



    The above table sets forth certain information for the year ended December 31, 1996 relating to the Chief Executive Officer and the four most highly compensated executive officers of PLC.



    The following table sets forth information regarding the stock appreciation rights granted to named executives during 1996.



                     OPTION/SAR GRANTS IN LAST FISCAL YEAR




                                                                                                           GRANT DATE
                                           INDIVIDUAL GRANTS                                                  VALUE
                                                                                                         ---------------

                                                      PERCENT OF
                                                         TOTAL
                                       NUMBER OF       OPTIONS/
                                       SECURITIES    SARS GRANTED    EXERCISE
                                       UNDERLYING    TO EMPLOYEES       OR      GROSS
                                     OPTION/SARS(1)    IN FISCAL    BASE PRICE   DATE     EXPIRATION       GRANT DATE
               NAME                   GRANTED (#)        YEAR         ($/SB)    PRICE        DATE        PRESENT VALUE $
                (A)                       (B)             (C)          (D)      ($/SB)        (A)            (H)(2)
   ------------------------------------------------------------------------------------------------------------------
  Drayton Nabers, Jr.                    150,000          44.4%     $  34,875   $35.00  August 15, 2006  $   1,332,750
------------------------------------------------------------------------------------------------------------------
  John D. Johns                           75,000          22.2         34,875    35.00  August 15, 2006        666,375
------------------------------------------------------------------------------------------------------------------
  R. Stephen Briggs                       20,000           5.9         34,875    35.00  August 15, 2006        177,700
------------------------------------------------------------------------------------------------------------------
  A. S. Williams III                      20,000           5.9         34,875    35.00  August 15, 2006        177,700
------------------------------------------------------------------------------------------------------------------
  Jim E. Massengale                       20,000           5.9         34,875    35.00  August 15, 2006        177,700
------------------------------------------------------------------------------------------------------------------


------------------------------


(1) The stock appreciation rights are exercisable after five years (earlier upon the death, disability or retirement of the executive or, in certain circumstances, upon a change in control of PLC). Unexercised rights expire upon termination of employment, and rights exercised within the one-year period prior to termination are recoverable by PLC if the executive becomes employed by a competitor of PLC.



(2) The stock appreciation rights were valued using the Roll-Geske variation of the Black-Scholes option pricing model. Expected volatility was assumed to approximately equal that of the S&P Life Insurance Index or 15%. Other assumptions include a risk-free rate of 6.35%, a dividend yield of 1.97%, and an expected time of exercise of August 15, 2002.

    The following table sets forth the value of the stock appreciation rights held by the named executives based upon the value of the Common Stock as of December 31, 1996.



                      AGGREGATED FY-END OPTION/SAR VALUES




                                  NUMBER OF
                                  SECURITIES                 VALUE OF
                                  UNDERLYING               UNEXERCISED
                                 UNEXERCISED               IN-THE-MONEY
                               OPTIONS/SARS AT           OPTIONS/SARS AT
                                  FY-END (#)                FY-END ($)
                                 EXERCISABLE/              EXERCISABLE/
          NAME                  UNEXERCISABLE             UNEXERCISABLE
           (A)                       (D)                       (E)
 ------------------------------------------------------------------------
  Drayton Nabers, Jr.               0/150,000              $0/$750,000
------------------------------------------------------------------------
  John D. Johns                     0/ 75,000               0/ 375,000
------------------------------------------------------------------------
  R. Stephen Briggs                 0/ 20,000               0/ 100,000
------------------------------------------------------------------------
  A. S. Williams III                0/ 20,000               0/ 100,000
------------------------------------------------------------------------
  Jim E. Massengale                 0/ 20,000               0/ 100,000
------------------------------------------------------------------------


                             PERFORMANCE SHARE PLAN
             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR



                                                                                 ESTIMATED FUTURE PAYOUTS UNDER
                                                                            NON-STOCK PRICE-BASED PLANS (IN SHARES)
                                                                           ------------------------------------------

                               NUMBER OF           PERFORMANCE OR
                                SHARES,             OTHER PERIOD
                                UNITS OR                UNTIL
                              OTHER RIGHTS          MATURATION OR
          NAME                   (#)(1)                PAYOUT              THRESHOLD          TARGET         MAXIMUM
           (A)                    (B)                    (C)                  (D)              (E)             (F)
 ------------------------------------------------------------------------------------------------------------------
                                 10,650
  Drayton Nabers, Jr.            shares           December 31, 1999           5,325           13,313         18,105
------------------------------------------------------------------------------------------------------------------
  John D. Johns               3,880 shares        December 31, 1999           1,940            4,850         6,596
------------------------------------------------------------------------------------------------------------------
  R. Stephen Briggs           3,880 shares        December 31, 1999           1,940            4,850         6,596
------------------------------------------------------------------------------------------------------------------
  A. S. Williams III          2,980 shares        December 31, 1999           1,490            3,725         5,066
------------------------------------------------------------------------------------------------------------------
  Jim E. Massengale           2,300 shares        December 31, 1998           1,150            2,875         3,910
------------------------------------------------------------------------------------------------------------------


------------------------------


(1) In the event of a change in control, payment will be made with respect to all outstanding awards based upon performance at the target level (which, for all outstanding awards, is deemed to be at the seventy-fifth percentile) or, if greater, performance as of the December 31 preceding the change in control.



    In 1996, the Compensation and Management Succession Committee of PLC's Board of Directors awarded performance shares, as indicated, to the above named executives, which are not payable, if at all, until the results of the comparison group of companies for the four-year period ending December 31, 1999 are known.



    With respect to 1996 awards, awarded to the named executive officers, 125% of the award is earned if PLC's average return on average equity for the four-year period ranks at the top 25% of the comparison group. If PLC ranks at the top 10% of the comparison group, 170% of the award is earned. If PLC ranks at the median of the comparison group, 50% of the award is earned and if PLC's results are below the median of the comparison group, no portion of the award is earned. The Performance Share Plan provides for interpolation between thresholds to determine the exact percentage to be paid.

                                  PENSION PLAN
                               PENSION PLAN TABLE



REMUNERATION                               YEARS OF SERVICE
----------       --------------------------------------------------------------------

                    15             20             25             30             35
$ 125,000        $27,802        $37,070        $46,337        $55,604        $64,872
  150,000         33,802         45,070         56,337         67,604         78,872
  175,000*        39,802         53,070         66,337         79,604         92,872
  200,000*        45,802         61,070         76,337         91,604        106,872
  225,000*        51,802         69,070         86,337        103,604        120,872
  250,000*        57,802         77,070         96,337        115,604        134,872*
  275,000*        63,802         85,070        106,337        127,604*       148,872*
  300,000*        69,802         93,070        116,337        139,604*       162,872*
  400,000*        93,802        125,070*       156,337*       187,604*       218,872*
  500,000*       117,802        157,070*       196,337*       235,604*       274,872*
  600,000*       141,802*       189,070*       236,337*       283,604*       330,872*
  700,000*       165,802*       221,070*       276,337*       331,604*       386,872*
  800,000*       189,802*       253,070*       316,337*       379,604*       442,872*
  900,000*       213,802*       285,070*       356,337*       427,604*       498,872*
1,000,000*       237,802*       317,070*       396,337*       475,604*       554,872*
1,100,000*       261,802*       349,070*       436,337*       523,604*       610,872*
1,200,000*       285,802*       381,070*       476,337*       571,604*       666,872*
1,300,000*       309,802*       413,070*       516,337*       619,604*       722,872*


------------------------


*Current pension law limits the maximum annual benefit payable at normal retirement age under a defined benefit plan to $125,000 for 1997 and is subject to increase in later years. In addition, in 1997, such a plan may not take into account annual compensation in excess of $160,000, which amount is similarly subject to increase in later years. PLC's Excess Benefit Plan ("Excess Benefit Plan"), adopted effective September 1, 1984, and amended and restated as of January 1, 1989, provides for payment, outside of the PLC Pension Plan ("Pension Plan"), of the difference between (1) the fully accrued benefits which would be due under the Pension Plan absent both of the aforesaid limitations and (2) the amount actually payable under the Pension Plan as so limited.


    The above table illustrates estimated gross annual benefits which would be payable for life in a straight life annuity commencing at normal retirement age under the Pension Plan and the Excess Benefit Plan for employees with average compensation (remuneration under the table above) and years of service. Benefits in the above table are not reduced by social security or other offset amounts.

    Compensation covered by the Pension Plan (for purposes of pension benefits) excludes commissions and performance share awards and generally corresponds to that shown under the heading "Annual Compensation" in the Summary Compensation Table. Compensation is calculated based on the average of the highest level of compensation paid during a period of 36 consecutive whole months. Only three Annual

Incentive Plan bonuses (whether paid or deferred under a Deferred Compensation Plan maintained by PLC) may be included in obtaining the average compensation.

    The named executives and their estimated length of service as of December 31, 1995 are provided in the following table.


   ------------------------------------------------

         NAME                  YEARS OF SERVICE
-----------------------  -----------------------------
    Drayton Nabers, Jr.                   18
    John D. Johns                          3
    R. Stephen Briggs                     25
    A. S. Williams III                    32
    Jim E. Massengale                     13
------------------------------------------------



                             ADDITIONAL AGREEMENTS


    PLC has entered into Severance Compensation Agreements with all executive officers and several other officers. These agreements provide for certain payments upon termination of employment or reduction in duties or compensation following certain events constituting a "change in control". The agreements may be terminated or modified by the Board of Directors at any time prior to a change in control. The benefits granted upon termination of employment are (i) continuation (for up to twenty-four months) in PLC's hospital, medical, accident, disability, and life insurance plans as provided to the executive immediately prior to the date of his termination of employment and (ii) a plan distribution. The distribution shall consist of (1) the payment in full of all pending performance share awards as if fully earned, using the higher of the market price or price of PLC's Common Stock in the transaction effecting the change in control, and (2) delivery of an annuity to equal increased benefits under the Pension Plan and the Excess Benefit Plan resulting from an additional three years of credited service (subject to the Pension Plan's maximum on crediting service).

    The maximum benefits are limited to two times the sum of the executive's most recent annualized base salary plus the last earned bonus under PLC's Annual Incentive Plan (not to exceed certain tax law limitations). The Severance Compensation Agreements also provide that if the Performance Share Plan has terminated before the time of payment of benefits, the amount of benefits under the Severance Compensation Agreements would be reduced by any payment to the executive due to the termination of the Performance Share Plan.


    The Board of Directors of PLC has authorized PLC to enter into Employment Continuation Agreements with each of the named executives which provide for certain benefits in the event such executive's employment is actually or constructively (by means of a reduction in duties or compensation) terminated following certain events constituting a "change in control". Such benefits include (i) a payment equal to three times the sum of the annual base salary in effect at the time of the change in control and the average annual incentive plan bonus for the three years preceding the change in control; (ii) continuation (for twenty-four months) in PLC's hospital, medical, accident, disability, and life insurance plans as provided to the executive immediately prior to the date of his termination of employment; (iii) delivery of an annuity to equal increased benefits under the Pension Plan and the Excess Benefit Plan resulting from an additional three years of credited service (subject to the Pension Plan's maximum on crediting service); and (iv) an additional payment, if necessary, to reimburse the executive for any additional tax (other than normal Federal, state and local income taxes) incurred as a result of any benefits received in connection with the change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



    The   members  of  the  Compensation  and  Management  Succession  Committee
("Committee") are Messrs. McMahon (Chairman), Woods, Dahlberg, Kuehn, and Sklenar. No member of the Committee was an officer or employee of PLC or any of its subsidiaries at any time during 1996. Also, no member of the Committee was formerly an officer of PLC or any of its subsidiaries.



    Mr. Dahlberg is the Chairman of the Board, President and Chief Executive Officer of The Southern Company. PLC is a 25% member of a limited liability company which acquired an office building adjacent to PLC's home office from an affiliate of The Southern Company which continues to lease portions of the building. During 1996, the limited liability company received $1,913,930 in lease payments from affiliates of The Southern Company.


MANAGEMENT OWNERSHIP OF PLC STOCK


    No director or named executive officer of Protective owns any stock of Protective or of any affiliated corporation except for the shares of PLC common stock which are shown as owned as of March 1997:



                                                AMOUNT AND NATURE
                                           OF BENEFICIAL OWNERSHIP (1)
                                        ---------------------------------     PERCENT OF
     NAME AND BENEFICIAL OWNER          SOLE POWER      SHARED POWER (2)      CLASS (1)
------------------------------------    -----------     -----------------     ----------
William J. Rushton III                  641,352(3)             11,094(4)            2.1%
Drayton Nabers, Jr.                     124,664(5)             10,667             *
R. Stephen Briggs                        64,726(6)           -0-                  *
John D. Johns                            14,775(7)          2,100                 *
Ormond L. Bentley                        46,204(8)           -0-                  *
Deborah J. Long                           4,122(9)           -0-                  *
Jim E. Massengale                        57,378(10)          350                  *
Danny L. Bentley                         19,593(11)          -0-                  *
Richard J. Bielen                         7,585(12)          -0-                  *
Wayne E. Stuenkel                        29,179(13)          -0-                  *
A. S. Williams III                       45,605(14)          -0-                  *
Steven A. Schultz                        13,333(15)          -0-                  *
Judy Wilson                               4,472(16)          -0-                  *
Carolyn King                              4,033(17)          -0-                  *
All directors and executive officers
  as a group (14 persons)               1,077,020(18)          24,161(2)            3.6%


------------------------

 * less than one percent

 (1) The number of shares reflected are shares which under applicable regulations of the Securities and Exchange Commission are deemed to be beneficially owned. Shares deemed to be beneficially owned, under such regulations, include shares as to which, directly or indirectly, through any contract, relationship, understanding or otherwise, either voting power or investment power is held or shared. The total number of shares beneficially owned is subdivided, where applicable, into two categories: shares as to which voting/investment power is held solely and shares as to which voting/investment power is shared. Unless otherwise indicated in the following notes, if a beneficial owner has sole power, he has sole voting and investment power, and if a beneficial owner has shared power, he has shared voting and investment power. The percentage calculation is based on the aggregate number of shares beneficially owned.

 (2) This column may include shares held in the name of a spouse, minor children, or certain other relatives sharing the same home as the director or officer, or held by the director or officer, or the spouse of the director or officer, as a trustee or as a custodian for children, as to all of which beneficial ownership is disclaimed by the respective directors and officers except as otherwise noted below.


 (3) Includes 31,593 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Rushton has sole voting power.


 (4) Shares owned by the wife of Mr. Rushton.


 (5) Includes 6,085 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Nabers has sole voting power. Also, includes 78,103 share equivalents allocated to Mr. Nabers' deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Nabers who will have sole voting power over the shares at that time. Does not include 150,000 stock appreciation rights awarded under PLC's 1996 Stock Incentive Plan.



 (6) Includes 12,937 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Briggs has sole voting power. Also, includes 27,832 share equivalents allocated to Mr. Briggs' deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Briggs who will have sole voting power over the shares at that time. Does not include 20,000 stock appreciation rights awarded under PLC's 1996 Stock Incentive Plan.



 (7) Includes 1,184 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. John's has sole voting power. Also, includes 11,391 share equivalents allocated to Mr. Johns' deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Johns who will have sole voting power over the shares at that time. Does not include 75,000 stock appreciation rights awarded under PLC's 1996 Stock Incentive Plan.



 (8) Includes 3,241 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Bentley has sole voting power. Also, includes 26,987 share equivalents allocated to Mr. Bentley's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Bentley who will have sole voting power over the shares at that time.



 (9) Includes 493 shares held in PLC's 401(k) and Stock Ownership Plan for which Ms. Long has sole voting power. Also includes 1,079 share equivalents allocated to Ms. Long's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Ms. Long who will have sole voting powers over the shares at that time.



(10) Includes 14,808 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Massengale has sole voting power. Also includes 16,440 share equivalents allocated to Mr. Massengale's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Massengale who will have sole voting power over the shares at that time. Does not include 20,000 stock appreciation rights awarded under PLC's 1996 Stock Incentive Plan.

(11) Includes 4,285 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Bentley has sole voting power. Also includes 11,254 share equivalents allocated to Mr. Bentley's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Bentley who will have sole voting power over the shares at that time.



(12) Includes 3,847 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Bielen has sole voting power.



(13) Includes 3,063 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Stuenkel has sole voting power. Also includes 21,348 share equivalents allocated to Mr. Stuenkel's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Stuenkel who will have sole voting power over the shares at that time.



(14) Includes 12,588 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Williams has sole voting power. Also, includes 27,832 share equivalents allocated to Mr. Williams' deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Williams who will have sole voting power over the shares at that time. Does not include 20,000 stock appreciation rights awarded under PLC's 1996 Stock Incentive Plan.



(15) Includes 2,635 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Schultz has sole voting power. Also includes 9,506 share equivalents allocated to Mr. Schultz's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Schultz who will have sole voting power over the shares at that time.



(16) Includes 2,472 shares held in PLC's 401(k) and Stock Ownership Plan for which Ms. Wilson has sole voting power.



(17) Includes 407 shares held in PLC's 401(k) and Stock Ownership Plan for which Ms. King has sole voting power. Also, includes 3,626 share equivalents allocated to Ms. King's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Ms. King who will have sole voting power over the shares at that time.



(18) Included are the interests of the persons as of December 31, 1996 in 91,506 shares held in PLC's 401(k) and Stock Ownership Plan, which owned a total of 1,312,410 shares on such date. Each 401(k) and Stock Ownership Plan participant has sole voting power with respect to the shares held in the participant's accounts. The 693,120 shares held in PLC's 401(k) Stock Ownership Plan Trust which have not been allocated to participants will be voted by the Trustees in accordance with the majority vote of all participants. Also, includes 253,120 share equivalents allocated to the deferred compensation accounts of participating directors and executive officers as a group pursuant to the PLC's Deferred Compensation Plan for Directors Who Are Not Employees of the PLC and the PLC's Deferred Compensation Plan for Officers.


                              CERTAIN TRANSACTIONS


    PLC is a 25% member of a limited liability company which acquired an office building adjacent to PLC's home office from an affiliate of The Southern Company which continues to lease portions of the building. During 1996, the limited liability company received $1,913,930 in lease payments from affiliates of The Southern Company. Mr. Dahlberg is the Chairman of the Board, President and Chief Executive Officer of The Southern Company.


                               LEGAL PROCEEDINGS

    There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business of PLC and Protective, to which PLC or Protective or any of its subsidiaries is a party or of which any of PLC or Protective's properties is the subject. For additional information regarding legal proceedings see Note G to the Consolidated Financial Statements included herein.

                                    EXPERTS


    The consolidated balance sheets of Protective Life Insurance Company and subsidiaries as of December 31, 1996 and 1995 and the consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1996 and the related financial statement schedules, in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.


                                 LEGAL MATTERS


    Sutherland, Asbill & Brennan, L.L.P. of Washington, D.C. has provided advice on certain matters relating to federal securities laws.


                             REGISTRATION STATEMENT

    A Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended with respect to the Contracts. This Prospectus does not contain all information set forth in the Registration Statement, its amendments and exhibits, to all of which reference is made for further information concerning Protective and the Contracts. Statements contained in this Prospectus as to the content of the Contracts and other legal instruments are summaries. For a complete statement of the terms thereof, reference is made to the instruments as filed in the Registration Statement.

                                   APPENDIX A
                            MARKET VALUE ADJUSTMENT

    The Market Value Adjustment is equal to the Market Value Adjustment Percentage indicated below, applied to the amount of each full or partial surrender requested. We will consider surrendered amounts to be interest withdrawals first to the extent interest credited during the prior Contract Year has not yet been withdrawn from the Contract at the time of the full or partial surrender. (See "Market Value Adjustment").

     MARKET VALUE ADJUSTMENT PERCENTAGE = (C - I + 0.25%) X (N/12), WHERE:

    C = the Treasury Rate currently established for the same term as the Guaranteed Period from which the surrender is being made;

    I = the Treasury Rate initially established for the Guaranteed Period from which the surrender is being made;

    N = The number of months remaining in the Guaranteed Period from which the surrender is being made.

    The Treasury Rate is the annual effective interest rate credited to United States Treasury instruments, as published by a nationally recognized source. On the fifteenth day and the last day of each month, the Company will identify a Treasury Rate for each Guaranteed Period. The method used by the Company to determine the Treasury Rates under this Contract shall be consistent and is binding upon any Participant, Annuitant and Beneficiary.

    A Surrender Charge will apply during the first seven years of each Initial and each Subsequent Guaranteed Period. The Surrender Charge is equal to a specified Surrender Charge Percentage (maximum 6%) applied to the amount of each full or partial surrender requested less any amount available under the Interest Withdrawals. (See "Surrender Charge").

MARKET VALUE ADJUSTMENT AND SURRENDER CHARGE EXAMPLES
  FULL SURRENDER AFTER COMPLETION OF YEAR 3

GUARANTEED PERIOD (YEARS):                                      3             5             7           TOTAL
---------------------------------------------------------  ------------  ------------  ------------  ------------
Initially --
Annuity Deposit:                                             $10,000.00    $10,000.00    $10,000.00    $30,000.00
Guaranteed Interest Rate:                                         5.00%         5.50%         6.00%
Initial Treasury Rate:                                            4.00%         4.50%         5.00%

Year 1 --
Beginning of Year Account Value:                             $10,000.00    $10,000.00    $10,000.00    $30,000.00
  X (1 + Guaranteed Interest Rate):                               1.050         1.055         1.060
  = End of Year Account Value:                               $10,500.00    $10,550.00    $10,600.00    $31,650.00
  - Beginning of Year Account Value:                         $10,000.00    $10,000.00    $10,000.00    $30,000.00
  = Interest Earned during Year:                                $500.00       $550.00       $600.00     $1,650.00

GUARANTEED PERIOD (YEARS):                                      3             5             7           TOTAL
---------------------------------------------------------  ------------  ------------  ------------  ------------
Year 2 --
Beginning of Year Account Value:                             $10,500.00    $10,550.00    $10,600.00    $31,650.00
  X (1 + Guaranteed Interest Rate):                               1.050         1.055         1.060
  = End of Year Account Value:                               $11,025.00    $11,130.25    $11,236.00    $33,391.25
  - Beginning of Year Account Value:                         $10,500.00    $10,550.00    $10,600.00    $31,650.00
  = Interest Earned during Year:                                $525.00       $580.25       $636.00     $1,741.25

Year 3 --
Beginning of Year Account Value:                             $11,025.00    $11,130.25    $11,236.00    $33,391.25
  X (1 + Guaranteed Interest Rate):                               1.050         1.055         1.060
  = End of Year Account Value:                               $11,576.25    $11,742.41    $11,910.16    $35,228.82
- Beginning of Year Account Value:                           $11,025.00    $11,130.25    $11,236.00    $33,391.25
  = Interest Earned during Year:                                $551.25       $612.16       $674.16     $1,837.57

After Completion of Year 3 --
Account Value:                                               $11,576.25    $11,742.41    $11,910.16    $35,228.82
  - Prior Year's Interest:                                      $551.25       $612.16       $674.16     $1,837.57
  = Amount Subject to Surrender Charge and Market Value
    Adjustment:                                              $11,025.00    $11,130.25    $11,236.00    $33,391.25

Surrender Charge Percentage:                                      0.00%         4.00%         4.00%
  X Subjected Amount:                                        $11,025.00    $11,130.25    $11,236.00    $33,391.25
  = Surrender Charge:                                             $0.00       $445.21       $449.44       $894.65

Number of Months Remaining in the Guaranteed Period:                  0            24            48

EXAMPLE #1 -- INCREASING TREASURY RATE ENVIRONMENT

Current Treasury Rate:                                            4.75%         5.25%         5.75%
  - Initial Treasury Rate:                                        4.00%         4.50%         5.00%
  + 0.25%:                                                        0.25%         0.25%         0.25%
  X Number Months Remaining / 12:                                  0.00          2.00          4.00
  = Market Value Adjustment Percentage:                           0.00%         2.00%         4.00%
  X Subjected Amount:                                        $11,025.00    $11,130.25    $11,236.00    $33,391.25
  = Market Value Adjustment:                                      $0.00       $222.60       $449.44       $672.04

Account Value:                                               $11,576.25    $11,742.41    $11,910.16    $35,228.82
  - Surrender Charge:                                             $0.00       $445.21       $449.44       $894.65
  - Market Value Adjustment:                                      $0.00       $222.60       $449.44       $672.04
  = Net Account Value:                                       $11,576.25    $11,074.60    $11,011.28    $33,662.13

GUARANTEED PERIOD (YEARS):                                      3             5             7           TOTAL
---------------------------------------------------------  ------------  ------------  ------------  ------------
EXAMPLE #2 -- DECREASING TREASURY RATE ENVIRONMENT

Current Treasury Rate:                                            3.25%         3.75%         4.25%
  - Initial Treasury Rate:                                        4.00%         4.50%         5.00%
  + 0.25%:                                                        0.25%         0.25%         0.25%
  X Number Months Remaining / 12:                                  0.00          2.00          4.00
  = Market Value Adjustment Percentage:                           0.00%        -1.00%        -2.00%
  X Subjected Amount:                                        $11,025.00    $11,130.25    $11,236.00    $33,391.25
  = Market Value Adjustment:                                      $0.00      ($111.30)     ($224.72)     ($336.02)

Account Value:                                               $11,576.25    $11,742.41    $11,910.16    $35,228.82
  - Surrender Charge:                                             $0.00       $445.21       $449.44       $894.65
  - Market Value Adjustment:                                      $0.00      ($111.30)     ($224.72)     ($336.02)
  = Net Account Value:                                       $11,576.25    $11,408.51    $11,685.44    $34,670.20

                                   APPENDIX B
                         MATTERS RELATING TO CONTRACTS
               OFFERED IN CERTAIN STATES AFTER SEPTEMBER 10, 1991
                            AND PRIOR TO MAY 1, 1996


    THE FOLLOWING SECTIONS DESCRIBE CONTRACTS OFFERED AFTER SEPTEMBER 10, 1991 TO MAY 1, 1996. THE TERMS DEFINED BELOW, AND THE FOLLOWING DESCRIPTIONS OF CERTAIN PROVISIONS SHOULD BE SUBSTITUTED IN THEIR ENTIRETY FOR THE RELATED TERMS AND DESCRIPTIONS FOUND ELSEWHERE IN THIS PROSPECTUS. THE PAGE REFERENCES LISTED BELOW INDICATE WHERE IN THE PROSPECTUS THE SUBSTITUTED TERMS AND DESCRIPTIONS CAN BE FOUND. REFER TO YOUR CONTRACT FOR COMPLETE DETAILS OF THESE PROVISIONS.


A.  CAPSULE SUMMARY OF THE CONTRACT

    The paragraphs in the Capsule Summary describing the guaranteed Death Benefit, Market Value Adjustment, and Surrender Charge should be revised to read as follows:

        A Surrender Charge will apply during the first seven years of each Initial and each Subsequent Guaranteed Period. For each Initial or Subsequent Guaranteed Period with durations longer than seven years, a Surrender Charge will only apply during the first seven years. The Surrender Charge is equal to six months of interest on the amount withdrawn from the Sub-Account Value. The Surrender Charge for all full and partial surrenders made during an Initial or Subsequent Guaranteed Period shall not exceed, in the aggregate, a total of six months' interest on the amount of the Annuity Deposit or Sub-Account Value(s) originally allocated in the case of an Initial Guaranteed Period, or transferred, in the case of a Subsequent Guaranteed Period from which the full or partial surrender is made.

        A Market Value Adjustment is applied when you request a full or partial surrender from a Sub-Account prior to the end of the Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between (i) the current Guaranteed Interest Rate that we are crediting for a Guaranteed Period equal to the time remaining in the Guaranteed Period at the time you request a full or partial surrender, and (ii) the then applicable Guaranteed Interest Rate being applied to the Sub-Account from which you select to make a full or partial surrender.

        This Contract provides for a guaranteed Death Benefit. If any Participant dies before the Annuity Commencement Date the guaranteed Death Benefit will be payable to the surviving Participant, if any. If there is no surviving Participant, the Death Benefit will be paid to the Beneficiary named by the Participant.

        The guaranteed Death Benefit will equal the Account Value.

        If applicable, the guaranteed Death Benefit for all Guaranteed Periods will be totalled to obtain the guaranteed Death Benefit payable.

        The Beneficiary will have sixty (60) days from the date of death to exercise their right to the guaranteed Death Benefit. If this right is not exercised within the 60-day period, any payments will be treated as a surrender request, and will be subject to the surrender charge and a market value adjustment.

B.  GLOSSARY OF SPECIAL TERMS (PAGE 1)

    ANNUITY DEPOSIT(S) -- The Annuity Deposit(s) made will be allocated to each Guaranteed Period(s) selected under each Contract. Each Annuity Deposit must be at least $5,000 unless approved by the Company. Additional Annuity Deposits can be made except in the states of California, Minnesota, South Carolina and Michigan.

    ANNUITANT -- Annuity payments may depend upon the continuation of the life of a person. That person is called an Annuitant and is named in the Contract. The Annuitant may be changed prior to the Annuity Commencement Date provided such change is made in writing on a form acceptable to us.

    BENEFICIARY -- PRIMARY -- The person named to receive the Death Benefit under the Contract upon the death of any Participant. You may change the Beneficiary at any time by sending a request in Writing to the Administrative Office. Upon the death of any Participant, the surviving Participant, if any, will be the Beneficiary.

        CONTINGENT -- The person named to receive the Death Benefit if the Primary Beneficiary is not living at any Participant's death.

        IRREVOCABLE -- One whose consent is necessary to change the Beneficiary or exercise certain other rights.

    SUB-ACCOUNT VALUES -- The amount equal to that part of each Annuity Deposit allocated by a Participant to a Sub-Account(s), or any amount transferred to a Sub-Account(s) at the end of a Guaranteed Period increased by all interest credited and decreased by amounts due to previous full or partial surrenders (including Surrender Charges, Market Value Adjustments, and Premium Taxes thereon) and previous interest withdrawals.

    SURRENDER CHARGE -- A Surrender Charge, if applicable, is deducted from any Sub-Account Value from which a full or partial surrender is made prior to the end of an Initial or Subsequent Guaranteed Period. The Surrender Charge is equal to six months of interest on the amount withdrawn from a Sub-Account Value. The Surrender Charge for all full and partial surrenders made during an Initial Guaranteed Period shall not exceed, in the aggregate, a total of six months' interest on the amount of the Annuity Deposit originally allocated to the Sub-Account(s) from which the full or partial surrender is made. The Surrender Charge for all full and partial surrenders made during a Subsequent Guaranteed Period shall not exceed, in the aggregate, a total of six months' interest on the amount of the Sub-Account Value(s) originally transferred to a Subsequent Guaranteed Period from which the full or partial surrender is made.

C.  SURRENDER CHARGES (PAGE 7)

    A Surrender Charge, if applicable, will be applied to a full or partial surrender from a Sub-Account requested prior to the end of a Guaranteed Period. The Surrender Charge is equal to six months of interest on the amount surrendered from a Sub-Account. The Surrender Charge for all full and partial surrenders made during an Initial Guaranteed Period shall not exceed, in the aggregate, a total of six months' interest on the amount of the Annuity
Deposit(s) originally allocated to the Sub-Account from which the full or partial surrender is made. The Surrender Charge for all full and partial surrenders made during a Subsequent Guaranteed Period shall not exceed, in the aggregate, a total of six months' interest on the amount of the Sub-Account Value originally transferred to a Subsequent Guaranteed Period from which the full or partial surrender is made. Interest will be computed at the same interest rate we are crediting the Sub-Account from which the withdrawal is made. The Surrender Charge will be deducted from the remaining Sub-Account Value from which the full or partial surrender is made. A Surrender Charge will apply during the first seven years of all Initial Guaranteed Periods, and during the first seven years of all Subsequent Guaranteed Periods. There is no Surrender Charge after the first seven years of each Initial or Subsequent Guaranteed Periods with a duration greater than seven years. In addition, for purposes of determining amounts subject to the Surrender Charge, we will consider surrendered amounts first to be interest withdrawals, to the extent interest credited to your Sub-Accounts during the prior Contract Year has not yet been withdrawn. No Surrender Charge (or Market Value Adjustment) is imposed on these interest withdrawal amounts.

    Surrender Charges and Market Value Adjustments will not apply to full or partial surrenders made from Sub-Accounts at the end of an Initial or Subsequent Guaranteed Period. The Surrender Value will equal the Sub-Account Value on this date. A request for a surrender at the end of an Initial or Subsequent Guaranteed Period must be received in a form acceptable to Protective within twenty days prior to the end of such Initial or Subsequent Guaranteed Period.

    If the date we receive your request for a full or partial surrender is prior to the end of an Initial or Subsequent Guaranteed Period, the Surrender Value will be calculated as of the Surrender Date by the Company as follows:

                             [(A X B) - SC] where:

  A      =    the Sub-Account Value of the Sub-Account from which a full or partial surrender is requested
  B      =    the Market Value Adjustment described above
 SC      =    the Surrender Charge plus any unpaid Premium Taxes, if applicable

    Protective will, upon the date of receipt of your request, inform you of the amounts available for full or partial surrenders.

    Any full or partial surrender may be subject to Federal and state income tax and, in some cases, Premium Tax.

    Because the Initial and Subsequent Guaranteed Periods may not extend beyond the Annuity Commencement Date then in effect, no Surrender Charge or Market Value Adjustment will be deducted upon the application of your Net Account Value to purchase an Annuity on the Annuity Commencement Date.

D.  MARKET VALUE ADJUSTMENT (PAGE 8)

    The amount payable on a full or partial surrender made prior to the end of any Guaranteed Period may be adjusted up or down by the application of the Market Value Adjustment formula. Such a Market Value Adjustment is applied to the Sub-Account Value, before it has been reduced by any Surrender Charge. For purposes of determining amounts subject to the Market Value Adjustment, we will consider surrendered amounts first to be interest withdrawals, to the extent interest credited to your Sub-Accounts during the prior Contract Year has not yet been withdrawn. No Market Value Adjustment (or Surrender Charge) is imposed on these interest withdrawal amounts.

    The formula which will be used to determine the Market Value Adjustment is:

    (1+G)    N/12
    ----
    (1+C)

    g = The Guaranteed Interest Rate in effect for the current Guaranteed Period (expressed as a decimal, e.g., 1% = .01).

    c = The current Guaranteed Interest Rate that the Company is offering for a Guaranteed Period of a duration measured in months as represented by N (expressed as a decimal, e.g., 1% = .01).

    N = The number of months from the Surrender Date to the end of the current Guaranteed Period.

    In the case of either a full or partial surrender from a Sub-Account, the Market Value Adjustment will reflect the relationship between (i) the current Guaranteed Interest Rate that the Company is crediting for a Guaranteed Period equal to the time remaining in the Sub-Account's Guaranteed Period at the time you request the surrender, and (ii) the then applicable Guaranteed Interest Rate being applied to the Sub-Account from which you select to make a full or partial surrender.

    Generally, if your Guaranteed Interest Rate is lower than the applicable current Guaranteed Interest Rate being credited by Protective for a Guaranteed Period equal to the time remaining in the Sub-Account's Guaranteed Period, then the application of the Market Value Adjustment may result in a Surrender Value that is less than the portion of your Annuity Deposit(s) allocated to a Sub-Account plus interest credited thereon. Similarly, if your Guaranteed Interest Rate is higher than the applicable current Guaranteed Interest Rate, the application of the Market Value Adjustment may result in a Surrender Value that is greater than the portion of your Annuity Deposit(s) allocated to a Sub-Account plus interest credited thereon.

    Since current Guaranteed Interest Rates are based in part upon the investment yields then available to Protective, the effect of the Market Value Adjustment will be related to the levels of such yields. It is possible, therefore, that, should such yields increase from the time you purchased your Contract, the effect of the Market Value Adjustment, coupled with the application of the Surrender Charge and/or Premium Taxes, could result in the amount you receive upon a full surrender of your Contract being LESS than your Annuity Deposit(s).

E.  DEATH BENEFIT (PAGE 9)

    If any Participant dies before the Annuity Commencement Date, a guaranteed Death Benefit will be payable. With regard to joint Participants, at the first death of a joint Participant prior to the Annuity Commencement Date, the Beneficiary will be the surviving Participant, if any. If there is no surviving Participant, the Death Benefit will be paid to the Beneficiary named by the Participant. If no Beneficiary designation is in effect or if there is no designated Beneficiary living, the Death Benefit will be paid to the estate of the deceased Participant.

    If any Participant is not an individual, the death or change of the Annuitant will be treated as the death of a Participant.

    The guaranteed Death Benefit during an Initial or Subsequent Guaranteed Period will equal the Account Value. The guaranteed Death Benefit is calculated as of the date of death. If applicable, the guaranteed Death Benefit for all Guaranteed Periods will be totalled to obtain the guaranteed Death Benefit payable.

F.  WAIVER OF SURRENDER CHARGES

    The Company will waive any applicable Surrender Charges in the event you, at any time after Contract Year 1, (1) enter for a period of at least ninety (90) days a facility which is licensed by the State and qualifies as a skilled nursing home facility under Medicare or Medicaid; or (2) you are first diagnosed as having a terminal illness by a physician that is not related to you or the Annuitant. The term "terminal illness" is defined in the Contract. Written proof of a terminal illness satisfactory to Protective must be submitted. Protective reserves the right to require an examination by a physician of its choice to verify the terminal illness. A Market Value Adjustment will be imposed if applicable. The Waiver of Surrender Charges provision is not available in all states due to applicable insurance laws.

G.  ANNUITY BENEFITS (PAGE 10)

    OPTION 4 -- The total amount applied may be used to purchase an annuity of any kind issued by us on the date this option is elected.

    The dollar amount of monthly payments under each available Annuity Option for each $1,000 applied is calculated in accordance with annuity tables set forth in the Contract. These tables are based on the 1983 Individual Annuity Mortality Table A projected 4 years with interest at 4% per annum.

H.  FEDERAL TAX MATTERS (PAGE 14)

    In order to  be treated  as an annuity  contract for  federal tax  purposes, section 72(s) of the Code requires that contracts that are held by persons other than individuals (other than contracts that are issued in connection with certain Qualified Plans) contain certain provisions relating to distributions upon the death of an annuitant. Certain Contracts do not contain these provisions. The income under such Contracts is taxable as it accrues. We issue Forms 1099 in respect of such Contracts.

                                   APPENDIX C
                         MATTERS RELATING TO CONTRACTS
                           OFFERED IN CERTAIN STATES
                          PRIOR TO SEPTEMBER 10, 1991

    THE FOLLOWING SECTIONS DESCRIBE CONTRACTS WITH A CERTIFICATE DATE PRIOR TO SEPTEMBER 10, 1991, AND CERTAIN CONTRACTS WITH A CERTIFICATE DATE AFTER THAT DATE. THESE CONTRACTS CONTAIN PROVISIONS THAT DIFFER FROM THOSE DESCRIBED IN THE PROSPECTUS. IN PARTICULAR, SURRENDER CHARGE, DEATH BENEFIT, AND CERTAIN ANNUITY BENEFIT PROVISIONS MAY BE DIFFERENT. REFER TO YOUR CONTRACT FOR COMPLETE DETAILS OF THESE PROVISIONS. THE TERMS DEFINED BELOW, AND THE FOLLOWING DESCRIPTIONS OF CERTAIN PROVISIONS SHOULD BE SUBSTITUTED IN THEIR ENTIRETY FOR THE RELATED TERMS AND DESCRIPTIONS FOUND ELSEWHERE IN THIS PROSPECTUS. THE PAGE REFERENCES LISTED BELOW INDICATE WHERE IN THE PROSPECTUS THE SUBSTITUTED TERMS AND DESCRIPTIONS CAN BE FOUND.

A.  CAPSULE SUMMARY OF THE CONTRACT

    The paragraphs in the Capsule Summary describing the guaranteed Death Benefit, Market Value Adjustment, and Surrender Charge provided in the Contract should be revised to read as follows:

        A Market Value Adjustment is applied when you request a full or partial surrender from a Sub-Account prior to the end of the Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between (i) the current Guaranteed Interest Rate that we are crediting for a Guaranteed Period equal to the time remaining in the Guaranteed Period at the time you request a full or partial surrender, and (ii) the then applicable Guaranteed Interest Rate being applied to the Sub-Account from which you select to make a full or partial surrender. Since our current guaranteed rates are based in part upon the investment yields available to Protective, the effect of the Market Value Adjustment will be related to the levels of such yields.

        This Contract provides for a guaranteed Death Benefit. If the Annuitant or Participant dies before the Annuity Commencement Date, the guaranteed Death Benefit will be payable to the Beneficiary as determined under the provisions of the Contract. The guaranteed Death Benefit is calculated as of the date of death.

        The guaranteed Death Benefit will equal the Account Value.

        If applicable, the guaranteed Death Benefit for all Guaranteed Periods will be totalled to obtain the guaranteed Death Benefit payable. With regard to joint Participants, at the first death of a joint Participant prior to the Annuity Commencement Date, the Beneficiary will be the surviving Participant. If the named Beneficiary is the spouse of the Participant and if the Annuitant is living, the spouse may elect, in lieu of receiving the guaranteed Death Benefit, to become the Participant and continue the Contract.

B.  GLOSSARY OF SPECIAL TERMS (PAGE 1)

    ANNUITANT -- Annuity payments may depend upon the continuation of the life of a person. That person is called an Annuitant and is named in the Contract. The Annuitant cannot be changed.

    ANNUITY DEPOSIT(S) -- The Annuity Deposit(s) made will be allocated to each Guaranteed Period(s) selected under each Contract. Each Annuity Deposit must be at least $5,000 unless approved by the Company.

    BENEFICIARY -- PRIMARY -- The person named to receive the Death Benefit under the Contract upon the death of either the Annuitant or the Participant, as applicable.

        CONTINGENT -- The person named to receive the Death Benefit if the Primary Beneficiary is not living when the Annuitant or Participant dies.

        IRREVOCABLE -- One whose consent is necessary to change the Beneficiary or exercise certain other rights.

    SUB-ACCOUNT VALUES -- The amount equal to that part of each Annuity Deposit allocated by a Participant to a Sub-Account(s), or any amount transferred to a Sub-Account(s) at the end of a Guaranteed Period increased by all interest credited and decreased by amounts due to previous full or partial surrenders (including Surrender Charges, Market Value Adjustments, and Premium Taxes thereon) and previous interest withdrawals.

    SURRENDER CHARGE -- A Surrender Charge, if applicable, is deducted from any Sub-Account Value from which a full or partial surrender is made prior to the end of an Initial or Subsequent Guaranteed Period. The Surrender Charge is equal to six months of interest on the amount withdrawn from a Sub-Account Value. The Surrender Charge for all full and partial surrenders made during an Initial Guaranteed Period shall not exceed, in the aggregate, a total of six months' interest on the amount of the Annuity Deposit originally allocated to the Sub-Account(s) from which the full or partial surrender is made. The Surrender Charge for all full and partial surrenders made during a Subsequent Guaranteed Period shall not exceed, in the aggregate, a total of six months' interest on the amount of the Sub-Account Value(s) originally transferred to a Subsequent Guaranteed Period from which the full or partial surrender is made.

C.  SURRENDER CHARGES (PAGE 7)

    A Surrender Charge, if applicable, will be applied to a full or partial surrender from a Sub-Account requested prior to the end of a Guaranteed Period. The Surrender Charge is equal to six months of interest on the amount surrendered from a Sub-Account. The Surrender Charge for all full and partial surrenders made during an Initial Guaranteed Period shall not exceed, in the aggregate, a  total  of  six months'  interest  on  the amount  of  the  Annuity
Deposit(s)  originally  allocated  to the  Sub-Account  from which  the  full or partial surrender is made. The Surrender Charge for all full and partial surrenders made during a Subsequent Guaranteed Period shall not exceed, in the aggregate, a total of six months' interest on the amount of the Sub-Account Value originally transferred to a Subsequent Guaranteed Period from which the full or partial surrender is made. Interest will be computed at the same interest rate we are crediting the Sub-Account from which the withdrawal is made. The Surrender Charge will be deducted from the remaining Sub-Account Value from which the full or partial surrender is made. A Surrender Charge will apply during the first seven years of all Initial Guaranteed Periods, and during the first seven years of all Subsequent Guaranteed Periods. There is no Surrender Charge after the first seven years of each Initial or Subsequent Guaranteed Periods with a duration greater than seven years. In addition, for purposes of determining amounts subject to the Surrender Charge, we will consider surrendered amounts first to be interest withdrawals, to the extent interest credited to your Sub-Accounts during the prior Contract Year has not yet been withdrawn. No Surrender Charge (or Market Value Adjustment) is imposed on these interest withdrawal amounts.

    Surrender Charges and Market Value Adjustments will not apply to full or partial surrenders made from Sub-Accounts at the end of an Initial or Subsequent Guaranteed Period. The Surrender Value will equal the Sub-Account Value on this date. A request for a surrender at the end of an Initial or Subsequent Guaranteed Period must be received in a form acceptable to Protective within twenty days prior to the end of such Initial or Subsequent Guaranteed Period.

    If the date we receive your request for a full or partial surrender is prior to the end of an Initial or Subsequent Guaranteed Period, the Surrender Value will be calculated as of the Surrender Date by the Company as follows:

                             [(A X B) - SC] where:

  A      =    the Sub-Account Value of the Sub-Account from which a full or partial surrender is requested
  B      =    the Market Value Adjustment described above
 SC      =    the Surrender Charge plus any unpaid Premium Taxes, if applicable

    Protective will, upon the date of receipt of your request, inform you of the amounts available for full or partial surrenders.

    Any full or partial surrender may be subject to Federal and state income tax and, in some cases, Premium Tax.

    Because the Initial and Subsequent Guaranteed Periods may not extend beyond the Annuity Commencement Date then in effect, no Surrender Charge or Market Value Adjustment will be deducted upon the application of your Net Account Value to purchase an Annuity on the Annuity Commencement Date.

D.  MARKET VALUE ADJUSTMENT (PAGE 8)

    The amount payable on a full or partial surrender made prior to the end of any Guaranteed Period may be adjusted up or down by the application of the Market Value Adjustment formula. Such a Market Value Adjustment is applied to the Sub-Account Value, before it has been reduced by any Surrender Charge. For purposes of determining amounts subject to the Market Value Adjustment, we will consider surrendered amounts first to be interest withdrawals, to the extent interest credited to your Sub-Accounts during the prior Contract Year has not yet been withdrawn. No Market Value Adjustment (or Surrender Charge) is imposed on these interest withdrawal amounts.

    The formula which will be used to determine the Market Value Adjustment is:

    (1+G)    N/12
    ----
    (1+C)

    g = The Guaranteed Interest Rate in effect for the current Guaranteed Period (expressed as a decimal, e.g., 1% = .01).

    c = The current Guaranteed Interest Rate that the Company is offering for a Guaranteed Period of a duration measured in months as represented by N (expressed as a decimal, e.g., 1% = .01).

    N = The number of months from the Surrender Date to the end of the current Guaranteed Period.

    In the case of either a full or partial surrender from a Sub-Account, the Market Value Adjustment will reflect the relationship between (i) the current Guaranteed Interest Rate that the Company is crediting for a Guaranteed Period equal to the time remaining in the Sub-Account's Guaranteed Period at the time you request the surrender, and (ii) the then applicable Guaranteed Interest Rate being applied to the Sub-Account from which you select to make a full or partial surrender.

    Generally, if your Guaranteed Interest Rate is lower than the applicable current Guaranteed Interest Rate being credited by Protective for a Guaranteed Period equal to the time remaining in the Sub-Account's Guaranteed Period, then the application of the Market Value Adjustment may result in a Surrender Value that is less than the portion of your Annuity Deposit(s) allocated to a Sub-Account plus interest credited thereon. Similarly, if your Guaranteed Interest Rate is higher than the applicable current Guaranteed Interest Rate, the application of the Market Value Adjustment may result in a Surrender Value that is greater than the portion of your Annuity Deposit(s) allocated to a Sub-Account plus interest credited thereon.

    Since current Guaranteed Interest Rates are based in part upon the investment yields then available to Protective, the effect of the Market Value Adjustment will be related to the levels of such yields. It is possible, therefore, that, should such yields increase from the time you purchased your Contract, the effect of the Market Value Adjustment, coupled with the application of the Surrender Charge and/or Premium Taxes, could result in the amount you receive upon a full surrender of your Contract being LESS than your Annuity Deposit(s).

E.  DEATH BENEFIT (PAGE 9)

    If an Annuitant or Participant dies before the Annuity Commencement Date, a guaranteed Death Benefit will be payable to the Beneficiary named by the Participant or Annuitant as the case may be. With regard to joint Participants, at the first death of a joint Participant prior to the Annuity Commencement Date, the Beneficiary will be the surviving Participant.

    The guaranteed Death Benefit during an Initial or Subsequent Guaranteed Period will equal the Account Value. The guaranteed Death Benefit is calculated as of the date of death. If applicable, the guaranteed Death Benefit for all Guaranteed Periods will be totalled to obtain the guaranteed Death Benefit payable.

    If the Beneficiary is the surviving spouse of the deceased Participant or deceased Annuitant, the guaranteed Death Benefit may be taken in one sum immediately or it may be applied under any of the Annuity Options available under the Contract. However, if the Beneficiary is the spouse of the deceased Participant, and if the Annuitant is living, such spouse may elect, in lieu of receiving the guaranteed Death Benefit, to become the Participant and continue the Contract.

    For any Beneficiary who is not the surviving spouse of the deceased Participant or deceased Annuitant, the guaranteed Death Benefit may be taken in one sum immediately or it may be applied under an Annuity Option available under the Contract which either (i) provides that all amounts will be distributed within 5 years of the date of death or (ii) provides that amounts will be payable over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary, and such distribution must commence within one year of the date of death.

F.  WAIVER OF SURRENDER CHARGES

    The Company will waive any applicable Surrender Charges in the event you, at any time after Contract Year 1, (1) enter for a period of at least ninety (90) days a facility which is licensed by the State and qualifies as a skilled nursing home facility under Medicare or Medicaid; or (2) you are first diagnosed as having a terminal illness by a physician that is not related to you or the Annuitant. The term "terminal illness" is defined in the Contract. Written proof of a terminal illness satisfactory to Protective must be submitted. Protective reserves the right to require an examination by a physician of its choice to verify the terminal illness. A Market Value Adjustment will be imposed if applicable. The Waiver of Surrender Charges provision is not available in all states due to applicable insurance laws.

G.  ANNUITY BENEFITS (PAGE 10)

    1.  ELECTING THE ANNUITY COMMENCEMENT DATE AND FORM OF ANNUITY (PAGE 10)

    Upon application for a Contract, you select an Annuity Commencement Date. The Annuity Commencement Date you choose may never extend beyond the Contract Year closest to the Annuitant's 85th birthday. Any request for extension of the maximum Annuity Commencement Date must be approved by the Administrative Office. You may elect to have all of your Net Account Value or a portion thereof applied on the Annuity Commencement Date under any of the Annuity Options described below. In the absence of such election, the Net Account Value will be applied on the Annuity Commencement Date under Option 2 -- Life Income With Payments for a 10 Year Guaranteed Period.

    2.  CHANGE OF ANNUITY COMMENCEMENT DATE OR ANNUITY OPTION (PAGE 10)

    You may change the Annuity Commencement Date from time to time, but any such change must be made in Writing and received by us within 30 days prior to the scheduled Annuity Commencement Date. In no event may Initial or Subsequent Guaranteed Periods extend beyond the Annuity Commencement Date then in effect.

G.  ANNUITY OPTIONS (PAGE 11)

    OPTION 4 -- The total amount applied may be used to purchase an annuity of any kind issued by us on the date this option is elected.

    The dollar amount of monthly payments under each available Annuity Option for each $1,000 applied is calculated in accordance with annuity tables set forth in the Contract. These tables are based on the 1983 Individual Annuity Mortality Table A projected 4 years with interest at 4% per annum.

H.  FEDERAL TAX MATTERS (PAGE 14)

    In  order to  be treated  as an annuity  contract for  federal tax purposes, section 72(s) of the Code requires that contracts that are held by persons other than individuals (other than contracts that are issued in connection with certain Qualified Plans) contain certain provisions relating to distributions upon the death of an annuitant. Certain Contracts do not contain these provisions. The income under such Contracts is taxable as it accrues. We issue Forms 1099 in respect of such Contracts.

                         INDEX TO FINANCIAL STATEMENTS


Report of Independent Accountants....................................................        F-2

Consolidated Statements of Income for the years ended
  December 31, 1996, 1995, and 1994..................................................        F-3

Consolidated Balance Sheets as of December 31, 1996 and 1995.........................        F-4

Consolidated Statements of Stockholder's Equity for the years ended
  December 31, 1996, 1995, and 1994..................................................        F-5

Consolidated Statements of Cash Flows for the years ended
  December 31, 1996, 1995, and 1994..................................................        F-6

Notes to Consolidated Financial Statements...........................................        F-7

Financial Statement Schedules:

  Schedule III -- Supplementary Insurance Information................................        S-1

  Schedule IV -- Reinsurance.........................................................        S-2


    All other schedules to the consolidated financial statements required by
Article 7 of Regulation S-X are not required under the related instructions or are inapplicable and therefore have been omitted.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Stockholder
Protective Life Insurance Company
Birmingham, Alabama


    We have audited the consolidated financial statements and the financial statement schedules of Protective Life Insurance Company and Subsidiaries listed in the index on page F-1 of this Form S-1. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Protective Life Insurance Company and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

February 11, 1997
Birmingham, Alabama

                       PROTECTIVE LIFE INSURANCE COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31
                                                                               ----------------------------------
                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
REVENUES
  Premiums and policy fees (net of reinsurance ceded: 1996-$308,174;
    1995-$333,173; 1994-$172,575)............................................  $  462,050  $  411,682  $  402,772
  Net investment income......................................................     498,781     458,433     408,933
  Realized investment gains (losses).........................................       5,510       1,951       6,298
  Other income...............................................................       5,010       1,355      11,977
                                                                               ----------  ----------  ----------
                                                                                  971,351     873,421     829,980
                                                                               ----------  ----------  ----------
BENEFITS AND EXPENSES
  Benefits and settlement expenses (net of reinsurance ceded: 1996-$215,424;
    1995-$247,224; 1994-$112,922)............................................     626,893     553,100     517,110
  Amortization of deferred policy acquisition costs..........................      91,001      82,700      88,089
  Other operating expenses (net of reinsurance ceded: 1996-$81,839;
    1995-$84,855; 1994-$14,326)..............................................     128,148     119,888     119,203
                                                                               ----------  ----------  ----------
                                                                                  846,042     755,688     724,402
                                                                               ----------  ----------  ----------
INCOME BEFORE INCOME TAX.....................................................     125,309     117,733     105,578
INCOME TAX EXPENSE (BENEFIT)
  Current....................................................................      44,908      47,009      37,586
  Deferred...................................................................      (2,142)     (6,972)     (4,731)
                                                                               ----------  ----------  ----------
                                                                                   42,766      40,037      32,855
                                                                               ----------  ----------  ----------
NET INCOME...................................................................  $   82,543  $   77,696  $   72,723
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                See notes to consolidated financial statements.

                       PROTECTIVE LIFE INSURANCE COMPANY

                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                DECEMBER 31
                                                                                            --------------------
                                                                                              1996       1995
                                                                                            ---------  ---------
ASSETS
Investments:
  Fixed maturities, at market (amortized cost: 1996-$4,648,525; 1995-$3,789,926)..........  $4,662,997 $3,891,932
  Equity securities, at market (cost: 1996-$31,669; 1995-$35,448).........................     35,250     38,711
  Mortgage loans on real estate...........................................................  1,503,781  1,835,057
  Investment real estate, net of accumulated depreciation (1996-$911; 1995-$1,032)........     14,172     20,788
  Policy loans............................................................................    166,704    143,372
  Other long-term investments.............................................................     29,193     43,875
  Short-term investments..................................................................    101,215     46,891
                                                                                            ---------  ---------
    Total investments.....................................................................  6,513,312  6,020,626
Cash......................................................................................    114,384      6,198
Accrued investment income.................................................................     70,541     61,004
Accounts and premiums receivable, net of allowance for uncollectible amounts (1996-$2,525;
  1995-$2,342)............................................................................     43,469     35,492
Reinsurance receivables...................................................................    332,614    271,018
Deferred policy acquisition costs.........................................................    488,201    410,183
Property and equipment, net...............................................................     35,489     34,211
Receivables from related parties..........................................................                 1,961
Other assets..............................................................................     14,636     13,096
Assets related to separate accounts.......................................................    550,697    324,904
                                                                                            ---------  ---------
                                                                                            $8,163,343 $7,178,693
                                                                                            ---------  ---------
                                                                                            ---------  ---------
LIABILITIES
Policy liabilities and accruals:
  Future policy benefits and claims.......................................................  $2,448,449 $1,928,154
  Unearned premiums.......................................................................    257,553    193,767
                                                                                            ---------  ---------
                                                                                            2,706,002  2,121,921
Guaranteed investment contract deposits...................................................  2,474,728  2,451,693
Annuity deposits..........................................................................  1,331,067  1,280,069
Other policyholders' funds................................................................    142,221    134,380
Other liabilities.........................................................................    117,847    109,538
Accrued income taxes......................................................................      1,854        838
Deferred income taxes.....................................................................     37,722     67,420
Indebtedness to related parties...........................................................     25,014     34,693
Liabilities related to separate accounts..................................................    550,697    324,904
                                                                                            ---------  ---------
    Total liabilities.....................................................................  7,387,152  6,525,456
                                                                                            ---------  ---------
COMMITMENTS AND CONTINGENT LIABILITIES -- NOTE G
REDEEMABLE PREFERRED STOCK, $1.00 par value, at redemption value Shares authorized and
  issued: 2,000...........................................................................                 2,000
                                                                                                       ---------

STOCKHOLDER'S EQUITY
Preferred Stock, $1.00 par value, shares authorized and issued: 2,000, liquidation
  preference $2,000.......................................................................          2
Common Stock, $1.00 par value.............................................................      5,000      5,000
  Shares authorized and issued: 5,000,000
Additional paid-in capital................................................................    237,992    144,494
Net unrealized gains on investments (net of income tax: 1996-$3,601; 1995-$31,157)........      6,688     57,863
Retained earnings.........................................................................    532,088    449,645
Note receivable from PLC Employee Stock Ownership Plan....................................     (5,579)    (5,765)
                                                                                            ---------  ---------
    Total stockholder's equity............................................................    776,191    651,237
                                                                                            ---------  ---------
                                                                                            $8,163,343 $7,178,693
                                                                                            ---------  ---------
                                                                                            ---------  ---------

                See notes to consolidated financial statements.

                       PROTECTIVE LIFE INSURANCE COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                           NOTE
                                                                                NET                     RECEIVABLE
                                                              ADDITIONAL     UNREALIZED                    FROM          TOTAL
                                          PREFERRED   COMMON   PAID-IN     GAINS (LOSSES)   RETAINED       PLC       STOCKHOLDER'S
                                            STOCK     STOCK    CAPITAL     ON INVESTMENTS   EARNINGS       ESOP         EQUITY
                                          ---------   ------  ----------   --------------   ---------   ----------   -------------
Balance, December 31, 1993..............              $5,000   $126,494      $  39,284      $305,176     $(5,964)      $469,990
  Net income for 1994...................                                                      72,723                     72,723
  Preferred dividends ($425 per share)..                                                        (850)                      (850)
  Decrease in net unrealized gains on
    investments.........................                                      (146,816)                                (146,816)
  Decrease in note receivable from PLC
    ESOP................................                                                                      28             28
                                             --
                                                      ------  ----------   --------------   ---------   ----------   -------------
Balance, December 31, 1994..............              5,000     126,494       (107,532)      377,049      (5,936)       395,075
  Net income for 1995...................                                                      77,696                     77,696
  Common dividends ($1.00 per share)....                                                      (5,000)                    (5,000)
  Preferred dividends ($50 per share)...                                                        (100)                      (100)
  Increase in net unrealized gains on
    investments.........................                                       165,395                                  165,395
  Capital contribution from PLC.........                         18,000                                                  18,000
  Decrease in note receivable from PLC
    ESOP................................                                                                     171            171
                                             --
                                                      ------  ----------   --------------   ---------   ----------   -------------
Balance, December 31, 1995..............              5,000     144,494         57,863       449,645      (5,765)       651,237
  Net income for 1996...................                                                      82,543                     82,543
  Redemption feature of preferred stock
    removed-Note I......................     $2                   1,998                                                   2,000
  Preferred dividends ($50 per share)...                                                        (100)                      (100)
  Decrease in net unrealized gains on
    investments.........................                                       (51,175)                                 (51,175)
  Capital contribution from PLC.........                         91,500                                                  91,500
  Decrease in note receivable from PLC
    ESOP................................                                                                     186            186
                                             --
                                                      ------  ----------   --------------   ---------   ----------   -------------
Balance, December 31, 1996..............     $2       $5,000   $237,992      $   6,688      $532,088     $(5,579)      $776,191
                                             --
                                             --
                                                      ------  ----------   --------------   ---------   ----------   -------------
                                                      ------  ----------   --------------   ---------   ----------   -------------

                See notes to consolidated financial statements.

                       PROTECTIVE LIFE INSURANCE COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                                     DECEMBER 31
                                                                                          ----------------------------------
                                                                                             1996        1995        1994
                                                                                          ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income............................................................................  $   82,543  $   77,696  $   72,723
  Adjustments to reconcile net income to net cash provided by operating activities:
    Amortization of deferred policy acquisition costs...................................      91,001      84,501      88,089
    Capitalization of deferred policy acquisition costs.................................     (77,078)    (89,266)   (127,566)
    Depreciation expense................................................................       5,333       4,317       4,280
    Deferred income taxes...............................................................      (2,442)     (6,971)     (4,731)
    Accrued income taxes................................................................         893       5,537     (12,182)
    Interest credited to universal life and investment products.........................     280,377     286,710     260,081
    Policy fees assessed on universal life and investment products......................    (116,401)   (100,840)    (85,532)
    Change in accrued investment income and other receivables...........................     (70,987)   (161,924)    (32,242)
    Change in policy liabilities and other policyholder funds of traditional life and
     health products....................................................................     133,621     201,353      61,322
    Change in other liabilities.........................................................       7,209      (3,270)     18,564
    Other (net).........................................................................      (4,281)     (6,634)     (1,475)
                                                                                          ----------  ----------  ----------
Net cash provided by operating activities...............................................     329,788     291,209     241,331
                                                                                          ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Maturities and principal reduction of investments:
    Investments available for sale......................................................   1,327,323   2,014,060     386,498
    Other...............................................................................     168,898      78,568     153,945
  Sale of investments:
    Investment available for sale.......................................................   1,569,119   1,523,454     630,095
    Other...............................................................................     568,218     141,184      59,550
  Cost of investments acquired:
    Investments available for sale......................................................  (3,798,631) (3,626,877) (1,807,658)
    Other...............................................................................    (400,322)   (540,648)   (220,839)
  Acquisitions and bulk reinsurance assumptions.........................................     264,126                 106,435
  Purchase of property and equipment....................................................      (6,899)     (5,629)     (4,889)
  Sale of property and equipment........................................................         288         286         470
                                                                                          ----------  ----------  ----------
Net cash used in investing activities...................................................    (307,880)   (415,602)   (696,393)
                                                                                          ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under line of credit arrangements and long-term debt.......................     941,438   1,162,700     572,586
  Capital contribution from PLC.........................................................      91,500      18,000
  Principal payments on line of credit arrangements and long-term debt..................    (941,438) (1,162,700)   (572,704)
  Principal payment on surplus note to PLC..............................................     (10,000)     (4,750)     (9,500)
  Dividends to stockholder..............................................................        (100)     (5,100)       (850)
  Investment product deposits and change in universal life deposits.....................     949,122     908,063   1,417,980
  Investment product withdrawals........................................................    (944,244)   (785,622)   (976,401)
                                                                                          ----------  ----------  ----------
Net cash provided by financing activities...............................................      86,278     130,591     431,111
                                                                                          ----------  ----------  ----------
INCREASE(DECREASE) IN CASH..............................................................     108,186       6,198     (23,951)
CASH AT BEGINNING OF YEAR...............................................................       6,198           0      23,951
                                                                                          ----------  ----------  ----------
CASH AT END OF YEAR.....................................................................  $  114,384  $    6,198  $        0
                                                                                          ----------  ----------  ----------
                                                                                          ----------  ----------  ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year:
    Interest on debt....................................................................  $    4,633  $    6,029  $    5,029
    Income taxes........................................................................      43,478  $   41,397  $   49,765
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
  Reduction of principal on note from ESOP..............................................  $      186  $      171  $       28
  Acquisitions and bulk reinsurance assumptions
    Assets acquired.....................................................................  $  296,935  $      613  $  117,349
    Liabilities assumed.................................................................    (364,862)    (21,800)   (166,595)
                                                                                          ----------  ----------  ----------
    Net.................................................................................  $  (67,927) $  (21,187) $  (49,246)
                                                                                          ----------  ----------  ----------
                                                                                          ----------  ----------  ----------

                See notes to consolidated financial statements.

                       PROTECTIVE LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The accompanying consolidated financial statements of Protective Life Insurance Company and subsidiaries ("Protective") are prepared on the basis of generally accepted accounting principles. Such accounting principles differ from statutory reporting practices used by insurance companies in reporting to state regulatory authorities. (See also Note B.)

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make various estimates that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities, as well as the reported amounts of revenues and expenses.

    ENTITIES INCLUDED

    The consolidated financial statements include the accounts, after intercompany eliminations, of Protective Life Insurance Company and its wholly-owned subsidiaries including Wisconsin National Life Insurance Company ("Wisconsin National") and American Foundation Life Insurance Company ("American Foundation"). Protective is a wholly-owned subsidiary of Protective Life Corporation ("PLC"), an insurance holding company.

    NATURE OF OPERATIONS

    Protective markets individual life insurance; group life, health, dental, and cancer insurance; annuities and investment products; credit life and disability insurance; and guaranteed investment contracts. Its products are distributed nationally through independent agents and brokers; through stockbrokers and financial institutions to their customers; through company sales representatives; and through other insurance companies. Protective also seeks to acquire blocks of insurance policies from other insurers.

    The operating results of companies in the insurance industry have historically been subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of insurance ratings, and other factors.

    RECENTLY ISSUED ACCOUNTING STANDARDS

    In 1995 Protective adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." Under these new standards, a loan is considered impaired, based on current information and events, if it is probable that Protective will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of this accounting standard did not have a material effect on Protective's financial statements.

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In 1995 PLC adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which changes the way stock-based compensation expense is measured and requires additional disclosures relating to PLC's stock-based compensation plans. The adoption of this accounting standard did not have a material effect on PLC's or Protective's financial statements.

    In 1996 Protective adopted SFAS No. 120, "Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts;" SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of;" and SFAS No. 122, "Accounting for Mortgage Servicing Rights." The adoption of these accounting standards did not have a material effect on Protective's financial statements.

    INVESTMENTS

    Protective has classified all of its investments in fixed maturities, equity securities, and short-term investments as "available for sale."

    Investments are reported on the following bases less allowances for uncollectible amounts on investments, if applicable:

    - Fixed maturities (bonds, bank loan participations, and redeemable preferred stocks) -- at current market value.

    - Equity securities (common and nonredeemable preferred stocks) -- at current market value.

    - Mortgage loans on real estate -- at unpaid balances, adjusted for loan origination costs, net of fees, and amortization of premium or discount.

    - Investment real estate -- at cost, less allowances for depreciation computed on the straight-line method. With respect to real estate acquired through foreclosure, cost is the lesser of the loan balance plus foreclosure costs or appraised value.

    - Policy loans -- at unpaid balances.

    - Other long-term investments -- at a variety of methods similar to those listed above, as deemed appropriate for the specific investment.

    - Short-term investments -- at cost, which approximates current market value.

    Substantially all short-term investments have maturities of three months or less at the time of acquisition and include approximately $3.4 million in bank deposits voluntarily restricted as to withdrawal.

    As prescribed by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," certain investments are recorded at their market values with the resulting unrealized gains and losses reduced by a related adjustment to deferred policy acquisition costs, net of income tax, reported as a component of stockholder's equity. The market values of fixed maturities increase or decrease as interest

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) rates fall or rise. Therefore, although the adoption of SFAS No. 115 does not affect Protective's operations, its reported stockholder's equity will fluctuate significantly as interest rates change.

    Protective's balance sheets at December 31, prepared on the basis of reporting investments at amortized cost rather than at market values, are as follows:

                                                                        1996          1995
                                                                    ------------  ------------
Total investments.................................................  $  6,495,259  $  5,915,357
Deferred policy acquisition costs.................................       495,965       426,432
All other assets..................................................     1,161,830       747,884
                                                                    ------------  ------------
                                                                    $  8,153,054  $  7,089,673
                                                                    ------------  ------------
                                                                    ------------  ------------
Deferred income taxes.............................................  $     34,121  $     36,263
All other liabilities.............................................     7,349,430     6,458,036
                                                                    ------------  ------------
                                                                       7,383,551     6,494,299
Redeemable preferred stock........................................                       2,000
Stockholder's equity..............................................       769,503       593,374
                                                                    ------------  ------------
                                                                    $  8,153,054  $  7,089,673
                                                                    ------------  ------------
                                                                    ------------  ------------

    Realized gains and losses on sales of investments are recognized in net income using the specific identification basis.

    DERIVATIVE FINANCIAL INSTRUMENTS

    Protective does not use derivative financial instruments for trading purposes. Combinations of futures contracts and options on treasury notes are currently being used as hedges for asset/liability management of certain investments, primarily mortgage loans on real estate, mortgage-backed securities, and liabilities arising from interest-sensitive products such as guaranteed investment contracts and individual annuities. Realized investment gains and losses on such contracts are deferred and amortized over the life of the hedged asset. Net realized losses of $0.2 million and $15.2 million were deferred in 1996 and 1995 respectively. At December 31, 1996 and 1995, options and open futures contracts with notional amounts of $805.0 million and $25.0 million, respectively, had net unrealized losses of $1.9 million and $0.6 million respectively.

    Protective uses interest rate swap contracts to convert certain investments from a variable to a fixed rate of interest. At December 31, 1996, related open interest rate swap contracts with a notional amount of $150.3 million were in a $0.7 million net unrealized loss position. At December 31, 1995, related open interest rate swap contracts with a notional amount of $170.3 million were in a $1.3 million net unrealized gain position.

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH

    Cash includes all demand deposits reduced by the amount of outstanding checks and drafts.

    PROPERTY AND EQUIPMENT

    Property and equipment are reported at cost. Protective uses both accelerated and straight-line methods of depreciation based upon the estimated useful lives of the assets. Major repairs or improvements are capitalized and depreciated over the estimated useful lives of the assets. Other repairs are expensed as incurred. The cost and related accumulated depreciation of property and equipment sold or retired are removed from the accounts, and resulting gains or losses are included in income.

    Property and equipment consisted of the following at December 31:

                                                                            1996       1995
                                                                          ---------  ---------
Home office building....................................................  $  36,586  $  35,284
Other, principally furniture and equipment..............................     35,401     30,356
                                                                          ---------  ---------
                                                                             71,987     65,640
Accumulated depreciation................................................     36,498     31,429
                                                                          ---------  ---------
                                                                          $  35,489  $  34,211
                                                                          ---------  ---------
                                                                          ---------  ---------

    SEPARATE ACCOUNTS

    Protective operates separate accounts, some in which Protective bears the investment risk and others in which the investments risk rests with the contractholder. The assets and liabilities related to separate accounts in which Protective does not bear the investment risk are valued at market and reported separately as assets and liabilities related to separate accounts in the accompanying consolidated financial statements.

    REVENUES, BENEFITS, CLAIMS, AND EXPENSES

    - Traditional Life and Health Insurance Products -- Traditional life insurance products consist principally of those products with fixed and guaranteed premiums and benefits and include whole life insurance policies, term life insurance policies, limited-payment life insurance policies, and certain annuities with life contingencies. Life insurance and immediate annuity premiums are recognized as revenue when due. Health insurance premiums are recognized as revenue over the terms of the policies. Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contracts. This is accomplished by means of the provision for liabilities for future policy benefits and the amortization of deferred policy acquisition costs.

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
      Liabilities for future policy benefits on traditional life insurance products have been computed using a net level method including assumptions as to investment yields, mortality, persistency, and other assumptions based on Protective's experience modified as necessary to reflect anticipated trends and to include provisions for possible adverse deviation. Reserve investment yield assumptions are graded and range from 2.5% to 7.0%. The liability for future policy benefits and claims on traditional life and health insurance products includes estimated unpaid claims that have been reported to Protective and claims incurred but not yet reported. Policy claims are charged to expense in the period that the claims are incurred.

    Activity in the liability for unpaid claims is summarized as follows:

                                                                 1996       1995       1994
                                                              ----------  ---------  ---------
Balance beginning of year...................................  $   73,642  $  79,462  $  77,191
  Less reinsurance..........................................       3,330      5,024      3,973
                                                              ----------  ---------  ---------
Net balance beginning of year...............................      70,312     74,438     73,218
                                                              ----------  ---------  ---------
Incurred related to:
Current year................................................     288,816    217,366    203,453
Prior year..................................................      (2,417)    (8,337)    (6,683)
                                                              ----------  ---------  ---------
  Total incurred............................................     286,399    209,029    196,770
                                                              ----------  ---------  ---------
Paid related to:
Current year................................................     197,163    164,321    148,548
Prior year..................................................      57,812     48,834     47,002
                                                              ----------  ---------  ---------
  Total paid................................................     254,975    213,155    195,550
                                                              ----------  ---------  ---------
Net balance end of year.....................................     101,736     70,312     74,438
  Plus reinsurance..........................................       6,423      3,330      5,024
                                                              ----------  ---------  ---------
Balance end of year.........................................  $  108,159  $  73,642  $  79,462
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------

    - Universal Life and Investment Products -- Universal life and investment products include universal life insurance, guaranteed investment contracts, deferred annuities, and annuities without life contingencies. Revenues for universal life and investment products consist of policy fees that have been assessed against policy account balances for the costs of insurance, policy administration, and surrenders. That is, universal life and investment product deposits are not considered revenues in accordance with generally accepted accounting principles. Benefit reserves for universal life and investment products represent policy account balances before applicable surrender charges plus certain deferred policy initiation fees that are recognized in income over the term of the policies. Policy benefits and claims that are charged to expense include benefit claims incurred in the period

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     in excess of related policy account balances and interest credited to policy account balances. Interest credit rates for universal life and investment products ranged from 3.0% to 9.4% in 1996.

      At December 31, 1996, Protective estimates the fair value of its guaranteed investment contracts to be $2,462.0 million using discounted cash flows. The surrender value of Protective's annuities which approximates fair value was $1,322.3 million.

    - Policy Acquisition Costs -- Commissions and other costs of acquiring traditional life and health insurance, universal life insurance, and investment products that vary with and are primarily related to the production of new business have been deferred. Traditional life and health insurance acquisition costs are amortized over the premium-payment period of the related policies in proportion to the ratio of annual premium income to total anticipated premium income. Acquisition costs for universal life and investment products are being amortized over the lives of the policies in relation to the present value of estimated gross profits from surrender charges and investment, mortality, and expense margins. Under SFAS No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments," Protective makes certain assumptions regarding the mortality, persistency, expenses, and interest rates it expects to experience in future periods. These assumptions are to be best estimates and are to be periodically updated whenever actual experience and/or expectations for the future change from initial assumptions. Additionally, relating to SFAS No. 115, these costs have been adjusted by an amount equal to the amortization that would have been recorded if unrealized gains or losses on investments associated with Protective's universal life and investment products had been realized.

    The cost to acquire blocks of insurance representing the present value of future profits from such blocks of insurance is also included in deferred policy acquisition costs. For acquisitions occurring after 1988, Protective amortizes the present value of future profits over the premium payment period including accrued interest at 8%. The unamortized present value of future profits for such acquisitions was approximately $138.2 million and $102.5 million at December 31, 1996 and 1995, respectively. During 1996 $57.6 million of present value of future profits on acquisitions made during the year was capitalized, and $10.8 million was amortized. The unamortized present value of future profits for all acquisitions was $155.9 million at December 31, 1996 and $123.9 million at December 31, 1995.

    PARTICIPATING POLICIES

    Participating business comprises approximately 1% of the individual life insurance in force and 2% of the individual life insurance premium income. Policyholder dividends totaled $4.1 million in 1996 and $2.6 million in 1995 and 1994.

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    Protective uses the asset and liability method of accounting for income taxes. Income tax provisions are generally based on income reported for financial statement purposes. Deferred federal income taxes arise from the recognition of temporary differences between the bases of assets and liabilities determined for financial reporting purposes and the bases determined for income tax purposes. Such temporary differences are principally related to the deferral of policy acquisition costs and the provision for future policy benefits and expenses.

    RECLASSIFICATIONS

    Certain reclassifications have been made in the previously reported financial statements and accompanying notes to make the prior year amounts comparable to those of the current year. Such reclassifications had no effect on net income, total assets, or stockholder's equity.

NOTE B -- RECONCILIATION WITH STATUTORY REPORTING PRACTICES


    Financial statements prepared in conformity with generally accepted accounting principles ("GAAP") differ in some respects from the statutory accounting practices prescribed or permitted by insurance regulatory authorities. The most significant differences are: (a) acquisition costs of obtaining new business are deferred and amortized over the approximate life of the policies rather than charged to operations as incurred, (b) benefit liabilities are computed using a net level method and are based on realistic estimates of expected mortality, interest, and withdrawals as adjusted to provide for possible unfavorable deviation from such assumptions, (c) deferred income taxes are provided for temporary differences between financial and taxable earnings, (d) the Asset Valuation Reserve and Interest Maintenance Reserve are restored to stockholder's equity, (e) furniture and equipment, agents' debit balances, and prepaid expenses are reported as assets rather than being charged directly to surplus (referred to as nonadmitted items), (f) certain items of interest income, principally accrual of mortgage and bond discounts are amortized differently, and (g) bonds are stated at market instead of amortized cost.

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE B -- RECONCILIATION WITH STATUTORY REPORTING PRACTICES (CONTINUED)
    The reconciliations of net income and stockholder's equity prepared in conformity with statutory reporting practices to that reported in the accompanying consolidated financial statements are as follows:

                                                                      NET INCOME                  STOCKHOLDER'S EQUITY
                                                            -------------------------------  -------------------------------
                                                              1996       1995       1994       1996       1995       1994
                                                            ---------  ---------  ---------  ---------  ---------  ---------
In conformity with statutory reporting practices:
  Protective Life Insurance Company.......................  $  97,779  $ 105,744  $  54,812  $ 454,320  $ 322,416  $ 304,858
  Wisconsin National Life Insurance Company...............     15,011     10,954     10,132     66,577     62,529     57,268
  American Foundation Life Insurance Company..............      2,558      3,330      3,072     18,031     18,781     20,327
  Capital Investors Life Insurance Company................         81        182        170      1,458      1,315      1,125
  Empire General Life Assurance Corporation...............        905      1,003        690     20,509     20,685     21,270
  Protective Life Insurance Corporation of Alabama........        484        546         69      2,660      2,675      2,133
  Protective Life Insurance Company of Kentucky...........         19                            3,030
  Community National Assurance Company....................                                       5,100
  Consolidation elimination...............................    (14,500)    (6,500)             (115,365)  (103,985)  (100,123)
                                                            ---------  ---------  ---------  ---------  ---------  ---------
                                                              102,337    115,259     68,945    456,320    324,416    306,858
Additions (deductions) by adjustment:
  Deferred policy acquisition costs, net of
    amortization..........................................     (2,830)      (765)    41,718    488,201    410,183    434,200
  Policy liabilities and accruals.........................    (11,633)   (48,330)   (34,632)  (192,628)  (186,512)  (140,298)
  Deferred income tax.....................................      2,142      6,972      4,731    (37,722)   (67,420)    14,667
  Asset Valuation Reserve.................................                                      64,233    105,769     24,925
  Interest Maintenance Reserve............................     (2,142)    (1,235)    (1,716)    17,682     14,412      3,583
  Nonadmitted items.......................................                                      21,610     20,603     21,445
  Timing and valuation differences on mortgage loans on
    real estate and fixed maturity investments............      5,913       (619)      (961)    (1,708)    27,158      6,258
  Net unrealized gains and losses on investments..........                                       4,361     55,765   (106,913)
  Realized investment gains (losses)......................       (468)     6,781     (6,664)
  Noninsurance affiliates.................................     11,104        (22)              154,143         (9)         0
  Consolidation elimination...............................    (16,858)     2,515     (4,415)  (191,049)   (46,222)  (162,835)
  Other adjustments, net..................................     (5,022)    (2,860)     5,717     (7,252)    (4,906)    (4,815)
                                                            ---------  ---------  ---------  ---------  ---------  ---------
In conformity with generally accepted accounting
  principles..............................................  $  82,543  $  77,696  $  72,723  $ 776,191  $ 653,237  $ 397,075
                                                            ---------  ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------  ---------

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE C -- INVESTMENT OPERATIONS

    Major categories of net investment income for the years ended December 31 are summarized as follows:

                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
Fixed maturities.............................................................  $  310,353  $  272,942  $  237,264
Equity securities............................................................       2,124       1,338       2,435
Mortgage loans on real estate................................................     153,463     162,135     141,751
Investment real estate.......................................................       1,875       1,855       1,950
Policy loans.................................................................      10,378       8,958       8,397
Other, principally short-term investments....................................      51,637      40,348      35,062
                                                                               ----------  ----------  ----------
                                                                                  529,830     487,576     426,859
Investment expenses..........................................................      31,049      29,143      17,926
                                                                               ----------  ----------  ----------
                                                                               $  498,781  $  458,433  $  408,933
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    Realized investment gains (losses) for the years ended December 31 are summarized as follows:

Fixed maturities..............................................  $  (7,101) $   6,118  $  (8,646)
Equity securities.............................................      1,733         44      7,735
Mortgage loans and other investments..........................     10,878     (4,211)     7,209
                                                                ---------  ---------  ---------
                                                                $   5,510  $   1,951  $   6,298
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    Protective has established an allowance for uncollectible amounts on investments. The allowance totaled $30.9 million at December 31, 1996 and $32.7 million at December 31, 1995. Additions and reductions to the allowance are included in realized investment gains (losses). Without such additions/ reductions, Protective had net realized investment gains of $3.7 million in 1996, net realized investment losses of $0.5 million in 1995, and net realized investment gains of $6.3 million in 1994.

    In 1996, gross gains on the sale of investments available for sale (fixed maturities, equity securities and short-term investments) were $6.9 million and gross losses were $11.8 million. In 1995, gross gains were $18.0 million and gross losses were $11.8 million. In 1994, gross gains on the sale of fixed maturities were $15.2 million and gross losses were $16.4 million.

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE C -- INVESTMENT OPERATIONS (CONTINUED)
    The amortized cost and estimated market values of Protective's investments classified as available for sale at December 31 are as follows:

                                                                                GROSS        GROSS      ESTIMATED
                                                                AMORTIZED    UNREALIZED   UNREALIZED      MARKET
1996                                                               COST         GAINS       LOSSES        VALUES
-------------------------------------------------------------  ------------  -----------  -----------  ------------
Fixed maturities:
  Bonds:
    Mortgage-backed..........................................  $  2,192,978   $  29,925    $  20,810   $  2,202,093
    United States Government and authorities.................       348,318         661        1,377        347,602
    States, municipalities, and political subdivisions.......         5,515          47            9          5,553
    Public utilities.........................................       364,692       2,205          337        366,560
    Convertibles and bonds with warrants.....................           679           0          158            521
    All other corporate bonds................................     1,679,276      33,879       29,388      1,683,767
  Bank loan participations...................................        49,829           0            0         49,829
  Redeemable preferred stocks................................         7,238          60          226          7,072
                                                               ------------  -----------  -----------  ------------
                                                                  4,648,525      66,777       52,305      4,662,997
Equity securities............................................        31,669       9,570        5,989         35,250
Short-term investments.......................................       101,215           0            0        101,215
                                                               ------------  -----------  -----------  ------------
                                                               $  4,781,409   $  76,347    $  58,294   $  4,799,462
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------

                                                                                GROSS        GROSS      ESTIMATED
                                                                AMORTIZED    UNREALIZED   UNREALIZED      MARKET
1995                                                               COST         GAINS       LOSSES        VALUES
-------------------------------------------------------------  ------------  -----------  -----------  ------------
Fixed maturities:
  Bonds:
    Mortgage-backed..........................................  $  2,006,858   $  46,934    $   4,017   $  2,049,775
    United States Government and authorities.................       105,388       2,290          101        107,577
    States, municipalities, and political subdivisions.......        10,888         702            0         11,590
    Public utilities.........................................       322,110       5,904          770        327,244
    Convertibles and bonds with warrants.....................           638           0          145            493
    All other corporate bonds................................     1,117,376      59,045        7,573      1,168,848
  Bank loan participations...................................       220,811           0            0        220,811
  Redeemable preferred stocks................................         5,857          61          324          5,594
                                                               ------------  -----------  -----------  ------------
                                                                  3,789,926     114,936       12,930      3,891,932
Equity securities............................................        35,448       6,438        3,175         38,711
Short-term investments.......................................        46,891           0            0         46,891
                                                               ------------  -----------  -----------  ------------
                                                               $  3,872,265   $ 121,374    $  16,105   $  3,977,534
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE C -- INVESTMENT OPERATIONS (CONTINUED)
    The amortized cost and estimated market values of fixed maturities at December 31, by expected maturity, are shown below. Expected maturities are derived from rates of prepayment that may differ from actual rates of prepayment.

                                                                                   ESTIMATED
                                                                     AMORTIZED       MARKET
1996                                                                    COST         VALUES
------------------------------------------------------------------  ------------  ------------
Due in one year or less...........................................  $    417,463  $    420,774
Due after one year through five years.............................     1,547,805     1,546,278
Due after five years through ten years............................     2,090,149     2,095,781
Due after ten years...............................................       593,108       600,164
                                                                    ------------  ------------
                                                                    $  4,648,525  $  4,662,997
                                                                    ------------  ------------
                                                                    ------------  ------------

                                                                                   ESTIMATED
                                                                     AMORTIZED       MARKET
1995                                                                    COST         VALUES
------------------------------------------------------------------  ------------  ------------
Due in one year or less...........................................  $    409,514  $    411,839
Due after one year through five years.............................     1,087,735     1,101,226
Due after five years through ten years............................     1,477,807     1,524,555
Due after ten years...............................................       814,870       854,312
                                                                    ------------  ------------
                                                                    $  3,789,926  $  3,891,932
                                                                    ------------  ------------
                                                                    ------------  ------------

    The approximate percentage distribution of Protective's fixed maturity investments by quality rating at December 31 is as follows:

RATING                                                                         1996       1995
---------------------------------------------------------------------------  ---------  ---------
AAA........................................................................       48.3%      56.1%
AA.........................................................................        4.4        4.5
A..........................................................................       22.6       12.6
BBB
  Bonds....................................................................       21.1       19.0
  Bank loan participations.................................................        0.1        0.4
BB or Less
  Bonds....................................................................        2.5        2.0
  Bank loan participations.................................................        0.9        5.3
Redeemable preferred stocks................................................        0.1        0.1
                                                                             ---------  ---------
                                                                                 100.0%     100.0%
                                                                             ---------  ---------
                                                                             ---------  ---------

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE C -- INVESTMENT OPERATIONS (CONTINUED)
    At December 31, 1996 and 1995, Protective had bonds which were rated less than investment grade of $117.5 million and $75.7 million, respectively, having an amortized cost of $137.0 million and $82.2 million, respectively. Additionally, Protective had bank loan participations which were rated less than investment grade of $43.6 million and $206.0 million, respectively, having an amortized cost of $43.6 million and $206.0 million, respectively.

    The change in unrealized gains (losses), net of income tax on fixed maturity and equity securities for the years ended December 31 is summarized as follows:

                                                              1996        1995        1994
                                                           ----------  ----------  -----------
Fixed maturities.........................................  $  (56,898) $  199,024  $  (175,723)
Equity securities........................................  $      207  $    2,740  $    (5,342)

    At December 31, 1996, all of Protective's mortgage loans were commercial loans of which 78% were retail, 8% were office buildings, and 7% were warehouses. Protective specializes in making mortgage loans on either credit-oriented or credit-anchored commercial properties, most of which are strip shopping centers in smaller towns and cities. No single tenant's leased space represents more than 4% of mortgage loans. Approximately 84% of the mortgage loans are on properties located in the following states listed in decreasing order of significance: South Carolina, Florida, Georgia, Tennessee, Texas, North Carolina, Alabama, Virginia, Mississippi, Kentucky, Ohio, Indiana, Arizona, and Washington.

    Many of the mortgage loans have call provisions after five to seven years. Assuming the loans are called at their next call dates, approximately $126.7 million would become due in 1997, $761.8 million in 1998 to 2001, and $250.8 million in 2002 to 2006.

    At December 31, 1996, the average mortgage loan was $1.7 million, and the weighted average interest rate was 9.3%. The largest single mortgage loan was $13.6 million. While Protective's mortgage loans do not have quoted market values, at December 31,1996 and 1995, Protective estimates the market value of its mortgage loans to be $1,581.7 million and $2,001.1 million, respectively, using discounted cash flows from the next call date.

    At December 31, 1996 and 1995, Protective's problem mortgage loans and foreclosed properties totaled $23.7 million and $26.1 million, respectively. Protective's mortgage loans are collateralized by real estate, any assessment of impairment is based upon the estimated fair value of the real estate. Based on Protective's evaluation of its mortgage loan portfolio, Protective does not expect any material losses on its mortgage loans.

    Certain investments, principally real estate, with a carrying value of $18.8 million were nonincome producing for the twelve months ended December 31, 1996.

    Protective believes it is not practicable to determine the fair value of its policy loans since there is no stated maturity, and policy loans are often repaid by reductions to policy benefits. Policy loan interest rates

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE C -- INVESTMENT OPERATIONS (CONTINUED) generally range from 4.5% to 8.0%. The fair values of Protective's other long-term investments approximate cost.

NOTE D -- FEDERAL INCOME TAXES

    Protective's effective income tax rate varied from the maximum federal income tax rate as follows:

                                                                                       1996       1995       1994
                                                                                     ---------  ---------  ---------
Statutory federal income tax rate applied to pretax income.........................       35.0%      35.0%      35.0%
Dividends received deduction and tax-exempt interest...............................       (0.4)      (0.5)      (0.4)
Low-income housing credit..........................................................       (0.6)      (0.7)      (0.7)
Tax benefits arising from prior acquisitions and other adjustments.................        0.1        0.2       (2.8)
                                                                                           ---        ---        ---
Effective income tax rate..........................................................       34.1%      34.0%      31.1%
                                                                                           ---        ---        ---
                                                                                           ---        ---        ---

    The provision for federal income tax differs from amounts currently payable due to certain items reported for financial statement purposes in periods which differ from those in which they are reported for income tax purposes.

    Details of the deferred income tax provision for the years ended December 31 are as follows:

                                                                                   1996        1995        1994
                                                                                ----------  ----------  ----------
Deferred policy acquisition costs.............................................  $  (16,321) $  (11,606) $   34,561
Benefit and other policy liability changes....................................      15,542      52,496     (52,288)
Temporary differences of investment income....................................      (1,163)    (34,175)     15,524
Other items...................................................................        (200)    (13,687)     (2,528)
                                                                                ----------  ----------  ----------
                                                                                $   (2,142) $   (6,972) $   (4,731)
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE D -- FEDERAL INCOME TAXES (CONTINUED)
    The components of Protective's net deferred income tax liability as of December 31 were as follows:

                                                                                               1996        1995
                                                                                            ----------  ----------
Deferred income tax assets
  Policy and policyholder liability reserves..............................................  $   80,151  $   63,830
  Other...................................................................................       2,503       2,303
                                                                                            ----------  ----------
                                                                                                82,654      66,133
                                                                                            ----------  ----------
Deferred income tax liabilities:
  Deferred policy acquisition costs.......................................................     117,696     102,154
  Unrealized gain on investments..........................................................       2,680      31,399
                                                                                            ----------  ----------
                                                                                               120,376     133,553
                                                                                            ----------  ----------
  Net deferred income tax liability.......................................................  $   37,722  $   67,420
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    Under pre-1984 life insurance company income tax laws, a portion of Protective's gain from operations which was not subject to current income taxation was accumulated for income tax purposes in a memorandum account designated as Policyholders' Surplus. The aggregate accumulation in this account at December 31, 1996 was approximately $50.7 million. Should the accumulation in the Policyholders' Surplus account exceed certain stated maximums, or should distributions including cash dividends be made to PLC in excess of approximately $439 million, such excess would be subject to federal income taxes at rates then effective. Deferred income taxes have not been provided on amounts designated as Policyholders' Surplus. Protective does not anticipate involuntarily paying income tax on amounts in the Policyholders' Surplus accounts.

    Protective's income tax returns are included in the consolidated income tax returns of PLC. The allocation of income tax liabilities among affiliates is based upon separate income tax return calculations.

NOTE E -- DEBT

    At December 31, 1996, PLC had borrowed under a term note that contains, among other provisions, requirements for maintaining certain financial ratios, and restrictions on indebtedness incurred by PLC's subsidiaries including Protective. Additionally, PLC, on a consolidated basis, cannot incur debt in excess of 50% of its total capital.

    Protective has arranged sources of credit to temporarily fund scheduled investment commitments. Protective expects that the rate received on its investments will equal or exceed its borrowing rate. Protective had no such temporary borrowings outstanding at December 31, 1996 and 1995.

    Included in indebtedness to related parties are three surplus debentures issued by Protective to PLC. At December 31, 1996, the balance of the three surplus debentures combined was $24.7 million. Future maturities of these debentures are $4.7 million in 1997 and $20.0 million in 2003.

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE E -- DEBT (CONTINUED)
    Interest expense on borrowed money totaled $4.6 million, $6.0 million, and $5.0 million, in 1996, 1995, and 1994, respectively.

NOTE F -- ACQUISITIONS

    In June 1995 Protective acquired through coinsurance a block of term life insurance policies. In January 1996 Protective acquired through coinsurance a block of life insurance policies. In June 1996 Protective acquired through coinsurance a block of credit life insurance policies. In December 1996 Protective acquired a small life insurance company and acquired through coinsurance a block of life insurance policies.

    These transactions have been accounted for as purchases, and the results of the transactions have been included in the accompanying financial statements since the effective dates of the agreements.

NOTE G -- COMMITMENTS AND CONTINGENT LIABILITIES

    Under insurance guaranty fund laws, in most states, insurance companies doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. Protective does not believe such assessments will be materially different from amounts already provided for in the financial statements. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

    A number of civil jury verdicts have been returned against life and health insurers in the jurisdictions in which Protective does business involving the insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states, juries have substantial discretion in awarding punitive damages which creates the potential for unpredictable material adverse judgments in any given punitive damage suit. Protective and its subsidiaries, like other life and health insurers, from time to time are involved in such litigation. Pending litigation includes a class action filed in Jefferson County (Birmingham), Alabama with respect to cancer premium refunds. Although the outcome of any litigation cannot be predicted with certainty, Protective believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse effect on the financial position of Protective.

NOTE H -- STOCKHOLDER'S EQUITY AND RESTRICTIONS

    At December 31, 1996, approximately $413 million of consolidated stockholder's equity excluding net unrealized gains and losses represented net assets of Protective that cannot be transferred in the form of dividends, loans, or advances to PLC. In general, dividends up to specified levels are considered ordinary and may be paid thirty days after written notice to the insurance commissioner of the state of domicile unless such commissioner objects to the dividend prior to the expiration of such period. Dividends in larger

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE H -- STOCKHOLDER'S EQUITY AND RESTRICTIONS (CONTINUED)

amounts are considered extraordinary and are subject to affirmative prior approval by such commissioner. The maximum amount that would qualify as ordinary dividends to PLC by Protective in 1997 is estimated to be $98 million.


NOTE I -- PREFERRED STOCK

    PLC owns all of the 2,000 shares of preferred stock issued by Protective's subsidiary, American Foundation. During 1996, American Foundation's articles of incorporation were amended such that the preferred stock is redeemable solely at the discretion of American Foundation. At December 31, 1995 the preferred stock was reported "Redeemable Preferred Stock", whereas at December 31, 1996 it is reported as a component of stockholder's equity. The stock pays, when and if declared, annual minimum cumulative dividends of $50 per share, and noncumulative participating dividends to the extent American Foundation's statutory earnings for the immediately preceding fiscal year exceed $1 million. Dividends of $0.1 million, $0.1 million, and $0.9 million were paid to PLC in 1996, 1995, and 1994, respectively.

NOTE J -- RELATED PARTY MATTERS

    Receivables from related parties consisted of receivables from affiliates under control of PLC in the amount of $2.0 million at December 31, 1995. Protective routinely receives from or pays to affiliates under the control of PLC reimbursements for expenses incurred on one another's behalf. Receivables and payables among affiliates are generally settled monthly.

    On August 6, 1990, PLC announced that its Board of Directors approved the formation of an Employee Stock Ownership Plan ("ESOP"). On December 1, 1990, Protective transferred to the ESOP 520,000 shares of PLC's common stock held by it in exchange for a note. The outstanding balance of the note, $5.6 million at December 31, 1996, is accounted for as a reduction to stockholder's equity. The stock will be used to match employee contributions to PLC's existing 401(k) Plan. The ESOP shares are dividend paying. Dividends on the shares are used to pay the ESOP's note to Protective.

    Protective leases furnished office space and computers to affiliates. Lease revenues were $3.7 million in 1996, $3.1 million in 1995, and $2.8 million in 1994. Protective purchases data processing, legal, investment and management services from affiliates. The costs of such services were $50.4 million, $38.1 million, and $29.8 million in 1996, 1995, and 1994, respectively. Commissions paid to affiliated marketing organizations of $7.4 million, $10.9 million, and $10.1 million in 1996, 1995, and 1994, respectively, were included in deferred policy acquisition costs.

    Certain corporations with which PLC's directors were affiliated paid Protective premiums and policy fees for various types of group insurance. Such premiums and policy fees amounted to $31.2 million, $21.2 million, and $21.1 million in 1996, 1995, and 1994, respectively. Protective and/or PLC paid commissions, interest, and service fees to these same corporations totaling $5.0 million, $5.3 million, and $4.9 million, in 1996, 1995, and 1994, respectively.

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE J -- RELATED PARTY MATTERS (CONTINUED)
    For a discussion of indebtedness to related parties, see Note E.

NOTE K -- BUSINESS SEGMENTS

    Protective operates predominantly in the life and accident and health insurance industry. The following table sets forth total revenues, income before income tax, and identifiable assets of Protective's business segments. The primary components of revenues are premiums and policy fees, net investment income, and realized investment gains and losses. Premiums and policy fees are attributed directly to each business segment. Net investment income is allocated based on directly related assets required for transacting that segment of business. In the 1996 first quarter, Protective changed the way it allocates certain expenses to its business segments. Accordingly, prior period segment results have been restated to reflect the change.

    Realized investment gains (losses) and expenses are allocated to the segments in a manner which most appropriately reflects the operations of that segment. Unallocated realized investment gains (losses) are deemed not to be associated with any specific segment.

    Assets are allocated based on policy liabilities and deferred policy acquisition costs directly attributable to each segment.

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE K -- BUSINESS SEGMENTS (CONTINUED)
    There are no significant intersegment transactions.

                                                                              1996          1995          1994
                                                                          ------------  ------------  ------------
TOTAL REVENUES
Acquisitions............................................................  $    213,199  $    193,544  $    171,259
Financial Institutions..................................................        87,320        72,758       107,481
Group...................................................................       174,971       159,263       148,835
Guaranteed Investment Contracts.........................................       206,407       199,468       184,212
Individual Life.........................................................       169,306       139,424       122,915
Investment Products.....................................................       110,821       104,984        80,076
Corporate and Other.....................................................         2,810         3,059         9,936
Unallocated Realized Investment Gains (Losses)..........................         6,517           921         5,266
                                                                          ------------  ------------  ------------
                                                                          $    971,351  $    873,421  $    829,980
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Acquisitions............................................................          21.9%         22.2%         20.7%
Financial Institutions..................................................           9.0           8.3          12.9
Group...................................................................          18.0          18.2          17.9
Guaranteed Investment Contracts.........................................          21.3          22.8          22.3
Individual Life.........................................................          17.4          16.0          14.7
Investment Products.....................................................          11.4          12.0           9.7
Corporate and Other.....................................................           0.3           0.4           1.2
Unallocated Realized Investment Gains (Losses)..........................           0.7           0.1           0.6
                                                                          ------------  ------------  ------------
                                                                                 100.0%        100.0%        100.0%
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE K -- BUSINESS SEGMENTS (CONTINUED)

                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
INCOME BEFORE INCOME TAX
Acquisitions.................................................................  $   53,564  $   50,376  $   37,719
Financial Institutions.......................................................       8,966       7,701       7,544
Group........................................................................         821       9,107      10,122
Guaranteed Investment Contracts..............................................      32,130      28,979      31,933
Individual Life..............................................................      15,898      16,206      15,957
Investment Products..........................................................       9,823      10,933        (796)
Corporate and Other..........................................................      (2,410)     (6,490)     (2,167)
Unallocated Realized Investment Gains (Losses)...............................       6,517         921       5,266
                                                                               ----------  ----------  ----------
                                                                               $  125,309  $  117,733  $  105,578
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Acquisitions.................................................................        42.7%       42.8%       35.7%
Financial Institutions.......................................................         7.2         6.5         7.1
Group........................................................................         0.7         7.7         9.6
Guaranteed Investment Contracts..............................................        25.6        24.6        30.2
Individual Life..............................................................        12.7        13.8        15.1
Investment Products..........................................................         7.8         9.3        (0.7)
Corporate and Other..........................................................        (1.9)       (5.5)       (2.0)
Unallocated Realized Investment Gains (Losses)...............................         5.2         0.8         5.0
                                                                               ----------  ----------  ----------
                                                                                    100.0%      100.0%      100.0%
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE K -- BUSINESS SEGMENTS (CONTINUED)

                                                                              1996          1995          1994
                                                                          ------------  ------------  ------------
IDENTIFIABLE ASSETS
Acquisitions............................................................  $  1,579,253  $  1,255,542  $  1,204,883
Financial Institutions..................................................       344,866       265,132       211,652
Group...................................................................       233,640       240,222       215,904
Guaranteed Investment Contracts.........................................     2,608,037     2,536,939     2,211,079
Individual Life.........................................................     1,034,960       887,927       752,168
Investment Products.....................................................     1,871,887     1,578,789     1,284,186
Corporate and Other.....................................................       490,700       414,142       230,832
                                                                          ------------  ------------  ------------
                                                                          $  8,163,343  $  7,178,693  $  6,110,704
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Acquisitions............................................................          19.3%         17.5%         19.7%
Financial Institutions..................................................           4.2           3.7           3.5
Group...................................................................           2.9           3.3           3.5
Guaranteed Investment Contracts.........................................          32.0          35.3          36.2
Individual Life.........................................................          12.7          12.4          12.3
Investment Products.....................................................          22.9          22.0          21.0
Corporate and Other.....................................................           6.0           5.8           3.8
                                                                          ------------  ------------  ------------
                                                                                 100.0%        100.0%        100.0%
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

NOTE L -- EMPLOYEE BENEFIT PLANS

    PLC has a defined benefit pension plan covering substantially all of its employees. The plan is not separable by affiliates participating in the plan. However, approximately 80% of the participants in the plan are employees of Protective. The benefits are based on years of service and the employee's highest thirty-six consecutive months of compensation. PLC's funding policy is to contribute amounts to the plan sufficient to meet the minimum finding requirements of ERISA plus such additional amounts as PLC may determine to be appropriate from time to time. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE L -- EMPLOYEE BENEFIT PLANS (CONTINUED)
    The actuarial present value of benefit obligations and the funded status of the plan taken as a whole at December 31 are as follows:

                                                                                                1996       1995
                                                                                              ---------  ---------
Accumulated benefit obligation, including vested benefits of $14,720 in 1996 and $16,676 in
  1995......................................................................................  $  15,475  $  17,415
                                                                                              ---------  ---------
Projected benefit obligation for service rendered to date...................................  $  25,196  $  24,877
Plan assets at fair value (group annuity contract with Protective)..........................     19,779     18,254
                                                                                              ---------  ---------
Plan assets less than the projected benefit obligation......................................     (5,417)    (6,623)
Unrecognized net loss from past experience different from that assumed......................      3,559      4,882
Unrecognized prior service cost.............................................................        705        805
Unrecognized net transition asset...........................................................        (67)       (84)
                                                                                              ---------  ---------
Net pension liability recognized in balance sheet...........................................  $  (1,220) $  (1,020)
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    Net pension cost includes the following components for the years ended December 31:

                                                                                      1996       1995       1994
                                                                                    ---------  ---------  ---------
Service cost -- benefits earned during the year...................................  $   1,908  $   1,540  $   1,433
Interest cost on projected benefit obligation.....................................      1,793      1,636      1,520
Actual return on plan assets......................................................     (1,674)    (1,358)    (1,333)
Net amortization and deferral.....................................................        374        114        210
                                                                                    ---------  ---------  ---------
Net pension cost..................................................................  $   2,401  $   1,932  $   1,830
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    Protective's share of the net pension cost was $1.5 million, $1.2 million, and $1.2 million, in 1996, 1995, and 1994, respectively.

    Assumptions used to determine the benefit obligations as of December 31 were as follows:

                                                                                          1996       1995       1994
                                                                                        ---------  ---------  ---------
Weighted average discount rate........................................................       7.75%      7.25%      8.00%
Rates of increase in compensation level...............................................       5.75%      5.25%      6.00%
Expected long-term rate of return on assets...........................................       8.50%      8.50%      8.50%

    Assets of the pension plan are included in the general assets of Protective. Upon retirement, the amount of pension plan assets vested in the retiree is used to purchase a single premium annuity from Protective in the retiree's name. Therefore, amounts presented above as plan assets exclude assets relating to retirees.

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE L -- EMPLOYEE BENEFIT PLANS (CONTINUED)
    PLC also sponsors an unfunded Excess Benefits Plan, which is a nonqualified plan that provides defined pension benefits in excess of limits imposed by federal income tax law. At December 31, 1996 and 1995, the projected benefit obligation of this plan totaled $7.2 million and $5.7 million, respectively.

    In addition to pension benefits, PLC provides limited healthcare benefits to eligible retired employees until age 65. The postretirement benefit is provided by an unfunded plan. At December 31, 1996 and 1995, the liability for such benefits totaled $1.4 million and $1.5 million, respectively. The expense recorded by PLC was $0.1 million in 1996 and $0.2 million in 1995 and 1994. PLC's obligation is not materially affected by a 1% change in the healthcare cost trend assumptions used in the calculation of the obligation.

    Life insurance benefits for retirees are provided through the purchase of life insurance policies upon retirement equal to the employees' annual compensation. This plan is partially funded at a maximum of $50,000 face amount of insurance.

    PLC sponsors a defined contribution plan which covers substantially all employees. Employee contributions are made on a before-tax basis as provided by
Section 401(k) of the Internal Revenue Code. In 1990, PLC established an Employee Stock Ownership Plan to match employee contributions to PLC's 401(k) Plan. In 1994, a stock bonus was added to the 401(k) Plan for employees who are not otherwise under a bonus plan. Expense related to the ESOP consists of the cost of the shares allocated to participating employees plus the interest expense on the ESOP's note payable to Protective less dividends on shares held by the ESOP. At December 31, 1996, PLC had committed 52,388 shares to be released to fund employee benefits. The expense recorded by PLC for these employee benefits was $1.0 million, $0.7 million and $0.6 million in 1996, 1995, and 1994, respectively.

NOTE M -- STOCK BASED COMPENSATION

    Certain Protective employees participate in PLC's Performance Share Plan and receive stock appreciation rights (SARs) from PLC.

    Since 1973 PLC has had a Performance Share Plan to motivate senior management to focus on PLC's long-range earnings performance. The criterion for payment of performance share awards is based upon a comparison of PLC's average return on average equity over a four year award period (earlier upon the death, disability or retirement of the executive, or in certain circumstances, of a change in control of PLC) to that of a comparison group of publicly held life insurance companies, multiline insurers, and insurance holding companies. If PLC's results are below the median of the comparison group, no portion of the award is earned. If PLC's results are at or above the 90th percentile, the award maximum is earned. Under the plan approved by stockholders in 1992, up to 1,200,000 shares may be issued in payment of awards. The number of shares granted in 1996, 1995, and 1994 were 52,290, 72,610, and 62,140 shares, respectively, having an approximate market value on the grant date of $1.8 million, $1.6 million, and $1.4 million, respectively. At December 31, 1996, outstanding awards measured at target and maximum payouts were 279,648 and 375,470 shares, respectively. The expense recorded by PLC for the Performance Share Plan was $3.0 million, $2.9 million, and $3.6 million in 1996, 1995, and 1994, respectively.

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE M -- STOCK BASED COMPENSATION (CONTINUED)
    During 1996, stock appreciation rights (SARs) were granted to certain executives of PLC to provide long-term incentive compensation based on the performance of PLC's Common Stock. Under this arrangement PLC will pay (in shares of PLC Common Stock) an amount equal to the difference between the specified base price of PLC's Common Stock and the market value at the exercise date. The SARs are exercisable after five years (earlier upon the death, disability or retirement of the executive, or in certain circumstances, of a change in control of PLC) and expire in 2006 or upon termination of employment. The number of SARs granted during 1996 and outstanding at December 31, 1996 was 337,500. The SARs have a base price of $34.875 per share of PLC Common Stock (the market price on the grant date was $35.00 per share). The estimated fair value of the SARs on the grant date was $3.0 million. This estimate was derived using the Roll-Geske variation of the Black-Sholes option pricing model. Assumptions used in the pricing model are as follows: expected volatility rate of 15% (approximately equal to that of the S & P Life Insurance Index), a risk free interest rate of 6.35%, a dividend yield rate of 1.97%, and an expected exercise date of August 15, 2002. The expense recorded by PLC for the SARs was $0.2 million in 1996.

NOTE N -- REINSURANCE

    Protective assumes risks from and reinsures certain parts of its risks with other insurers under yearly renewable term, coinsurance, and modified coinsurance agreements. Yearly renewable term and coinsurance agreements are accounted for by passing a portion of the risk to the reinsurer. Generally, the reinsurer receives a proportionate part of the premiums less commissions and is liable for a corresponding part of all benefit payments. Modified coinsurance is accounted for similarly to coinsurance except that the liability for future policy benefits is held by the original company, and settlements are made on a net basis between the companies. While the amount retained on an individual life will vary based upon age and mortality prospects of the risk Protective, generally, will not carry more than $500,000 individual life insurance on a single risk.

    Protective has reinsured approximately $18.8 billion, $17.5 billion, and $8.6 billion, in face amount of life insurance risks with other insurers representing $113.5 million, $116.1 million, and $46.0 million of premium income for 1996, 1995, and 1994, respectively. Protective has also reinsured accident and health risks representing $194.7 million, $217.1 million, and $126.5 million, of premium income for 1996, 1995, and 1994, respectively. In 1996 and 1995, policy and claim reserves relating to insurance ceded of $325.9 million and $266.9 million respectively are included in reinsurance receivables. Should any of the reinsurers be unable to meet its obligation at the time of the claim, obligation to pay such claim would remain with Protective. At December 31, 1996 and 1995, Protective had paid $6.7 million and $4.1 million, respectively, of ceded benefits which are recoverable from reinsurers.


    During 1995 Protective entered into a reinsurance agreement whereby most of Protective's new credit insurance sales are being ceded to a reinsurer. Included in the preceding paragraph are credit life and credit accident and health insurance premiums of $47.7 million and $55.3 million respectively, and reserves totaling $135.8 million which were ceded during 1996. Also included are credit life and credit accident and

                       PROTECTIVE LIFE INSURANCE COMPANY

                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)

NOTE N -- REINSURANCE (CONTINUED)
health insurance premiums of $68.2 million and $57.6 million, respectively, and reserves totaling $100.8 million which were ceded during 1995.

NOTE O -- ESTIMATED MARKET VALUES OF FINANCIAL INSTRUMENTS

    The carrying amount and estimated market values of Protective's financial instruments at December 31 are as follows:

                                                        1996                  1995
                                                --------------------  --------------------
                                                           ESTIMATED             ESTIMATED
                                                CARRYING    MARKET    CARRYING    MARKET
                                                 AMOUNT     VALUES     AMOUNT     VALUES
                                                ---------  ---------  ---------  ---------
Assets (see Notes A and C):
Investments:
  Fixed maturities............................  $4,662,997 $4,662,997 $3,891,932 $3,891,932
  Equity securities...........................     35,250     35,250     38,711     38,711
  Mortgage loans on real estate...............  1,503,781  1,581,694  1,835,057  2,001,100
  Short-term investments......................    101,215    101,215     46,891     46,891
Cash..........................................    114,384    114,384      6,198      6,198
Other (see Note A):
  Futures contracts...........................                (1,708)                 (633)
  Interest rate swaps.........................                  (679)                1,299

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION

               PROTECTIVE LIFE INSURANCE COMPANY AND SUBSIDIARIES

                                 (IN THOUSANDS)

------------------------------------------------------------------------------------------------------------------------------
         COL. A               COL. B         COL. C   COL. D         COL. E      COL. F      COL. G                    COL. H
------------------------------------------------------------------------------------------------------------------------------
                                                                  GIC AND
                                           FUTURE                 ANNUITY
                            DEFERRED       POLICY                 DEPOSITS      PREMIUMS                REALIZED     BENEFITS
                             POLICY       BENEFITS               AND OTHER        AND        NET       INVESTMENT      AND
                           ACQUISITION      AND      UNEARNED  POLICYHOLDERS'    POLICY   INVESTMENT     GAINS      SETTLEMENT
         SEGMENT              COSTS        COSTS     PREMIUMS      FUNDS          FEES    INCOME (1)    (LOSSES)     EXPENSES
-------------------------  -----------   ----------  --------  --------------   --------  ----------   ----------   ----------
Year Ended December 31,
  1996:
  Acquisitions...........   $156,172     $1,117,159  $ 1,087     $  251,450     $106,543   $106,015     $     0      $118,181
  Financial
    Institutions.........     32,040        119,242  253,154          1,880      73,422      13,898           0        42,781
  Group..................     27,944        119,010    2,572         83,632     156,530      16,249           0       125,797
  Guaranteed Investment
    Contracts............      1,164        149,755        0      2,474,728           0     214,369      (7,963)      169,927
  Individual Life........    220,232        793,370      685         15,577     116,710      48,442       3,098        96,404
  Investment Products....     50,637        149,743        0      1,120,557       8,189      98,719       3,858        73,093
  Corporate and Other....         12            170       55            192         656       1,089           0           710
  Unallocated Realized
    Investment Gains
    (Losses).............          0              0        0              0           0           0       6,517             0
                           -----------   ----------  --------  --------------   --------  ----------   ----------   ----------
    TOTAL................   $488,201     $2,448,449  $257,553    $3,948,016     $462,050   $498,781     $ 5,510      $626,893
                           -----------   ----------  --------  --------------   --------  ----------   ----------   ----------
                           -----------   ----------  --------  --------------   --------  ----------   ----------   ----------
Year Ended December 31,
  1995:
  Acquisitions...........   $123,889     $  851,994  $   590     $  250,550     $98,501    $ 95,018     $     0      $100,016
  Financial
    Institutions.........     36,283         84,162  189,973          1,495      65,669       9,276           0        24,020
  Group..................     24,974        123,279    2,806         85,925     142,483      14,329           0       109,447
  Guaranteed Investment
    Contracts............        993         68,704        0      2,451,693           0     203,376      (3,908)      165,963
  Individual Life........    186,496        672,569      336         14,709      99,018      40,237           0        80,067
  Investment Products....     37,534        127,104        0      1,061,507       4,566      95,661       4,938        72,111
  Corporate and Other....         14            342       62            263       1,445         536           0         1,476
  Unallocated Realized
    Investment Gains
    (Losses).............          0              0        0              0           0           0         921             0
                           -----------   ----------  --------  --------------   --------  ----------   ----------   ----------
    TOTAL................   $410,183     $1,928,154  $193,767    $3,866,142     $411,682   $458,433     $ 1,951      $553,100
                           -----------   ----------  --------  --------------   --------  ----------   ----------   ----------
                           -----------   ----------  --------  --------------   --------  ----------   ----------   ----------
Year Ended December 31,
  1994:
  Acquisitions...........   $110,203     $  856,889  $   381     $  266,828     $86,376    $ 84,350     $   532      $ 97,649
  Financial
    Institutions.........     68,060         43,198   99,798          2,758      98,027       9,451                    46,360
  Group..................     22,685        116,324    2,905         84,689     131,096      14,903                    98,930
  Guaranteed Investment
    Contracts............        996              0        0      2,281,674           0     181,212       3,000       147,383
  Individual Life........    162,186        571,070      320         13,713      84,925      37,986                    67,451
  Investment Products....     70,053        102,705        0      1,027,527       1,635      81,062      (2,500)       58,424
  Corporate and Other....         17          4,109       75            263         713         (31)                      913
  Unallocated Realized
    Investment Gains
    (Losses).............          0              0        0              0           0           0       5,266             0
                           -----------   ----------  --------  --------------   --------  ----------   ----------   ----------
    TOTAL................   $434,200     $1,694,295  $103,479    $3,677,452     $402,772   $408,933     $ 6,298      $517,110
                           -----------   ----------  --------  --------------   --------  ----------   ----------   ----------
                           -----------   ----------  --------  --------------   --------  ----------   ----------   ----------

-------------------------
         COL. A               COL. I          COL. J
-------------------------

                           AMORTIZATION
                           OF DEFERRED
                              POLICY         OTHER
                           ACQUISITION     OPERATING
         SEGMENT              COSTS       EXPENSES (1)
-------------------------  ------------   ------------
Year Ended December 31,
  1996:
  Acquisitions...........    $17,162        $ 24,292
  Financial
    Institutions.........     24,900          10,673
  Group..................      5,326          43,027
  Guaranteed Investment
    Contracts............        509           3,840
  Individual Life........     28,393          28,611
  Investment Products....     14,710          13,197
  Corporate and Other....          1           4,508
  Unallocated Realized
    Investment Gains
    (Losses).............          0               0
                           ------------   ------------
    TOTAL................    $91,001        $128,148
                           ------------   ------------
                           ------------   ------------
Year Ended December 31,
  1995:
  Acquisitions...........    $20,601        $ 22,551
  Financial
    Institutions.........     26,809          14,229
  Group..................      3,052          37,657
  Guaranteed Investment
    Contracts............        386           4,140
  Individual Life........     20,403          22,748
  Investment Products....     11,446          10,494
  Corporate and Other....          3           8,069
  Unallocated Realized
    Investment Gains
    (Losses).............          0               0
                           ------------   ------------
    TOTAL................    $82,700        $119,888
                           ------------   ------------
                           ------------   ------------
Year Ended December 31,
  1994:
  Acquisitions...........    $14,460        $ 21,431
  Financial
    Institutions.........     36,592          16,984
  Group..................      2,724          37,059
  Guaranteed Investment
    Contracts............        892           4,004
  Individual Life........     18,771          20,736
  Investment Products....     14,647           7,801
  Corporate and Other....          3          11,188
  Unallocated Realized
    Investment Gains
    (Losses).............          0               0
                           ------------   ------------
    TOTAL................    $88,089        $119,203
                           ------------   ------------
                           ------------   ------------

------------------------

(1) Allocations of Net Investment Income and Other Operating Expenses are based on a number of assumptions and estimates and results would change if different methods were applied.

                           SCHEDULE IV -- REINSURANCE

               PROTECTIVE LIFE INSURANCE COMPANY AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

-----------------------------------------------------------------------------------------------------
                COL. A                    COL. B      COL. C      COL. D      COL. E       COL. F
-----------------------------------------------------------------------------------------------------
                                                                                         PERCENTAGE
                                                     CEDED TO    ASSUMED                  OF AMOUNT
                                          GROSS       OTHER     FROM OTHER     NET         ASSUMED
                                          AMOUNT    COMPANIES   COMPANIES     AMOUNT       TO NET
                                        ----------  ----------  ----------  ----------  -------------
Year Ended December 31, 1996:
  Life insurance in force.............  $53,052,020 $18,840,221 $16,275,386 $50,487,185        32.2%
                                        ----------  ----------  ----------  ----------          ---
                                        ----------  ----------  ----------  ----------          ---
Premiums and policy fees:
  Life insurance......................  $  272,331  $  113,487  $  129,717  $  288,561         45.0%
  Accident and health insurance.......     338,709     194,687      29,467     173,489         17.0%
                                        ----------  ----------  ----------  ----------
  TOTAL...............................  $  611,040  $  308,174  $  159,184  $  462,050
                                        ----------  ----------  ----------  ----------
                                        ----------  ----------  ----------  ----------
Year Ended December 31, 1995:
  Life insurance in force.............  $50,346,719 $17,524,366 $11,537,144 $44,359,497        26.0%
                                        ----------  ----------  ----------  ----------          ---
                                        ----------  ----------  ----------  ----------          ---
Premiums and policy fees:
  Life insurance......................  $  308,422  $  116,091  $   66,565  $  258,896         25.7%
  Accident/health insurance...........     356,285     217,082      13,583     152,786          8.9%
                                        ----------  ----------  ----------  ----------
  TOTAL...............................  $  664,707  $  333,173  $   80,148  $  411,682
                                        ----------  ----------  ----------  ----------
                                        ----------  ----------  ----------  ----------
Year Ended December 31, 1994:
  Life insurance in force.............  $40,909,454 $8,639,272  $8,968,166  $41,238,348        21.7%
                                        ----------  ----------  ----------  ----------          ---
                                        ----------  ----------  ----------  ----------          ---
Premiums and policy fees:
  Life insurance......................  $  256,840  $   46,029  $   31,032  $  241,843         12.8%
  Accident/health insurance...........     283,884     126,546       3,591     160,929          2.2%
                                        ----------  ----------  ----------  ----------
  TOTAL...............................  $  540,724  $  172,575  $   34,623  $  402,772
                                        ----------  ----------  ----------  ----------
                                        ----------  ----------  ----------  ----------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

    The expenses of the issuance and distribution of the Contracts, other than any underwriting discounts and commissions, are as follows:

Securities and Exchange Commission Registration Fees..................  $68,965.52
Printing and engraving................................................         0
Accounting fees and expenses..........................................         0
Legal fees and expenses...............................................         0
Miscellaneous.........................................................         0
                                                                        --------
      TOTAL EXPENSES..................................................  $68,965.52
                                                                        --------
                                                                        --------

------------------------

*Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 6.5 of Article VI of the Certificate of Incorporation of PLC provides, in substance, that any of PLC's directors and officers and certain directors and officers of Protective, who is a party or is threatened to be made a party to any action, suit or proceeding, other than an action by or in the right of PLC, by reason of the fact that he is or was an officer or director, shall be indemnified by PLC against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of PLC and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or suit is or was by or in the right of PLC to procure a judgment in its favor, such person shall be indemnified by PLC against expenses (including attorneys'
fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to PLC unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that any officer or director has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any issue or matter therein, he shall be indemnified by PLC against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith without the necessity of any action being taken by PLC other than the determination, in good faith, that such defense has been successful. In all other cases, unless ordered by a court, indemnification shall be made by PLC only as authorized in the specific case upon a determination that indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (c) by the holders of a majority of the shares of capital stock of PLC entitled to vote thereon. By means of a by-law, Protective offers its directors and certain executive officers similar indemnification.

    In addition, the executive officers and directors are insured by PLC's Directors' and Officers' Liability Insurance Policy including Company Reimbursement and are indemnified by a written contract with PLC which supplements such coverage.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Not applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


  EXHIBIT
   NUMBER                                               DESCRIPTION                                      METHOD OF FILING
------------          --------------------------------------------------------------------------------   ----------------
    *  1(a)     --    Underwriting Agreement
*****  1(b)     --    Form of Distribution Agreement
 ****  2        --    Stock Purchase Agreement
    *  3(a)     --    Articles of Incorporation
    *  3(b)     --    By-laws
   **  4(a)     --    Group Modified Guaranteed Annuity Contract
  ***  4(b)     --    Individual Certificate
   **  4(h)     --    Tax-Sheltered Annuity Endorsement
   **  4(i)     --    Qualified Retirement Plan Endorsement
   **  4(j)     --    Individual Retirement Annuity Endorsement
   **  4(l)     --    Section 457 Deferred Compensation Plan Endorsement
    *  4(m)     --    Qualified Plan Endorsement
   **  4(n)     --    Application for Individual Certificate
   **  4(o)     --    Adoption Agreement for Participation in Group Modified Guaranteed Annuity
  ***  4(p)     --    Individual Modified Guaranteed Annuity Contract
   **  4(q)     --    Application for Individual Modified Guaranteed Annuity Contract
   **  4(r)     --    Tax-Sheltered Annuity Endorsement
   **  4(s)     --    Individual Retirement Annuity Endorsement
   **  4(t)     --    Section 457 Deferred Compensation Plan Endorsement
   **  4(v)     --    Qualified Retirement Plan Endorsement
 ****  4(w)     --    Endorsement -- Group Policy
 ****  4(x)     --    Endorsement -- Certificate
 ****  4(y)     --    Endorsement -- Individual Contract
 ****  4(z)     --    Endorsement (Annuity Deposits) -- Group Policy
 ****  4(aa)    --    Endorsement (Annuity Deposits) -- Certificate
 ****  4(bb)    --    Endorsement (Annuity Deposits) -- Individual Contract
   **  4(cc)    --    Endorsement -- Individual
   **  4(dd)    --    Endorsement -- Group Contract/Certificate
*****  4(ee)    --    Endorsement (96) -- Individual
*****  4(ff)    --    Endorsement (96) -- Group Contract
*****  4(gg)    --    Endorsement (96) -- Group Certificate
*****  4(hh)    --    Individual Modified Guaranteed Annuity Contract (96)
       4(ii)    --    Settlement Endorsement
    *  5        --    Opinion re legality
    * 10(a)     --    Bond Purchase Agreement
    * 10(b)     --    Escrow Agreement
      24(a)     --    Consent of Coopers & Lybrand L.L.P.
      24(b)     --    Consent of Sutherland, Asbill & Brennan, L.L.P.
      25        --    Power of Attorney


------------------------


    *Previously  filed  in  Form S-1  Registration  Statement,  Registration No.
     33-31940.



   **Previously filed in  Amendment No.  1 to Form  S-1 Registration  Statement,
     Registration No. 33-31940.



  ***Previously  filed in  Amendment No. 2  to Form  S-1 Registration Statement,
     Registration No. 33-31940.



 ****Previously filed in  Amendment No.  2 to Form  S-1 Registration  Statement,
     Registration No. 33-57052.



*****Previously  filed  in  Form S-1  Registration  Statement,  Registration No.
     333-02249.

 FINANCIAL
 STATEMENTS
 SCHEDULES                            FILED WITH THIS AMENDMENT
------------         -----------------------------------------------------------
Schedule III   --    Supplementary Insurance Information
Schedule IV    --    Reinsurance

    Schedules other than those referred to above are not required or are inapplicable and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

    (A)  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by  means of a post-effective amendment
    any  of  the  securities  being  registered  which  remain  unsold  at   the
    termination of the offering.

    (B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to its Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on April 23, 1997.



                                PROTECTIVE LIFE INSURANCE COMPANY

                                By:               /s/ JOHN D. JOHNS
                                      -----------------------------------------
                                                    John D. Johns
                                                      President


Pursuant to the requirements of the Securities Act of 1933, the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:


                    SIGNATURE                                           TITLE                             DATE
--------------------------------------------------  ----------------------------------------------  ----------------

(i)        Principal Executive Officer

                              *                     Chairman of the Board                             April 23, 1997
               -------------------------------
                     Drayton Nabers, Jr.

(ii)       Principal Financial Officer

                      /s/ JOHN D. JOHNS             President and                                     April 23, 1997
               -------------------------------        Chief Financial Officer
                        John D. Johns

(iii)      Principal Accounting Officer

                     /s/ JERRY W. DEFOOR            Vice President and Controller,                    April 23, 1997
               -------------------------------        and Chief Accounting Officer
                       Jerry W. DeFoor

(iv)       Board of Directors:

                              *                     Director                                          April 23, 1997
               -------------------------------
                     Drayton Nabers, Jr.

                      /s/ JOHN D. JOHNS             Director                                          April 23, 1997
               -------------------------------
                        John D. Johns

                              *                     Director                                          April 23, 1997
               -------------------------------
                      Ormond L. Bentley

                              *                     Director                                          April 23, 1997
               -------------------------------
                      R. Stephen Briggs

                              *                     Director                                          April 23, 1997
               -------------------------------
                      Jim E. Massengale

                              *                     Director                                          April 23, 1997
               -------------------------------
                      Wayne E. Stuenkel

                              *                     Director                                          April 23, 1997
               -------------------------------
                     A. S. Williams III

                    SIGNATURE                                           TITLE                             DATE
--------------------------------------------------  ----------------------------------------------  ----------------
                              *                     Director                                          April 23, 1997
               -------------------------------
                       Deborah J. Long

                              *                     Director                                          April 23, 1997
               -------------------------------
                        Carolyn King

                              *                     Director                                          April 23, 1997
               -------------------------------
                      Richard J. Bielen

                              *                     Director                                          April 23, 1997
               -------------------------------
                      Danny L. Bentley

*By:                /s/ STEVE M. CALLAWAY                                                             April 23, 1997
               -------------------------------
                      Steve M. Callaway
                      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


                                                                      PAGE IN SEQUENTIAL
                                                                       NUMBERING SYSTEM
NUMBER                            DESCRIPTION                        WHERE EXHIBIT LOCATED
------      -------------------------------------------------------  ---------------------
 1(a)    -- Underwriting Agreement                                              *
 1(b)    -- Form of Distribution Agreement                                  *****
 2       -- Stock Purchase Agreement                                         ****
 3(a)    -- Articles of Incorporation                                           *
 3(b)    -- By-laws                                                             *
 4(a)    -- Group Modified Guaranteed Annuity Contract                         **
 4(b)    -- Individual Certificate                                            ***
 4(h)    -- Tax-Sheltered Annuity Endorsement                                  **
 4(i)    -- Qualified Retirement Plan Endorsement                              **
 4(j)    -- Individual Retirement Annuity Endorsement                          **
 4(l)    -- Section 457 Deferred Compensation Plan Endorsement                 **
 4(m)    -- Qualified Plan Endorsement                                          *
 4(n)    -- Application for Individual Certificate                             **
 4(o)    -- Adoption  Agreement for Participation in Group Modified            **
            Guaranteed Annuity
 4(p)    -- Individual Modified Guaranteed Annuity Contract                   ***
 4(q)    -- Application for Individual Modified Guaranteed  Annuity            **
            Contract
 4(r)    -- Tax-Sheltered Annuity Endorsement                                  **
 4(s)    -- Individual Retirement Annuity Endorsement                          **
 4(t)    -- Section 457 Deferred Compensation Plan Endorsement                 **
 4(v)    -- Qualified Retirement Plan Endorsement                              **
 4(w)    -- Endorsement -- Group Policy                                      ****
 4(x)    -- Endorsement -- Certificate                                       ****
 4(y)    -- Endorsement -- Individual Contract                               ****
 4(z)    -- Endorsement (Annuity Deposits) -- Group Policy                   ****
 4(aa)   -- Endorsement (Annuity Deposits) -- Certificate                    ****
 4(bb)   -- Endorsement (Annuity Deposits) -- Individual Contract            ****
 4(cc)   -- Endorsement -- Individual                                          **
 4(dd)   -- Endorsement -- Group Contract/Certificate                          **
 4(ee)   -- Endorsement (96) -- Individual                                  *****
 4(ff)   -- Endorsement (96) -- Group Contract                              *****
 4(gg)   -- Endorsement (96) -- Group Certificate                           *****
 4(hh)   -- Individual Modified Guaranteed Annuity Contract (96)            *****
 4(ii)   -- Settlement Endorsement
 5       -- Opinion re legality                                                 *
10(a)    -- Bond Purchase Agreement                                             *
10(b)    -- Escrow Agreement                                                    *
24(a)    -- Consent of Coopers & Lybrand L.L.P.
24(b)    -- Consent of Sutherland, Asbill & Brennan, L.L.P.
25       -- Power of Attorney


------------------------


    *Previously filed in Form S-1 Registration Statement, Registration
     No. 33-31940.



   **Previously filed in Amendment No. 1 to Form S-1 Registration Statement, Registration
     No. 33-31940.



  ***Previously filed in Amendment No. 2 to Form S-1 Registration Statement, Registration
     No. 33-31940.



 ****Previously filed in Amendment No. 2 to Form S-1 Registration Statement, Registration
     No. 33-57052.



*****Previously filed in Form S-1 Registration Statement, Registration No.
     333-02249.